Execution Version

CREDIT AGREEMENT

Dated as of April 15, 2015 among

SEA-VISTA I LLC,

THE LENDERS AND ISSUING BANKS PARTIES HERETO,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and Security Trustee

REGIONS BANK,
as Syndication Agent,

BRANCH BANKING AND TRUST COMPANY, FIFTH THIRD BANK
as Documentation Agents,

J.P. MORGAN SECURITIES LLC,
as Sole Lead Arranger and Sole Lead Bookrunner

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of April 15, 2015, is among SEA-VISTA I LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”), the lenders from time to time parties hereto (each a “Lender” and collectively, the “Lenders” but those terms shall not include the Swingline Lender in its capacity as the Swingline Lender), JPMORGAN CHASE BANK, N.A., as swingline lender (in such capacity, together with its successors and permitted assigns in such capacity, the “Swingline Lender”), JPMORGAN CHASE BANK, N.A., as Administrative Agent and Security Trustee for the Lenders, and JPMORGAN CHASE BANK, N.A., as issuing bank of the Letters of Credit hereunder (such Persons in such capacity, together with any other Lender that agrees to issue a Letter of Credit hereunder and their respective successors and assigns in such capacity, the “Issuing Bank”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders establish (a) a revolving credit facility in the aggregate principal amount of $100,000,000 (as such amount may decrease in accordance with the terms hereof), pursuant to which, among other things, revolving loans may be made to the Borrower and letters of credit may be issued for the account of the Borrower and its Subsidiaries, (b) a term loan credit facility in the aggregate principal amount of $80,000,000 pursuant to which, among other things, term loans may be made to the Borrower as set forth herein and (c) a delayed draw term loan credit facility in the aggregate principal amount of $120,000,000 (as such amount may decrease in accordance with the terms hereof) pursuant to which, among other things, term loans may be made to the Borrower as set forth herein; and

WHEREAS, the Lenders are willing to make such credit facilities available to the Borrower on the terms and subject to the conditions and requirements hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS;INTERPRETATION
Section 1.1 Definitions. Unless otherwise defined herein, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:
“Additional Vessel Date” has the meaning set forth in Section 6.12(b).
“Adequate CRF Security” means the pledge and assignment of a CRF Account to the Security Trustee for the benefit of the Lenders with the consent of the Maritime Administration, Department of Transportation pursuant to Chapter II, Subchapter C, Part 287 of Title 46 of the Code of Federal Regulations.
“Adjusted EBITDA” means, for any fiscal period, the Consolidated Net Income of the Borrower plus, without duplication, to the extent deducted in determining Consolidated Net Income, (a) Interest Expense (after giving effect to all amounts associated with Interest Rate Protection Agreements), (b) Income Taxes and franchise tax expense, (c) depreciation expense, (d) amortization expense, (e) other non-cash charges, (f) extraordinary non-cash losses, (g) Maintenance CAPEX, (h) fees, costs and expenses that are directly incurred or required to be reimbursed in connection with the Transactions (including all fees and expenses related to the satisfaction of the MarAd Bonds, including but not limited to makewhole obligations) (i) any permitted administrative fees paid and/or accrued to SEACOR and Avista not to exceed $1,500,000 in any calendar year, (j) losses on any Vessel sales minus, to the extent included in determining Consolidated Net Income, extraordinary gains, amortization of deferred gains on Sale-Leaseback Transactions, gains on Vessel sales and other non-cash items which would increase Consolidated Net Income, all calculated on a consolidated basis in accordance with GAAP; provided, however, that, for the purposes of Section 7.7, if the sale proceeds of assets or any recovery from casualty events are deposited in a CRF Account, Adjusted EBITDA for a given testing period shall be adjusted to exclude (without duplication) the Consolidated Net Income generated by such assets, as if such sale took place on the first day of such testing period.
“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans for any Interest Period, a rate per annum determined in accordance with the following formula:
Adjusted LIBOR    =        LIBOR Rate for such Interest Period
1.00 - Statutory Reserve Rate
“Administrative Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as administrative agent for the Lenders, and any successor Administrative Agent appointed hereunder pursuant to Section 10.7.
“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent as is designated in writing from time to time by the Administrative Agent to the Borrower and the Lenders.
“Administrative Fees” has the meaning given to this term in the definition of Excess Cash Flow
“Administrative Questionnaire” means, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling” and “controlled”), when used with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through the ownership of voting Capital Stock, by contract or otherwise).
“Agent Parties” has the meaning set forth in Section 11.7(b).
“Aggregate Collateral Vessel Value” means the aggregate appraised value without charter of (a) all Collateral Vessels and any Vessel under construction, including, without duplication prior to the date of the delivery and acceptance under the relevant shipbuilding contract of any NASSCO NEWBUILD or the ATB, the appraised “as delivered” Fair Market Value without charter of such NASSCO NEWBUILD or ATB, in each case, as set forth in the most recent annual desktop appraisal report delivered pursuant to Section 6.6(d) and (b) the value of the deposits in any CRF Account, if any, which are subject to Adequate CRF Security; provided that, in connection with any Event of Loss, Asset Sale involving a Collateral Vessel, addition of a Collateral Vessel in accordance with Section 6.12 or release of a Collateral Vessel in accordance with Section 11.21, such aggregate appraised value shall be adjusted as of the relevant date of determination to add or subtract, as applicable, the Fair Market Value as of such date of the relevant Vessel, as determined in good faith by the Borrower and reasonably acceptable to the Security Trustee.
“Agreement” means this Credit Agreement (including the Exhibits and Schedules), as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Commitment Fee Rate” means, at any time, the percentage rate per annum at which commitment fees are accruing on the unused portion of the aggregate Revolving Commitments (which excludes, for the avoidance of doubt, the face amount of any issued and outstanding Letters of Credit), Term Loan A-1 Commitments or Term Loan A-2 Commitments at such time as set forth in the Pricing Schedule.

“Applicable Letter of Credit Fee Rate” means, at any time, with respect to Letters of Credit, the percentage rate per annum which is applicable at such time as set forth in the Pricing Schedule.
“Applicable Margin” means, with respect to Loans of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Loans of such Type as set forth in the Pricing Schedule.
“Application” has the meaning set forth in Section 2.12(b).
“Approved Appraiser” means any of the appraisal firms identified on Schedule 6.2, or such other independent appraisal firm nominated by the Borrower and reasonably acceptable to the Administrative Agent.
“Approved Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is controlled by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that controls a Lender.
“Arranger” means J.P. Morgan Securities LLC, as sole lead arranger and sole lead bookrunner, acting in its capacities as sole lead arranger and sole lead bookrunner; provided, however, that the Arranger shall have no duties, responsibilities, or obligations hereunder in such capacity.
“Asset Sale” means the Disposition of any asset constituting Collateral; provided that none of the following shall be an “Asset Sale”:
(a)Dispositions of equipment and other personal property and fixtures that are either (i) obsolete, worn-out or no longer used or useable for their intended purposes and Disposed of in the ordinary course of business, or (ii) replaced by equipment, personal property or fixtures of comparable suitability within six (6) months of such Disposition, including but not limited to the Disposition of any boilers, engines, machinery, masts, spars, boats, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment, spare parts or any other appurtenances of any Collateral Vessel that are no longer useful, necessary, profitable or advantageous in the operation of such Collateral Vessel, replaced by new boilers, engines, machinery, masts, spars, boats, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment, spare parts or any appurtenances of comparable suitability to the relevant Collateral Vessel Owner;

(b)	Dispositions of inventory which is sold in the ordinary course of business;

(c)	Dispositions by any Credit Party to any other Credit Party;
(d)Dispositions of property sold to comply with any divestment requirement imposed in connection with the approval of an acquisition under Hart-Scott-Rodino Act of 1976 and Dispositions that are governed by, and made in accordance with, Section 7.1;
(e)Restricted Payments permitted by Section 7.5 and Investments not prohibited by Section 7.5, in each case, constituting Dispositions;
(f)the demise, bareboat, time, voyage, other charter, lease or right to use of a Collateral Vessel in the ordinary course of business;
(g)sales or grants of licenses or sublicenses of intellectual property rights in the ordinary course of business and not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Restricted Subsidiaries;
(h)the sale or discount, in each case without recourse and in the ordinary course of business, of overdue accounts receivable and similar obligations arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing transaction);

(i)	Dispositions of cash and Cash Equivalents;

(j)	any issuance of Capital Stock of a Collateral Vessel Owner to any Pledgor;

(k)	the creation of any Permitted Lien; and

(l)	transfers of property subject to casualty or condemnation proceedings, including an Event of Loss.
“Assignment Agreement” means an agreement in substantially the form of Exhibit 11.10 whereby a Lender conveys part or all of its Commitment, Loans and participations in Letters of Credit and Swingline Loans to another Person that is, or thereupon becomes, a Lender, or increases its Commitments, outstanding Loans, outstanding participations in Letters of Credit and/or Swingline Loans, pursuant to Section 11.10.
“ATB” means the articulated tug and barge unit currently under construction with Hull Nos. 259 and 1130 respectively.
“Attributable Indebtedness” in respect of a Sale-Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale- Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale-Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations”.
“Authorized Officer” means, in respect of any Credit Party, a duly authorized officer, member, manager or director of such Credit Party (or, in respect of any Credit Party that is a limited partnership, of its general partner acting on behalf of such limited partnership).
“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.12(b)(ii).
“Avista” means ACP III Tankers, LLC.
“Bankruptcy Plan” means a reorganization or plan of liquidation pursuant to any Debtor Relief Laws.
“Base Rate” means for any day the greatest of:
(a)the fluctuating commercial loan rate announced by the Administrative Agent from time to time at its New York, New York office (or other corresponding office, in the case of any successor Administrative Agent) as its prime rate or base rate for Dollar loans in the United States of America in effect on such day (which base rate may not be the lowest rate charged by such Lender on loans to any of its customers), with any change in the Base Rate resulting from a change in such announced rate to be effective on the date of the relevant change;
(b)the sum of (x) the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the next Business Day, provided that (A) if such day is not a Business Day, the rate on such transactions on the immediately preceding Business Day as so published on the next Business Day shall apply, and (B) if no such rate is published on such next Business Day, the rate for such day shall be the average of the offered rates quoted to the Administrative Agent by two (2) federal funds brokers of recognized standing on such day for such transactions as selected by the Administrative Agent, plus (y) a percentage per annum equal to one-half of one percent (½%) per annum; and
(c)the sum of (x) the LIBOR Market Index Rate plus (y) a percentage per annum equal to one percent (1%) per annum.

“Base Rate Loan” means a Loan bearing interest based on the Base Rate, as provided in Section 2.6(a).
“Board of Directors” means:
(a)with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
(b)with respect to a partnership, the Board of Directors of the general partner of the partnership;
(c)with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and
(d)with respect to any other Person, the board or committee of such Person serving a similar function.
“Borrower” is defined in the preamble to this Agreement.
“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in respect of Eurodollar Loans, having a single Interest Period. A Borrowing is “advanced” on the day the Lenders advance their respective Loans comprising such Borrowing to the Borrower, is “continued” (in the case of Eurodollar Loans) on the date a new Interest Period commences for such Borrowing, and is “converted” (in the case of Eurodollar Loans or Base Rate Loans) when such Borrowing is changed from one Type of Loan to the other, all as requested by the Borrower pursuant to Section 2.3.
“Borrowing Request” means a request for an advance, a continuation, or a conversion of a Borrowing pursuant to Section 2.3(a) or (b), as applicable, which, if in writing, shall be substantially the form of Exhibit 2.3 or otherwise include the information requested in such form.
“Business Day” means (a) any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York and (b) if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a Eurodollar Borrowing, any day other than a Saturday or Sunday on which banks are open for dealings in Dollar deposits in the applicable interbank Eurodollar market in London, England.
“Capital Stock” means (a) in the case of a corporation, share capital or capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing (other than any debt security which by its terms is convertible at the option of the holder into Capital Stock, to the extent such holder has not so converted such debt security).
“Capitalized Lease Obligations” means, for any Person, the aggregate amount of such Person’s liabilities under all leases of real or personal property (or any interest therein) which is required to be capitalized on the balance sheet of such Person as determined in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, for purposes of calculating Capitalized Lease Obligations pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2014 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2014, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.
“Cash Equivalents” means:

(a)U.S. dollars, euros, pound sterlings or any national currency of any participating member state in the European Union held from time to time;
(b)securities issued or directly and fully guaranteed or insured by (i) the U.S. government or any agency or instrumentality of the U.S. government (provided that the full faith and credit of the United States is pledged in support of those securities), (ii) any country that is a member state of the European Union or any agency or instrumentality thereof or (iii) any foreign country whose sovereign debt has a rating of at least “A1” from Moody’s or at least “A+” from S&P or any agency or instrumentality of such foreign country (or, in either case, the equivalent of such rating by such organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any nationally recognized rating organization) (provided that the full faith and credit of such foreign country is pledged in support of those securities), in each case having maturities of not more than one year from the date of acquisition;
(c)certificates of deposit, demand deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any commercial bank having capital and surplus in excess of $500,000,000 (or its equivalent in any other currency) and a Thomson Bank Watch Rating of “B” or better;
(d)readily marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;
(e)repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;
(f)commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and
(g)money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (f) of this definition.
“Change in Law” means the adoption of or any change in, on or after the date hereof (or, if later, on or after the date the Administrative Agent or any Lender becomes the Administrative Agent or a Lender), any applicable law, treaty, order, policy, rule or regulation or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means and will be deemed to have occurred if:
(a)SEACOR and Avista shall cease to own, directly or indirectly, in a combined basis a majority of all of the issued and outstanding Capital Stock of the Borrower; or
(b)any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person, entity or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Capital Stock of the Borrower having more than 50% of the ordinary voting power for the election of directors of the Borrower.
“Closing Date” means the date on which the conditions set forth in Section 4.1 and Section 4.3 are satisfied (or waived in accordance with Section 11.11).
“Closing Date Collateral Vessel” means each Vessel listed on Schedule 5.15B.
“Closing Date Guarantor” means each entity listed on Schedule 5.15A.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collateral” means (a) the Collateral Vessels, (b) the Pledged Equity, (c) the items described in the Guaranty and Collateral Agreement as “Collateral” including, without limitation, each Satisfactory Long-Term Contract and any Vessel construction or refurbishment contract, subject to any exceptions set forth in the Collateral Documents and (d) with respect to any Letter of Credit, all cash and Cash Equivalents of the Borrower in which the Administrative Agent is granted a Lien for the benefit of the Lenders, the Issuing Banks and the Administrative Agent under the terms of Section 8.4.
“Collateral Account” has the meaning set forth in Section 8.4(b).
“Collateral and Guaranty Requirements” means the requirements set forth in clauses (b) and (c) of Section 6.12.
“Collateral Coverage Ratio” means, as of any date of determination, (a) the Aggregate Collateral Vessel Value to (b) the sum (without duplication) of (i) the Consolidated Funded Debt and (ii) the aggregate unused and unexpired Commitments in effect, as of such date.
“Collateral Documents” means, collectively, the Guaranty and Collateral Agreement, the Collateral Vessel Mortgages and any and all other security agreements, vessel mortgages or assignments executed and delivered by any Credit Party and creating security interests, liens, or encumbrances in connection with the Collateral in favor of the Security Trustee and/or the Administrative Agent, to secure the Secured Obligations, entered into pursuant to the terms hereof.
“Collateral Vessel” means, as of the Closing Date, each Closing Date Collateral Vessel, and thereafter, each Vessel owned by any Credit Party that becomes a Collateral Vessel in accordance with Section 6.12 and is subject to a Collateral Vessel Mortgage, other than any Vessel that ceases to be a Collateral Vessel as the result of an Asset Sale permitted hereby or consented to by the Administrative Agent (acting at the instructions of the Required Lenders) or a release of the Lien on such Vessel in accordance with Section 11.21.
“Collateral Vessel Mortgages” means any of the preferred ship mortgages, substantially in the form of Exhibit 1.1 attached hereto, or such other form as may be agreed between the Security Trustee and the Borrower, as each such mortgage may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Collateral Vessel Owner” means any Person that owns a Collateral Vessel.
“Collateralized Obligations” has the meaning set forth in Section 8.4(b).
“Commitment” means, with respect to any Lender, such Lender’s obligations to make Revolving Loans and Term Loans, participate in Letters of Credit and participate in Swingline Loans, pursuant to Sections 2.1, 2.12 and 2.15, respectively, initially in the amount and percentage set forth opposite its name on Annex I or as later set forth on an Assignment Agreement pursuant to Section 11.10, or on an updated Annex I, as such obligations may be reduced from time to time as expressly provided pursuant to this Agreement. For avoidance of doubt, “Commitment” does not include the Swingline Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning set forth in Section 11.7(b).
“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.6.
“Consolidated Funded Debt” means, for Borrower and its Restricted Subsidiaries on a consolidated basis, (a) (i) obligations of such Person for borrowed money which, in accordance with GAAP, would be shown as short-term debt on their consolidated balance sheet, including obligations under notes, acceptances and other short-term instruments and (ii) obligations of such Person for borrowed money which, in accordance with GAAP, would be shown as long-term debt (including current maturities) on their consolidated balance sheet minus (b) the net obligations of such Person under Interest Rate Protection Agreements and Currency Rate Protection Agreements that have been cancelled or otherwise terminated before their scheduled expiration or are otherwise due and payable.
“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Borrower) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Restricted Subsidiary (other than a Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Credit Document) or requirement of law applicable to such Restricted Subsidiary.
“Controlling Affiliate” means, any Person that directly or indirectly through one or more intermediaries controls, or is under common control with, the Borrower (other than Persons controlled by the Borrower). As used in this definition, “control” means the power, directly or indirectly, to direct or cause the direction of management or policies of a Person (through ownership of voting securities or other Capital Stock, by contract or otherwise).
“Credit Documents” means this Agreement, the Notes, the Applications, the written Borrowing Requests, the Swingline Requests and the Collateral Documents.
“Credit Party” means the Borrower and each Guarantor.
“CRF Account” means a construction reserve fund account governed by Chapter II, Subchapter C, Part 287 of Title 46 of the Code of Federal Regulations.
“CRF Deposit Notice” means, with respect to any Asset Sale or Event of Loss, a certificate of an Officer who is the chief executive officer, the chief financial officer, the treasurer or the principal accounting officer of the Borrower to the Administrative Agent after the date of receipt of Net Cash Proceeds from an Asset Sale or Event of Loss but before the earlier of (a) the date that such Net Cash Proceeds would be required to be applied to a prepayment of Loans in accordance with Section 2.10(c) and (b) the date of deposit of such Net Cash Proceeds in a CRF Account, setting forth (i) the Borrower’s or such Restricted Subsidiary’s intent to deposit such Net Cash Proceeds in a CRF Account and (ii) certifying that the Borrower is in compliance on a Pro Forma Basis with the covenants set forth in Section 7.7 and no Default or Event of Default has occurred and is continuing at the time of such certificate.
“CRF Deposit Period” means, with respect to a CRF Account, the period allowed for the maintenance of a CRF Account under Chapter II, Subchapter C, Part 287 of Title 46 of the Code of Federal Regulations; provided that (a) the Security Trustee has been granted and maintains a security interest in 100% of the Capital Stock of the Special Purpose Vehicle holding such CRF Account, (b)(i) the Borrower and such Special Purpose Vehicle has exercised reasonable efforts to obtain consent from MarAd to grant Adequate CRF Security in such CRF Account to the Security

Trustee for the benefit of the Lenders within thirty (30) Business Days from the date of such deposit and Adequate CRF Security has been granted on such CRF Account to the Security Trustee for the benefit of the Lenders immediately after such consent is obtained or (ii) the aggregate amount of Net Cash Proceeds deposited in one or more CRF Accounts does not exceed $100,000,000 and (c) no Event of Default has occurred and is continuing.
“Cure Amount” has the meaning set forth in Section 8.9(a).
“Cure Deadline” has the meaning set forth in Section 8.9(a).
“Cure Right” has the meaning set forth in Section 8.9(a).
“Currency Rate Protection Agreement” means any foreign currency exchange and future agreements, arrangements and options designed to protect against or benefit from fluctuations in currency exchange rates, regardless of whether such agreements are subject to hedge accounting.
“Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) Adjusted EBITDA for the current Fiscal Quarter being tested to (b) the sum of (i) Interest Expense plus (ii) scheduled amortization payments for such Fiscal Quarter.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three (3) Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower (verbally or in writing), any Issuing Bank or the Administrative Agent that it does not intend or is unable to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent to confirm in writing that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Designated Non-cash Consideration” means the non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to certificate of an Officer who is the chief executive officer, the chief financial officer, the treasurer or the principal accounting officer of the Borrower, setting forth the Fair Market Value of such Designated Non-cash Consideration and the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on, or with respect to, such Designated Non-cash Consideration.
“Designated Persons” means a person or entity: (i) listed in the annex to, or otherwise the subject of the provisions of, any executive order administered by OFAC or the U.S. Department of State or (ii) named as a “Specially Designated National and Blocked Person” or a “Foreign Sanctions Evaders” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or is otherwise the subject of any Sanctions Laws and Regulations.
“Dispose” means, with respect to any property, to sell, transfer, lease, assign, convey, transfer, exchange, alienate or dispose thereof. The term “Disposition” shall have a correlative meaning.
“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the date hereof and (b) any other Person that is a competitor of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders not less than ten (10) Business Days prior to such date; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.
“Disqualified Stock” means, with respect to any Person, any Equity Interest of such Person that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Equity Interest), or, upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Equity Interests) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date hereunder as in effect at the time of issuance. Notwithstanding the preceding sentence, any Capital Stock will not constitute Disqualified Stock because (a) the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale, (b) with respect to any Capital Stock issued pursuant to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, the Borrower or its Subsidiaries may be required to repurchase it in order to satisfy applicable statutory or regulatory obligations or (c) with respect to any Capital Stock held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any of its Parent Entities or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors or managers of the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement, the Borrower or its Subsidiaries may be required to repurchase it. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
“Documentation Agents” means, collectively, Branch Banking and Trust Company and Fifth Third Bank, in their capacities as documentation agents; provided, however, as provided in Section 10.3, no Documentation Agent shall have any duties, responsibilities, or obligations hereunder in such capacity.
“Dollar”, “U.S. Dollar” and the sign “$” mean lawful money of the United States of America.
“DQ List” has the meaning set forth in Section 11.10(f).
“Eligible Assignee” means (a) any commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (b) any commercial bank organized under the laws of any other country that is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (b); (c) the central bank of any country that is a member of the OECD and (d) any Affiliate of a person described under clauses (a) through (c) or an entity that would qualify as an Approved Fund with respect to such person if such person were a Lender; provided that “Eligible Assignee” shall not include (a) the Borrower or any of the Borrower’s affiliates or subsidiaries, (b) a Defaulting Lender or any of its subsidiaries, or any person who, upon becoming a Lender, would constitute a Defaulting Lender or a Subsidiary thereof or (c) a natural Person.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Law (“Claims”) or any permit issued under any Environmental Law, including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment.
“Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment, relating to the environment.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code.
“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to Adjusted LIBOR, as provided in Section 2.6(b).
“Event of Default” means any of the events or circumstances specified in Section 8.1.
“Event of Loss” means any of the following events: (a) the actual or constructive total loss of a Collateral Vessel or the agreed or compromised total loss of a Collateral Vessel; or (b) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Collateral Vessel unless such Collateral Vessel is released from confiscation or seizure within thirty (30) days of such occurrence. An Event of Loss shall be deemed to have occurred (i) in the event of an actual loss of a Collateral Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Collateral Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Collateral Vessel, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (b) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.
“Excess Cash Flow” means, for Borrower and its Restricted Subsidiaries on a consolidated basis, in accordance with GAAP for any calendar year, an amount equal to (a) Adjusted EBITDA for such period, minus (b) the sum, in each case to the extent not otherwise deducted in determining Adjusted EBITDA for such period, without duplication, of: (i) the aggregate amount of cash actually paid by Borrower and its Restricted Subsidiaries during such calendar year on account of capital expenditures that are not financed through or reimbursed from the proceeds of any issuance or Incurrence of Indebtedness for borrowed money, capital lease, any sale or issuance of Capital Stock, proceeds of any casualty event or other proceeds that would not be included in Adjusted EBITDA, (ii)

consolidated cash interest expense for such period (after giving effect to all net payments and receipts under Interest Rate Protection Agreements), including commitment fees, (iii) amounts actually paid or distributed in cash in respect of, or for the purpose of, total federal, state, local and foreign income, value added and similar taxes for such period, (iv) the aggregate amount of all scheduled principal payments or voluntary prepayments or repayments of Indebtedness made by Borrower and its Restricted Subsidiaries (other than mandatory prepayments of Term Loans pursuant to Section 2.10 and expenses related to the satisfaction of the MarAd Bonds, including but not limited to makewhole obligations) during such calendar year, but only to the extent that such prepayments or repayments are not financed through any issuance or Incurrence of Indebtedness for borrowed money, any sale or issuance of Capital Stock, any proceeds of casualty events or other proceeds that would not be included in the Adjusted EBITDA; (v) repair, maintenance and dry- docking expenses (“Maintenance CAPEX”) and (vi) any permitted administrative fees paid and/or accrued to SEACOR and Avista not to exceed $1,500,000 in any calendar year pursuant to the Sea Vista Agreements (“Administrative Fees”) deducted for the purposes of determining the Consolidated Net Income of the Borrower for such period.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Excluded Swap Obligations” means, with respect to any Guarantor, (x) as it relates to all or a portion of any Guaranty of such Guarantor, any Rate Management and Currency Protection Obligation if, and to the extent that, such Rate Management and Currency Protection Obligation (or any Guaranty in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor becomes effective with respect to such Rate Management and Currency Protection Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Rate Management and Currency Protection Obligation if, and to the extent that, such Rate Management and Currency Protection Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Rate Management and Currency Protection Obligation. If a Rate Management and Currency Protection Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Rate Management and Currency Protection Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Facility” means each of the Term Loan Facilities and the Revolving Facility (and collectively, the “Facilities”).
“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party; provided that, in the case of any determination of Fair Market Value in an amount in excess of $7,500,000 or any determination made in connection with the definition of “Asset Sale”, Section 6.5(c) and Section 7.5, this determination shall be made in good faith by the Board of Directors of the Borrower, unless such determination is based on a desktop appraisal report by an Approved Appraiser in the manner described in Section 6.6(d) and each such determination will be conclusive for all purposes under this Agreement.
“FATCA” means Sections 1471 through 1474 of the Code and any associated regulations.
“Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.
“Financial Performance Covenants” means the covenants of the Borrower set forth in Section
7.7.

“Financial Covenant Default” has the meaning set forth in Section 8.1(c).
“Fronting Exposure” means, at any time there is a Defaulting Lender, an amount (if any) equal to (a) with respect to Letters of Credit, such Defaulting Lender’s Revolving Percentage of the outstanding L/C Obligations, other than L/C Obligations as to which such Defaulting Lender’s participation obligation therein has been (i) reallocated to other non-Defaulting Lenders in accordance with Section 2.16 or (ii) secured by cash or Cash Equivalent Collateral or as to which other arrangements satisfactory to the applicable Issuing Bank (in such Issuing Bank’s sole discretion, including pursuant to Section 9.6) have been made in accordance with Section 2.12(g), and (b) with respect to the Swingline Loans, such Defaulting Lender’s Revolving Percentage of the outstanding Swingline Exposure other than Swingline Exposure as to which such Defaulting Lender’s participation obligation therein has been reallocated to other Lenders in accordance with Section 2.16.
“GAAP” means generally accepted accounting principles in the United States from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the United States accounting profession.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including for the avoidance of doubt any supranational bodies such as the European Union.
“Guarantor” means each Closing Date Guarantor that is a party to the Guaranty and Collateral Agreement on the Closing Date and any other Wholly-Owned Subsidiary of the Borrower (other than Sea Access LLC and, at any time Lightship Tankers I LLC and Lightship Tankers II LLC are not required to comply with the covenants set forth in Sections 6.12(a) and Section 6.12(b), Lightship Tankers I LLC and Lightship Tankers II LLC) and each Special Purpose Vehicle that provides a Guaranty of the Secured Obligations by becoming a party to the Guaranty and Collateral Agreement pursuant to Section 6.12, unless and until such party is released from such Guaranty under the Guaranty and Collateral Agreement pursuant to Section 11.21.
“Guaranty” by any Person means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) of any other Person (the “primary obligor”) in any manner (including, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), whether directly or indirectly, including all obligations Incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, in each case primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iii) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iv) otherwise to assure the owner of such Indebtedness of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any Indebtedness shall be deemed to be equal to the amount that would apply if such Indebtedness was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.
“Guaranty and Collateral Agreement” means that certain Guaranty and Collateral Agreement executed by the Credit Parties in favor of the Security Trustee for the benefit of the Secured Parties, as amended, restated, amended and restated, supplemented or otherwise modified from time to time (including by any joinders thereto).
“Hazardous Material” means “hazardous substances”, as such term is defined in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, or any other substance defined as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Borrower or any of its Restricted Subsidiaries.
“Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from the Borrower in connection with the Loans.
“Income Taxes” means, with reference to any period, all foreign, federal, state and local income tax expense imposed by any Governmental Authority with respect to the income of the Borrower or any Restricted Subsidiaries.
“Income Tax Advance” means for any period, the product of the Presumed Tax Rate and the taxable income of the Borrower for such Period.
“Incur” means issue, create, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.
“Indebtedness” means, for any Person, the following obligations of such Person, without duplication: (i) obligations of such Person for borrowed money; (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable, deferred compensation, and accrued liabilities arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (iii) obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person, or obligations of such Person arising out of drawn letters of credit issued for such Person’s account or pursuant to such Person’s application securing Indebtedness; (iv) obligations of other Persons, assumed by such Person, secured by Liens upon property or payable out of the proceeds from property now or hereafter owned or acquired by such Person, but only to the extent of such property’s Fair Market Value; (v) Capitalized Lease Obligations and Attributable Indebtedness of such Person; (vi) net obligations under Interest Rate Protection Agreements and Currency Rate Protection Agreements that have been cancelled or otherwise terminated before their scheduled expiration or are otherwise due and payable; and (vii) obligations of such Person pursuant to a Guaranty of any of the foregoing obligations of another Person. For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to the extent such Indebtedness is recourse to such Person.
“Indemnified Parties” has the meaning set forth in Section 11.13(a).
“Indemnified Taxes” has the meaning set forth in Section 3.3(a).
“Indenture Trustee” means Wilmington Trust Company, in its capacity as Indenture Trustee under each of (i) that certain Trust Indenture, dated as of September 30, 1998, between Lightship Tankers III LLC, as shipowner, and Wilmington Trust Company, as indenture trustee, as amended, supplemented or otherwise modified from time to time, (ii) that certain Trust Indenture, dated as of September 30, 1998 between Lightship Tankers IV LLC, as shipowner, and Wilmington Trust Company, as indenture trustee, as amended, supplemented or otherwise modified from time to time, and (iii) that certain Trust Indenture, dated as of September 30, 1998 between Lightship Tankers IV LLC, as shipowner, and Wilmington Trust Company, as indenture trustee, as amended, supplemented or otherwise modified from time to time (collectively the “MarAd Indentures”).
“Information” has the meaning set forth in Section 11.15.
“Interest Expense” means, with reference to any period, the cash interest expense (including commitment fees) of the Borrower and its Restricted Subsidiaries calculated on a consolidated basis for such period.
“Interest Payment Date” means (a) with respect to any Base Rate Loan or any Swingline Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Eurodollar Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or with the consent of each Lender making a Loan as part of such Borrowing, any other period), in each case as the Borrower may elect. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the Closing Date of the most recent conversion or continuation of such Borrowing.
“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement designed to protect against or benefit from fluctuations in interest rates, regardless of whether such agreements are subject to hedge accounting.
“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period for which the LIBOR Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means, to directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or to hold any cash or Cash Equivalents.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
“Issuing Bank” is defined in the preamble to this Agreement.
“Joint Venture” means any Person that is not a direct or indirect Subsidiary of the Borrower in which the Borrower or any of its Restricted Subsidiaries makes any Investment.
“L/C Documents” means the Letters of Credit and Applications with respect thereto, any draft or other document presented in connection with a drawing thereunder, and this Agreement.
“L/C Exposure” means, with respect to any Lender at any time, such Lender’s applicable Revolving

Percentage of the L/C Obligations.
“L/C Limit” means $5,000,000.
“L/C Obligations” means as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all unpaid Reimbursement Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.12(e). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Sublimit” means, as to each Lender, in its capacity as an Issuing Bank, the amount set forth under the heading “L/C Sublimit” opposite such Lender’s name on Schedule 2.12(a).
“Lender” is defined in the preamble to this Agreement.
“Lending Office” means the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for each Type and/or currency of Loan or Letter of Credit in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans and Letters of Credit of such Type and/or currency are to be made and maintained.
“Letter(s) of Credit” has the meaning set forth in Section 2.12(a).
“Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Funded Debt on such date to (ii) Adjusted EBITDA for the four (4) consecutive Fiscal Quarters ending on or immediately prior to such date for which financial statements have been delivered.
“LIBOR Market Index Rate” means, for any day, with respect to any interest calculation for Base Rate Loans, the rate per annum quoted at approximately 11:00 A.M. (London time) on such day on that page of the Reuters or Bloomberg reporting service (as then being used by the Administrative Agent to obtain such interest rate quotes) that displays interest settlement rates for deposits in Dollars in the amount of $5,000,000 for a period of one month, or if such page or such service shall cease to be available, such other page or other service (as the case may be) for the purpose of displaying interest settlement rates as reasonably determined by the Administrative Agent after consultation with the Borrower as to the use of any such other service. If for any reason any such settlement interest rate for such one-month period is not available through any such interest rate reporting service, then the “LIBOR Market Index Rate” for such day will be the rate at which the Administrative Agent is offered deposits in Dollars in the amount of $5,000,000 for a period of one month in the London interbank market at 10:00 A.M. (New York time) on such day.
“LIBOR Rate” means, for any Interest Period for each Eurodollar Loan, the London interbank offered rate as administered by Intercontinental Exchange Benchmark Administration Ltd (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent after consultation with the Borrower as to the use of any such other service; in each case the “LIBOR Screen Rate”) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars then the LIBOR Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes.
“Liquidity” means, as of any date of determination, the sum of (a) the aggregate amount of the unused Revolving Commitments and (b) the aggregate amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries (it being understood that such amount shall exclude in any event any cash or Cash Equivalents identified on such balance sheet as “restricted” (including cash or Cash Equivalents subject to a control agreement in favor of any Person other the Administrative Agent, but excluding cash or Cash Equivalents restricted in favor of the Administrative Agent)).
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Local Content Subsidiary” means any Subsidiary of the Borrower that is a party to a bareboat charter contract or other charter contract or otherwise holds the right to receive freight, hire, passage moneys payable or other compensation attributable to a Collateral Vessel for the purpose of satisfying any local content law or regulation or similar law or regulation.
“Mandatory Borrowing” has the meaning set forth in Section 2.15(c).
“Mandatory Cash Sweep” has the meaning set forth in Section 2.10(d)(i).
“MarAd” means the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator.
“MarAd Bonds” means the United States Government Guaranteed Ship Financing Bonds, 1998 Series, 6.50% Sinking Fund Bonds due June 14, 2024, separately issued by each of Lightship Tankers III LLC, Lightship Tankers IV LLC and Lightship Tankers V LLC, each a Delaware limited liability company (collectively, the “MarAd Vessel Owners”).
“MarAd Bonds Closing Date Deliverables” means, collectively, (a) the separate letter dated as of the date hereof from each of the MarAd Vessel Owners to the Indenture Trustee giving instructions to issue the notice of the redemption of the MarAd Bonds, and (b) such notice of redemption.
“MarAd Bonds Redemption Date Deliverables” means (a) the separate Satisfaction and Discharge of Trust Indenture dated the Redemption Date between the Indenture Trustee and each MarAd Vessel Owner, (b) the separate Retired or Paid Certificate dated the Redemption Date issued by the Indenture Trustee with respect to the redemption of each MarAd Vessel Owner’s MarAd Bonds, (c) an officer’s certificate from each MarAd Vessel Owner regarding compliance with the conditions precedent for the satisfaction and discharge of the applicable MarAd Indenture, (d) a separate legal opinion of Blank Rome LLP to the Indenture Trustee regarding compliance with the conditions precedent for the satisfaction and discharge of each of the MarAd Indentures.
“MarAd Collateral” means the Collateral subject to the MarAd Liens.
“MarAd Vessel Owner” has the meaning given to this term in the definition of MarAd Bonds.
“MarAd Liens” means any mortgage, security interests and other liens in favor of MarAd on the Collateral.
“MarAd Liens Discharge Deliverables” means: (a) the separate Global Termination Agreements (terminating (i) Title XI Reserve Fund and Financial Agreement, dated as of September 30, 1998, as amended, between each MarAd Vessel Owner and MarAd, (ii) the Security Agreement, dated as of September 30, 1998, between each MarAd Vessel Owner and MarAd, and (iii) the Guarantee Agreement by each MarAd Vessel Owner in favor of the United

States, dated as of September 30, 1998); (b) the Termination of Depository Agreement (terminating the Depository Agreement, dated as of September 30, 1998, among the MarAd Vessel Owners, The Bank of New York Mellon Trust Company, N.A., as successor depository-bailee, and MarAd; (c) the separate Release of Vessel from First Preferred Fleet Mortgage (releasing each MarAd Vessel Owner’s Vessel from the lien of the First Preferred Fleet Mortgage, dated as of October 1, 1998, as amended, in favor of MarAd); and (d) separate UCC-3 termination statements with respect to each MarAd Vessel Owner.
“MarAd Lien Release Date” means the date on which the MarAd Liens Discharge Deliverables are filed in accordance with Section 6.12(e).
“MarAd Lien Release Deadline” has the meaning set forth in Section 6.12(e).
“Material Acquisition or Disposition” means any acquisition or Disposition of (i) a Vessel or (ii) any other assets (including Capital Stock) for which the aggregate gross consideration exceeds $7,500,000.
“Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole, (ii) the Credit Parties’ ability, taken as a whole, to perform any of their payment obligations under this Agreement or the Notes, in respect of the Letters of Credit or under any other Credit Document to which a Credit Party is a party or (iii) the validity or enforceability in any material respect of any of the Credit Documents or the rights and remedies of the Security Trustee, the Administrative Agent or any Lender under the Credit Documents.
“Material Indebtedness” has the meaning set forth in Section 8.1(e).
“Material Plan” has the meaning set forth in Section 8.1(i).
“Maturity Date” means the fifth anniversary of the Closing Date.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“NASSCO NEWBUILDs” means, collectively, hull number 552 being constructed for Sea-Vista Newbuild I LLC, hull number 557 being constructed for Sea-Vista Newbuild II LLC and hull number 556 being constructed for Sea-Vista Newbuild III LLC.
“Net Cash Proceeds” means, (a) with respect to any issuance or Incurrence of Indebtedness, the cash proceeds received by the Borrower or any of its Restricted Subsidiaries therefrom, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually Incurred in connection with such issuance, and (b) with respect to any Asset Sale or Event of Loss, the aggregate cash proceeds (including in respect of any insurance proceeds or condemnation awards) and the Fair Market Value of any Cash Equivalents received by the Borrower or any of its Restricted Subsidiaries in respect of any such Asset Sale or Event of Loss (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration or other non-cash consideration received in any such Asset Sale or Event of Loss), net of (i) the direct costs relating to such Asset Sale or Event of Loss and the sale or disposition of such Designated Non-cash Consideration or other non-cash consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, transactional fees, brokers’ fees and other professional fees, severance costs and any relocation expenses Incurred as a result of such Asset Sale or Event of Loss, (ii) amounts actually paid or payable or distributed or required to be distributed in cash in respect of, or for the purpose of, total federal, state, local and foreign income, value added and similar taxes as a result of such Asset Sale or Event of Loss, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the properties or assets that were the subject of such Asset Sale or Event of Loss, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Event of Loss or by applicable law, be repaid out of the proceeds from such Asset Sale or Event of Loss, (iv) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale or Event of Loss, and

(v) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets, for indemnification obligations of the Borrower or any of its Restricted Subsidiaries in connection with such Asset Sale or Event of Loss or for other liabilities associated with such Asset Sale or Event of Loss and retained by the Borrower or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Borrower or its Restricted Subsidiaries from such escrow arrangement, as the case may be; provided, however, that, with respect to this clause (b) if the Borrower shall deliver a Reinvestment Notice, such proceeds shall not constitute Net Cash Proceeds except to the extent not used in the manner set forth in such Reinvestment Notice at the end of the Reinvestment Period, at which time such proceeds shall constitute Net Cash Proceeds and be required to be applied in accordance with Section 2.10(c); provided further that if the Borrower shall deliver a CRF Deposit Notice, such proceeds shall not constitute Net Cash Proceeds until the end of the CRF Deposit Period at which time such proceeds shall constitute Net Cash Proceeds unless (x) such proceeds are withdrawn and used for the construction or acquisition of an additional Vessel and such Vessel becomes a Collateral Vessel hereunder or (y) if a CRF Deposit Period is terminated as a result of the occurrence and continuation of an Event of Default, the Special Purpose Vehicle holding the applicable CRF Account withdraws all its deposits in such CRF Account (without regard to any adverse tax consequences to the Borrower or any of its Subsidiaries and within forty five (45) Business Days of the occurrence of such Event of Default) and deposits the same in an account pledged to the Administrative Agent and subject to an account control agreement in favor of the Security Trustee for the benefit of the Lenders.
“Note” has the meaning set forth in Section 2.8(e).
“Obligations” means all obligations of the Credit Parties to pay fees, costs and expenses hereunder, to pay principal or interest on Loans and Reimbursement Obligations, to provide cash collateral as provided herein or in any other Credit Document, and to pay any other obligations to the Administrative Agent, the Swingline Lender, any Lender or any Issuing Bank arising under any Credit Document.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“One-Time Investment” means an Investment in Seabulk Energy Transport LLC for the solepurpose of Seabulk Energy Transport LLC (a) exercising its right under Section 11(f) of that certain Bareboat Charter Agreement, dated as of May 9, 2014 between Wilmington Trust Company, not in its individual capacity but solely as trustee of the Seabulk Trader Trust 2014, and Seabulk Energy Transport LLC, to purchase the Vessel (as defined therein) and (b) paying any costs or expenses relating to, or necessary for, the registration of ownership of such Vessel in the name of Seabulk Energy Transport LLC and provision and filing of any and all documents relating thereto, including any Collateral Vessel Mortgage, not to exceed in the aggregate $15,000,000.
“Other Agents” means, collectively, the Syndication Agent and the Documentation Agents.
“Participant Register” has the meaning set forth in Section 11.10(d).
“Participants” has the meaning set forth in Section 11.10(d).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.
“Payoff Letter” means a payoff letter from the Indenture Trustee to each of the MarAd Vessel Owners with respect to each of the MarAd Indentures in form and substance reasonably satisfactory to the Administrative Agent confirming that upon its receipt of the amount sufficient to pay the “Redemption Price” (as defined therein), an officer’s certificate from such MarAd Vessel Owner regarding compliance with the conditions precedent for the satisfaction and discharge of its MarAd Indenture, and a separate legal opinion of Blank Rome LLP to the Indenture Trustee regarding compliance with the conditions precedent for the satisfaction and discharge of each of the MarAd Indentures, the Indenture Trustee will execute and deliver the separate Satisfaction and Discharge of Trust Indenture, dated the Redemption Date, between the Indenture Trustee and such MarAd Vessel Owner, and issue and deliver to MarAd the separate Retired or Paid Certificate, dated as of the Redemption Date, with respect to the redemption of such MarAd Vessel Owner’s MarAd Bonds.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Performance Guaranties” means all Guaranties of performance (and not financial Guaranties) of the Borrower or any of its Restricted Subsidiaries delivered in connection with the construction, operation, ownership or financing of Vessels.
“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date, and reasonable extensions thereof, in each case, as determined in good faith by the Borrower.
“Permitted Investments” means:
(a)any Investment in the Borrower or in a Restricted Subsidiary of the Borrower (other than a Ring-fenced Subsidiary);

(b)	any Investment in cash and Cash Equivalents;
(c)any Investment by the Borrower or any Restricted Subsidiary of the Borrower in a Person, if as a result of such Investment:
(i)such Person becomes a Restricted Subsidiary of the Borrower; or
(ii)such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;
(d)Investments received as consideration for an Asset Sale permitted under Section 7.6 to the extent that at least 75% of the consideration from such Asset Sale is in the form of cash or Cash Equivalents;
(e)any Investment in any Person solely in exchange for the issuance of Capital Stock of the Borrower;
(f)any Investments received (i) from trade creditors or customers in the ordinary course of business, in the form of accounts receivable or notes receivable, if payable or dischargeable in accordance with customary trade terms of the Borrower or the applicable Restricted Subsidiary, (ii) in compromise or resolution of, upon satisfaction of judgments with respect to, (1) obligations of trade creditors or customers that were Incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or (2) litigation, arbitration or other disputes; or (iii) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment in default;
(g)after the MarAd Lien Release Date, Investments represented by Rate Management and Currency Protection Transactions to the extent permitted by Section 7.3(d);
(h)loans or advances to directors, officers and employees for moving, relocation and travel expenses and other similar expenditures (other than any loans or advances to any director or executive officer (or equivalent thereof) that would be in violation of Section 402 of the Sarbanes Oxley Act) (i) in each case, made in the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower (including payroll, travel and entertainment related advances) or (ii) to purchase Capital Stock of the Borrower, which in each case do not exceed $250,000 in the aggregate at any one time outstanding;

(i)	any Guaranty of Indebtedness permitted to be Incurred by Section 7.3;

(j)any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date, and any modifications, renewals or extensions that do not increase the amount of the Investment being modified, renewed or extended (as determined as of such date of modification, renewal or extension) unless the incremental increase in such Investment is otherwise permitted;
(k)Investments acquired after the Closing Date as a result of the acquisition by the Borrower or any Restricted Subsidiary of the Borrower of another Person, including by way of a merger, amalgamation or consolidation with or into the Borrower or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above under Section 7.1 after the Closing Date, to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(l)Guaranties by the Borrower or any of its Restricted Subsidiaries of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Restricted Subsidiary of the Borrower in the ordinary course of business;
(m)Investments in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries;

(n)	Other investments in the aggregate amount not to exceed $1,000,000; and

(o)	Investments listed in Schedule 7.5.
“Permitted Liens” has the meaning ascribed to such term in Section 7.2.
“Permitted Maritime Liens” shall mean, at any time with respect to a Collateral Vessel:
(a)Liens for crews’ wages (including the wages of the master of the Collateral Vessel) that are discharged in the ordinary course of business and have accrued for not more than thirty (30) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture or loss;
(b)Liens for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the owner of the Collateral Vessel, the master of the Collateral Vessel or a charterer or lessee of such Collateral Vessel, which in each case have accrued for not more than thirty (30) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture or loss;
(c)shipyard Liens and other Liens arising by operation of law arising in the ordinary course of business in operating, maintaining, repairing, modifying, refurbishing, or rebuilding the Collateral Vessel (other than those referred to in (i) and (ii) above), including maritime Liens for necessaries, which in each case have accrued for not more than thirty (30) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party, and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture, or loss;
(d)Liens for damages arising from maritime torts which are unclaimed, or are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of the relevant Credit Party with the appropriate court or other tribunal to prevent the arrest or secure the release of the Collateral Vessel from arrest, unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Credit Party, and such Credit Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Collateral Vessel to sale, forfeiture, or loss;
(e)Liens that, as indicated by the written admission of liability therefor by an insurance company, are covered by insurance (subject to reasonable deductibles); and
(f)Liens for charters or subcharters or leases or subleases, including any charter, subcharter, lease or sublease described in Schedule 7.2, permitted under this Agreement.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.
“Plan” means an employee pension benefit plan subject to Title IV of ERISA or the minimum funding standards under Section 412 and 430 of the Code that is either (i) maintained by the Borrower or any of its Subsidiaries or ERISA Affiliates, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any of its Subsidiaries or ERISA Affiliates is then making or required to make contributions.
“Platform” has the meaning set forth in Section 11.7(b).
“Pledged Equity” means the Capital Stock in each Guarantor which is pledged to secure the Secured Obligations under the Guaranty and Collateral Agreement.
“Pledgor” means the Borrower and each Wholly-Owned Subsidiary, in each case, to the extent that such Person directly owns any Capital Stock in any Guarantor.
“Preferred Stock,” means, as applied to the Capital Stock of any Person, Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distributions of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital of any other class of such Person.
“Presumed Tax Rate” for any tax year means the highest effective combined Federal, state and local income tax rate applicable during such tax year to an individual resident of New York, New York, taxable at the highest marginal Federal income tax rate and the highest marginal applicable state and city income tax rates.
“Pricing Schedule” is the pricing schedule set forth on Annex II.
“Pro Forma Basis” means, with respect to compliance with any financial test hereunder, compliance with such financial test immediately after giving effect to (a) any Material Acquisition or Disposition (with respect to any such acquisition, to the extent the assets subject thereto are not subsequently disposed of during such period), as if such Material Acquisition or Disposition, and all other Material Acquisitions or Dispositions consummated during the applicable period, were consummated at the beginning of such period, and any Indebtedness or other liabilities Incurred in connection with any such Material Acquisition or Disposition had been consummated and Incurred at the beginning of such period, (b) any designation or re-designation pursuant to Section 7.9, as if such designation or redesignation were consummated at the beginning of such period, and any Indebtedness or other liabilities Incurred in connection with any such designation or re-designation had been consummated and Incurred at the beginning of such period, (c) the Incurrence or repayment of any Indebtedness, as if such Incurrence or repayment had occurred at the beginning of such period or (d) any other event expressly required to be calculated on a Pro Forma Basis hereunder. For purposes of this definition, if any Indebtedness to be so Incurred bears interest at a floating rate and is being given pro forma effect, the interest on such Indebtedness will be calculated as if the rate in effect on the date of Incurrence had been the applicable rate for the entire period (taking into account the effect of any applicable Interest Rate Protection Agreements).

“Pro Forma Financial Statements” means the audited combined balance sheet of the Borrower and its consolidated Subsidiaries as of May 2, 2014 prepared in accordance with GAAP.
“Qualified Equity Interests” means any Equity Interests of any Person other than Disqualified Stock.
“Rate Management and Currency Protection Obligations” means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management and Currency Protection Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.
“Rate Management and Currency Protection Transaction” means any Interest Rate Protection Agreement or Currency Rate Protection Agreement now existing or hereafter entered into, in each case, between the Borrower and any Lender or any Affiliate of a Lender.
“Redemption Date” means the date on which the Retired or Paid Certificate is issued by the Indenture Trustee with respect to completion of the redemption of the MarAd Bonds of each MarAd Vessel Owner.
“Register” has the meaning set forth in Section 11.10(c).
“Reimbursement Obligation” has the meaning set forth in Section 2.12(c).
“Reinvestment Notice” means, with respect to any Asset Sale or Event of Loss, a certificate of an Officer who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Borrower to the Administrative Agent after the date of receipt of Net Cash Proceeds from an Asset Sale or Event of Loss but before the date that such Net Cash Proceeds would be required to be applied to a prepayment of Loans in accordance with Section 2.10(b), as applicable, setting forth (a) the Borrower’s or such Restricted Subsidiary’s intent to (i) to acquire all or substantially all of the assets of, or any Capital Stock of, another Person engaged in a Permitted Business, if, in the case of any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of the Borrower after giving effect to such acquisition or (ii) to make a capital expenditure or to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business, in each case, within 365 days of receipt of such Net Cash Proceeds (such period, as it may be extended pursuant to the proviso below, the “Reinvestment Period”), and (b) certifying that no Default or Event of Default has occurred and is continuing at the time of such certificate; provided that the requirements of clause (i), and (ii) immediately above shall be deemed to be satisfied with respect to any Asset Sale or Event of Loss if, within 365 days after such Asset Sale or Event of Loss, the Borrower or the applicable Restricted Subsidiary, as the case may be, shall have entered into a binding commitment with respect to an acquisition, expenditure or investment, in compliance with clause (i) and (ii), as the case may be, and that acquisition, expenditure or investment is substantially completed no later than one year and six months after the date of such Asset Sale or Event of Loss.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“released” has the meaning set forth in Section 11.21(a).
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Sections 412 and 430 of the Code and of Sections 302 and 303 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.
“Required Insurance” has the meaning set forth in Section 6.5(a).

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, Term Loan Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, Term Loan Exposures and unused Commitments at such time.
“Required Revolving Lenders” means, Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time or, if the Revolving Commitments have been terminated or expired, Lenders having more than 50% of the sum of the total Revolving Credit Exposures of all Lenders; provided that the Revolving Credit Exposure of, and unused Revolving Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
“Required Term Loan A-1 Lenders” means, Lenders having Term Loan A-1 Exposures and unused Term Loan A-1 Commitments representing more than 50% of the sum of the total Term Loan A-1 Exposures and unused Term Loan A-1 Commitments at such time or, if the Term Loan A-1 Commitments have been terminated or expired, Lenders having more than 50% of the sum of the total Term Loan A-1 Exposures of all Lenders; provided that the Term Loan A-1 Exposure of, and unused Term Loan A-1 Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan A-1 Lenders.
“Required Term Loan A-2 Lenders” means, Lenders having Term Loan A-2 Credit Exposures and unused Term Loan A-2 Commitments representing more than 50% of the sum of the total Term Loan A-2 Credit Exposures and unused Term Loan A-2 Commitments at such time or, if the Term Loan A-2 Commitments have been terminated or expired, Lenders having more than 50% of the sum of the total Term Loan A-2 Credit Exposures of all Lenders; provided that the Term Loan A-2 Credit Exposure of, and unused Term Loan A-2 Commitment of, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Loan A-2 Lenders.
“Restricted Investment” means any Investment other than a Permitted Investment.
“Restricted Payment” means:
(a)any dividend or any distribution (whether made in cash, securities or other property) by the Borrower or any Restricted Subsidiary with respect to its Capital Stock (including any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries and any Administrative Fees) other than:
(i)dividends or distributions payable solely in Capital Stock of the Borrower;
(ii)dividends or distributions payable in respect of taxes including but not limited to taxes relating to the period from and after May 2, 2014;
(iii)dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly-Owned Subsidiary, the Borrower or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution; and plans;
(iv)payments made in respect of any stock appreciation rights or similar benefits
(b)the purchase, redemption, retirement or other acquisition for value, including in connection with any merger or consolidation, of any Capital Stock of the Borrower; and

(c)	any Restricted Investment.
“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary. Unless otherwise qualified, references to “Restricted Subsidiary” or “Restricted Subsidiaries” herein shall refer to those of the Borrower and include for the avoidance of doubt the Ring-fenced Subsidiaries.

“Revolving Commitment” means, with respect to any Revolving Lender, such Revolving Lender’s obligations to make Revolving Loans, participate in Letters of Credit and participate in Swingline Loans, pursuant to Sections 2.1(a), 2.12 and 2.15, respectively, initially in the amount and percentage set forth opposite its name on Annex I or as later set forth on an Assignment Agreement pursuant to Section 11.9, or on an updated Annex I, as such obligations may be reduced from time to time as expressly provided pursuant to this Agreement.
“Revolving Commitment Termination Date” means the earliest of (i) the Maturity Date, (ii) the date on which the Revolving Commitments are terminated in full or reduced to zero pursuant to Section 2.13, and (iii) the occurrence of any Event of Default described in Section 8.1(f) or (g) with respect to the Borrower or a Guarantor or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Revolving Loans to be due and payable pursuant to Section 8.2 or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Revolving Lenders, to the Borrower pursuant to Section 8.2 that the Revolving Commitments have been terminated.
“Revolving Credit Commitment Amount” means the sum of the Revolving Commitments of all of the Lenders, which is an amount initially equal to $100,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of (a) such Lender’s applicable Revolving Percentage of the principal amount of the outstanding Revolving Loans, (b) such Lender’s L/C Exposure and (c) such Lender’s applicable Revolving Percentage of the Swingline Exposure.
“Revolving Facility” means the Revolving Commitments and the Revolving Loans and Letters of Credit issued thereunder.
“Revolving Lender” means a Lender with a Revolving Commitment or Revolving Credit Exposure.
“Revolving Loan” has the meaning set forth in Section 2.1(a).
“Revolving Note” has the meaning set forth in Section 2.8(e).
“Revolving Percentage” means, for each Lender, the percentage of the aggregate amount of the Revolving Commitments of all Lenders (or, if the Revolving Commitments have been terminated, the Revolving Credit Exposure of all Lenders) represented by the amount of such Lender’s Revolving Commitment (or, if such Revolving Commitment has been terminated, such Lender’s Revolving Credit Exposure).
“Ring-fenced Subsidiaries” means each of Lightship Tankers I LLC, Lightship Tankers II LLC and Seabulk Energy Transport LLC, each a Delaware limited liability company; provided that, any such Person shall cease to constitute a Ring-fenced Subsidiary hereunder upon (a) becoming the registered owner of a Vessel, (b) executing a Collateral Vessel Mortgage pursuant to Section 6.12(b) and (c) being or becoming a Guarantor pursuant to Section 6.12(c).
“S&P” means Standard & Poor’s Financial Services LLC or any successor thereto.
“Sale-Leaseback Transaction” means any arrangement whereby the Borrower or a Restricted Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
“Sanctions Laws and Regulations” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s

Treasury of the United Kingdom.
“Satisfactory Long-Term Contract” means any charter contract (a) with an initial term of at least three (3) years and a remaining term of at least eighteen (18) months at the Closing Date (or, if the initial term of such contract expires prior to the Maturity Date, renewed or replaced by a contract with a term that expires on or after the Maturity Date, as such Maturity Date may be extended from time to time pursuant to this Agreement), entered into by the Borrower or any Restricted Subsidiary other than a Ring- fenced Subsidiary, for which a Vessel (including any substitute Vessel) has been definitively nominated or (b) that is reasonably acceptable to the Administrative Agent.
“Sea Access LLC” means Sea Access LLC, a limited liability company organized and existing under the laws of Delaware.
“SEA-Vista Agreements” means (i) the SEA-Vista I Administrative and Accounting Services Agreement, (ii) the SEA-Vista II Administrative and Accounting Services Agreement, (iii) the SEA-Vista III Administrative and Accounting Services Agreement, and (iv) the SEA-Vista I Advisory Services and Monitoring Agreement.
“SEA-Vista LLC Agreement” means the operating agreements for each of SEA-Vista I LLC, SEA- Vista II LLC and SEA-Vista III LLC.
“SEACOR” means SEACOR Holdings Inc., a corporation organized and existing under the laws of Delaware.
“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions of said Commission.
“Secured Obligations” means, collectively, (a) the Obligations, (b) all Rate Management and Currency Protection Obligations (other than Excluded Swap Obligations) and (c) all Specified Cash Management Obligations; provided, however, notwithstanding anything to the contrary contained herein or in any other Credit Document, no Rate Management and Currency Protection Obligation or Specified Cash Management Obligation shall constitute a Secured Obligation at any time on or after the occurrence of Security Termination.
“Secured Parties” means, collectively, the Administrative Agent, the Security Trustee, the Lenders, the Issuing Banks, the holders of the Rate Management and Currency Protection Obligations, the holders of any Specified Cash Management Obligations and any other holder of any Secured Obligation.
“Security Termination” means such time as when (a) all Commitments have been terminated or expired, (b) all Obligations have been paid in full in cash (other than indemnification obligations and other contingent obligations not then due and payable and as to which no claim has been made as at the time of determination) and (c) all Letters of Credit have terminated or expired without any pending drawing thereon (other than Letters of Credit as to which cash collateral has been provided to the applicable Issuing Bank in an amount equal to 105% of the amount of such outstanding Letters of Credit or other arrangements satisfactory to the applicable Issuing Bank (in the sole discretion of such Issuing Bank) have been made).
“Security Trustee” means JPMorgan Chase Bank, N.A. acting in its capacity as Security Trustee for the Secured Parties, and any successor Security Trustee appointed hereunder pursuant to the Guaranty and Collateral Agreement.
“Solvent” and “Solvency” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, Incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in their ordinary course, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, after giving due consideration to the prevailing practice in the industry in which such Person is engaged, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Purpose Vehicle” means (a) any Restricted Subsidiary of the Borrower that has no business other than to hold deposits in a CRF Account and has no liabilities other than those set forth in any Credit Document or (b) an entity with respect to a CRF Account funded with proceeds received by such entity in connection with a sale or casualty event related to such entity’s Mortgaged Vessel; provided that (a) such entity is a Closing Date Guarantor or has provided a Guaranty of the Secured Obligations by becoming a party to the Guaranty and Collateral Agreement pursuant to Section 6.12 and (b) as of the 60th day following the date of such sale or casualty event such entity has no liabilities, other than those set forth in any Credit Document.
“Specified Cash Management Obligations” means obligations in respect of any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower and any Lender or any Affiliate of a Lender.
“Specified SEACOR Indebtedness” means Indebtedness that may be owing to SEACOR in respect of yard payments, not to exceed in the aggregate $13,000,000.
“Stated Maturity” means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.
“Statutory Reserve Rate” means, the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) applicable to any member bank of the Federal Reserve System of the United States of America in respect of Eurocurrency Liabilities (as defined in Regulation D of the Board of Governors of the Federal Reserve System of the United States of America). Eurodollar Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the Closing Date of any change in any reserve percentage.
“Sub-Agent” means JPMorgan Chase Bank, N.A. or such other Affiliate of JPMorgan Chase Bank, N.A., that conducts international monetary transactions on behalf of JPMorgan Chase Bank, N.A., as from time to time notified to the Borrower by the Administrative Agent.
“Subsidiary” means, for any Person, any other Person of which more than fifty percent (50%) of the outstanding stock or comparable Capital Stock having ordinary voting power for the election of the Board of Directors, managers or similar governing body of such other Person (irrespective of whether or not at the time such stock or other Capital Stock of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by such former Person or by one or more of its Subsidiaries. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.
“Swingline Commitment” means the commitment of the Swingline Lender to make loans pursuant to Section 2.15, as the same may be reduced from time to time as expressly provided pursuant to this Agreement. The amount of the Swingline Commitment shall initially be $10,000,000.
“Swingline Exposure” means at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its applicable Revolving Percentage of the aggregate Swingline Exposure at such time.
“Swingline Lender” has the meaning set forth in the first paragraph hereof.
“Swingline Loan” means any loan made by the Swingline Lender pursuant to Section 2.15.
“Swingline Maturity Date” means, with respect to any Swingline Loan, the date that is five (5) Business Days prior to the Maturity Date.
“Swingline Note” has the meaning set forth in Section 2.8(e).
“Swingline Request” has the meaning set forth in Section 2.15(b).
“Syndication Agents” means Regions Bank in its capacity as syndication agent; provided, however, as provided in Section 10.3, the Syndication Agent shall not have any duties, responsibilities, or obligations hereunder in such capacity.
“Taxes” has the meaning set forth in Section 5.11.
“Term A-1 Loan” means a Loan made pursuant to Section 2.1(b).
“Term A-2 Loan” means a Loan made pursuant to Section 2.1(c).
“Term Loan” means a Term A-1 Loan and a Term A-2 Loan.
“Term Loan A-1 Commitment” means, with respect to each Lender, the commitment of such Lender to make Term A-1 Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Term Loan A-1 Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.13 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 11.10. The initial amount of each Lender’s Term Loan A-1 Commitment is set forth on Annex I, or in the Assignment Agreement pursuant to which such Lender shall have assumed its Term Loan A-1 Commitment. The aggregate amount of the Lenders’ Term Loan A-1 Commitments (the “Initial Term Loan A-1 Commitments”) is $80,000,000.
“Term Loan A-1 Commitment Termination Date” means the earliest of (i) 5 P.M. (New York time) on the Term Loan-A-1 Draw Date, (ii) 5 P.M. (New York time) on the sixtieth (60th) day (or such later date as the Administrative Agent may reasonably agree) following the Closing Date, (iii) the date on which the Term Loan Commitments are terminated in full or reduced to zero pursuant to Section 2.13, and (iv) the occurrence of any Event of Default described in Section 8.1(f) or (g) with respect to the Borrower or a Guarantor or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Term A-1 Loans to be due and payable pursuant to Section 8.2 or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Term Loan A-1 Lenders, to the Borrower pursuant to Section 8.2 that the Term Loan A-1 Commitments have been terminated.
“Term Loan A-1 Draw Date” means the date on which the conditions set forth in Section 4.2 and Section 4.3 are satisfied (or waived in accordance with Section 11.11).
“Term Loan A-1 Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Term A-1 Loans.
“Term Loan A-1 Credit Commitment Amount” means the sum of the Term Loan A-1 Commitments of all of the Lenders, which is an amount equal to $80,000,000.
“Term Loan A-1 Lender” means a Lender with a Term Loan A-1 Commitment or Term Loan A-1 Exposure.

“Term Loan A-1 Note” has the meaning set forth in Section 2.8(e).
“Term Loan A-1 Percentage” means, for each Lender, the percentage of the aggregate amount of the Term Loan A-1 Commitments of all Lenders (or, if the Term Loan A-1 Commitments have been terminated, the Term Loan A-1 Exposure of all Lenders) represented by the amount of such Lender’s Term Loan A-1 Commitment (or, if such Term Loan A-1 Commitment has been terminated, such Lender’s Term Loan A-1 Exposure).
“Term Loan A-2 Commitment” means, with respect to each Lender, the commitment of such Lender to make Term A-2 Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Term Loan A-2 Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.9, Section 2.10 and Section 2.13 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 11.10. The initial amount of each Lender’s Term Loan A-2 Commitment is set forth on Annex I, or in the Assignment Agreement pursuant to which such Lender shall have assumed its Term Loan A-2 Commitment. The initial aggregate amount the Lenders’ Term Loan A-2 Commitments (the “Initial Term Loan A-2 Commitments”) is $120,000,000.
“Term Loan A-2 Commitment Termination Date” means the earliest of (i) the third anniversary of the Closing Date, (ii) the date on which the Term Loan Commitments are terminated in full or reduced to zero pursuant to Section 2.13 and (iii) the occurrence of any Event of Default described in Section 8.1(f) or (g) with respect to the Borrower or a Guarantor or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Term A-2 Loans to be due and payable pursuant to Section 8.2 or (y) in the absence of such declaration, the giving of written notice by the Administrative Agent, acting at the direction of the Required Term Loan A-2 Lenders, to the Borrower pursuant to Section 8.2 that the Term Loan A-2 Commitments have been terminated.
“Term Loan A-2 Credit Commitment Amount” means the sum of the Term Loan A-2 Commitments of all of the Lenders, which is an amount initially equal to $120,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.
“Term Loan A-2 Exposure” means, with respect to any Lender at any time, the applicable Term Loan A-2 Percentage of the principal amount of the outstanding Term A-2 Loans.
“Term Loan A-2 Lender” means a Lender with a Term Loan A-2 Commitment or Term Loan A-2 Exposure.
“Term Loan A-2 Note” has the meaning set forth in Section 2.8(e).
“Term Loan A-2 Percentage” means, for each Lender, the percentage of the aggregate amount of the Term Loan A-2 Commitments of all Lenders (or, if the Term Loan A-2 Commitments have been terminated, the Term Loan A-2 Exposure of all Lenders) represented by the amount of such Lender’s Term Loan A-2 Commitment (or, if such Term Loan A-2 Commitment has been terminated, such Lender’s Term Loan A-2 Exposure).
“Term Loan Exposure” means, with respect to any Term Loan Lender at any time, the outstanding principal amount of such Lender’s Term Loans.
“Term Facilities” means the Term Loan A-1 Commitments, the Term A-1 Loans, the Term Loan A-2 Commitments and the Term A-2 Loans.
“Term Loan Lender” means the Term Loan A-1 Lenders and the Term Loan A-2 Lenders. “Term Loans” means the Term A-1 Loans and the Term A-2 Loans.
“Trade Date” has the meaning set forth in Section 11.10(f).
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such

Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Base Rate.
“UCC” means, with respect to any applicable jurisdiction, the Uniform Commercial Code as in effect from time to time in such jurisdiction.
“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any of its Subsidiaries or ERISA Affiliates to the PBGC or such Plan.
“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as an Unrestricted Subsidiary in writing to the Administrative Agent pursuant to Section 7.9.
“Unrestricted Subsidiary Non-Recourse Debt” means any Indebtedness of any Unrestricted Subsidiary, in each case in respect of which the holder or holders thereof (a) shall have recourse only to, and shall have the right to require the obligations of such Unrestricted Subsidiary to be performed, satisfied, and paid only out of, the property of such Unrestricted Subsidiary and/or one or more of its Subsidiaries (but only to the extent that such Subsidiaries are Unrestricted Subsidiaries) and/or any other Person (other than Borrower and/or any Restricted Subsidiary) and (b) shall have no direct or indirect recourse (including by way of guaranty, support or indemnity) to the Borrower or any Restricted Subsidiary or to any of their property, whether for principal, interest, fees, expenses or otherwise, except for Capital Stock of such Unrestricted Subsidiary.
“Vessel” means, collectively, tankers, barges, tugboats, articulated tug and barge units, marine vessels and other carriers.
“Wholly-Owned Subsidiary” means (a) any Restricted Subsidiary of which all of the outstanding Capital Stock (other than any directors’ qualifying shares under applicable law), on a fully-diluted basis, are owned by the Borrower and/ or one or more of the Wholly-Owned Subsidiaries or (b) any Restricted Subsidiary that is organized in a jurisdiction and is required by the applicable laws and regulations of such jurisdiction to be partially owned by the government of such jurisdiction or individual or corporate citizens of such jurisdiction, provided that the Borrower, directly or indirectly, owns the remaining Capital Stock in such Subsidiary and, by contract or otherwise, controls the management and business of such Subsidiary and derives economic benefits of ownership of such Subsidiary to substantially the same extent as if such Subsidiary were a Wholly-Owned Subsidiary.
Section 1.2    Time of Day. Unless otherwise expressly provided, all references to time of day in this Agreement and the other Credit Documents shall be references to New York, New York time.
Section 1.3    Accounting Terms; GAAP; Pro Forma Calculations.
(a)Except as otherwise expressly provided herein, and subject to the provisions of this Section 1.3, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time.
(b)Notwithstanding anything to the contrary contained herein, for purposes of calculating any financial test hereunder, compliance with such financial test and the components thereof, including Adjusted EBITDA, Interest Expense and Consolidated Funded Debt, shall be calculated in accordance with the definition of “Pro Forma Basis” with respect to any event described in such definition.
(c)If either the Borrower or the Required Lenders notifies the Administrative Agent that (i) any change in accounting principles from those used in the preparation of the financial statements of the Borrower referred to in Section 5.9 is hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions), and such change affects the calculation of any component of any financial covenant, standard or term found in this Agreement, or (ii) there is a change in federal, state or foreign tax laws which affects the Borrower’s or any of its Restricted Subsidiaries’ ability to comply with the financial covenants, standards or terms found in this Agreement, then if the Borrower shall so request, the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 11.11, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating the Borrower’s and its Restricted Subsidiaries’ consolidated financial condition shall be the same after such changes as if such changes had not been made; provided that, with respect to the changes referred to in clause (i) above, until so amended (or until such request is withdrawn), regardless of whether any such request is made before or after such change or the application thereof, (x) such financial covenants, standards or terms shall continue to be computed in accordance with the relevant accounting principles as in effect immediate prior to such change therein becoming effective and (y) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculation of such financial covenant, standard or term made before and after giving effect to such change.
Section 1.4    Terms and Interpretations Generally.
(a)It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.
(b)For purposes of determining compliance with any covenant hereunder, in the event that any Incurrence of Indebtedness, granting of Liens, making of Restricted Payment or Asset Sales or any other action restricted by any covenant herein meets the criteria of more than one of the baskets or categories of exceptions to such covenant or any definition related thereto, the Borrower will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such action in any manner that complies with the relevant covenant or definition.
(c)For purposes of determining compliance under Sections 7.2, 7.3, 7.4, 7.5 and 7.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the annual financial statements of the Borrower and its Restricted Subsidiaries delivered pursuant to Section 5.9. Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.2, 7.3 and 7.5, with respect to any amount of Indebtedness or Restricted Payment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness is Incurred or Restricted Payment is made.
(d)Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement (unless specifically indicated otherwise) and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II
THE CREDIT FACILITIES

Section 2.1    Loans.
(a)Revolving Loans. Subject to the terms and conditions hereof, each Revolving Lender severally and not jointly agrees to make one or more loans (each, a “Revolving Loan”) to the Borrower submitting a Borrowing Request from time to time on and after the Closing Date prior to the Revolving Commitment Termination Date on a revolving basis; provided, however, that no Lender shall be required to make any Revolving Loan if, immediately after giving effect thereto, (i) the aggregate Revolving Credit Exposure of all Revolving Lenders would thereby exceed the Revolving Credit Commitment Amount then in effect or (ii) the Revolving Credit Exposure of such Lender would thereby exceed its Revolving Commitment then in effect. Each Borrowing of Revolving Loans shall be made ratably from the Lenders in proportion to their respective Revolving Percentages. Revolving Loans may be repaid, in whole or in part, and all or any portion of the principal amounts thereof reborrowed, from time to time before the Revolving Commitment Termination Date, subject to the terms and conditions hereof. Funding of any Revolving Loans shall be in Dollars.
(b)Term A-1 Loans. Subject to the terms and conditions hereof, each Term Loan A- 1 Lender severally and not jointly agrees to make one or more loans (each, a “Term A-1 Loan”) to the Borrower submitting a Borrowing Request on and after the Closing Date prior to the Term Loan A-1 Commitment Termination Date; provided, however, that (i) no Lender shall be required to make any Term A-1 Loan if, immediately after giving effect thereto, (1) the aggregate Term Loan A-1 Exposure of all Term Loan A-1 Lenders would thereby exceed the Term Loan A-1 Credit Commitment Amount then in effect or (2) the Term Loan A-1 Exposure of such Lender would thereby exceed its Term Loan A-1 Commitment then in effect and (ii) Term A-1 Loans shall be made in one drawing on a Business Day on or before the Term Loan A-1 Commitment Termination Date. Each Borrowing of Term A-1 Loans shall be made ratably from the Lenders in proportion to their respective Term Loan-A1 Percentages. Term A-1 Loans are not revolving and amounts borrowed and repaid may not be thereafter reborrowed. Funding of any Term A-1 Loans shall be in Dollars.
(c)Term A-2 Loans. Subject to the terms and conditions hereof, each Term Loan A- 2 Lender severally and not jointly agrees to make one or more loans (each, a “Term A-2 Loan”) to the Borrower submitting a Borrowing Request from time to time on and after the Closing Date prior to the Term Loan A-2 Commitment Termination Date; provided, however, that (i) no Lender shall be required to make any Term A-2 Loan if, immediately after giving effect thereto, (1) the aggregate Term Loan A-2 Credit Exposure of all Term Loan A-2 Lenders would thereby exceed the Term Loan A-2 Credit Commitment Amount then in effect or (2) the Term Loan A-2 Credit Exposure of such Lender would thereby exceed its Term Loan A-2 Commitment then in effect and (ii) Term A-2 Loans shall be made in up to six drawings. Each Borrowing of Term A-2 Loans shall be made ratably from the Lenders in proportion to their respective Term Loan-A2 Percentages. Term A-2 Loans are not revolving and amounts borrowed and repaid may not be thereafter reborrowed. Funding of any Term A-2 Loans shall be in Dollars.
Section 2.2 Types of Loans and Minimum Borrowing Amounts. Borrowings of Loans may be outstanding as either Base Rate Loans or Eurodollar Loans, as selected by the Borrower pursuant to Section 2.3. Each Borrowing of Base Rate Loans shall be in an amount of not less than $1,000,000 and each Borrowing of Eurodollar Loans shall be in an amount of not less than $2,000,000 and in an integral multiple of $100,000 in excess thereof; provided, however, that if such Loans are Term A-2 Loans, each Borrowing of such Term A-2 Loans shall be in an amount of not less than $20,000,000.
Section 2.3    Manner of Loan Borrowings; Continuations and Conversions of Borrowings.
(a)Notice of Borrowing. To request the advance of a Borrowing of Loans (other than Mandatory Borrowings), the Borrower shall give notice to the Administrative Agent, in accordance with Section 2.3(c), by no later than (i) 12:00 P.M. at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans and (ii) 10:00 A.M. on the date the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans.
(b)Notice of Continuation or Conversion of Outstanding Borrowings. The Borrower may from time to time elect to change or continue the type of interest rate borne by each Loan Borrowing or, subject to the minimum amount requirements in Section 2.1(c) for each outstanding Loan Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, the Borrower may continue part or all of such Borrowing as Eurodollar Loans for an Interest Period specified by it or convert part or all of such Borrowing into Base Rate Loans on the last day of the Interest Period applicable thereto, or the Borrower may earlier convert part or all of such Borrowing into Base Rate Loans so long as it pays the breakage fees and funding losses provided in Section 2.11; and (ii) if such Borrowing is of Base Rate Loans, the Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period specified by it on any Business Day, in each case pursuant to notices of continuation or conversion as set forth below. The Borrower may select multiple Interest Periods for the Eurodollar Loans requested in any single Borrowing Request, provided that at no time shall the number of different Interest Periods for outstanding Eurodollar Loans exceed twenty (20) (it being understood for such purposes that (x) Interest Periods of the same duration, but commencing on different dates, shall be counted as different Interest Periods, and (y) all Interest Periods commencing on the same date and of the same duration shall be counted as one Interest Period regardless of the number of Borrowings or Loans involved). Notices of the continuation of such Eurodollar Loans for an additional Interest Period or of the conversion of part or all of such Eurodollar Loans into Base Rate Loans or of such Base Rate Loans into Eurodollar Loans must be given by no later than (A) 12:00 P.M. at least three (3) Business Days prior to the date of such continuation of, or conversion to, Eurodollar Loans and (B) 12:00 P.M. on the date of any conversion of Eurodollar Loans to Base Rate Loans.
(c)Manner of Notice. The Borrower shall give such notices concerning the advance, continuation, or conversion of a Borrowing described in Sections 2.3(a) and (b), as applicable, by telephone, facsimile or email (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing) pursuant to a Borrowing Request, which shall specify the date of the requested advance, continuation or conversion (which shall be a Business Day), the amount of the requested Borrowing, whether such Borrowing is to be comprised of a Borrowing of Revolving Loans, Term A-1 Loans or Term A-2 Loans, whether such Borrowing is to be advanced, continued, or converted, the Type of Revolving Loans to comprise such new, continued or converted Borrowing, if such Borrowing is to be comprised of Eurodollar Loans and the Interest Period applicable thereto and the Borrower. The Borrower agrees that the Administrative Agent may rely on any such telephonic, facsimile or email notice given by any Person it in good faith believes is an authorized representative of the Borrower without the necessity of independent investigation and that, if any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.
(d)Notice to the Lenders. The Administrative Agent shall give prompt telephonic, email or facsimile notice to each Revolving Lender, Term Loan A-1 Lender and Term Loan A-2 Lender of any notice received by it pursuant to this Section 2.3 relating to a Revolving Loan Borrowing, a Term Loan A-1 Borrowing or a Term Loan A-2 Borrowing, as applicable. The Administrative Agent shall give notice to the Borrower and each applicable Lender by like means of the interest rate applicable to each Borrowing of Eurodollar Loans of the Borrower (but, if such notice is given by telephone, the Administrative Agent shall confirm such rate in writing) promptly after the Administrative Agent has made such determination.
(e)Failure to Notify. If the Borrower fails to give notice pursuant to Section 2.3(a) or (b) of (i) the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans or (ii) a Borrowing of Revolving Loans to pay outstanding Reimbursement Obligations, and has not notified the Administrative Agent by (A) 12:00 P.M. at least three (3) Business Days before the last day of the Interest Period for any Borrowing of Eurodollar Loans or (B) the day such Reimbursement Obligation becomes due, respectively, that it intends to repay such Borrowing or Reimbursement Obligation, as applicable, the Borrower shall be deemed to have requested, respectively, (x) the continuation of such Borrowing as a Eurodollar Loan with an Interest Period of one (1) month or (y) the advance of a new Borrowing of Base Rate Loans on such day in the amount of the Reimbursement Obligation then due, which Borrowing pursuant to this clause (y) shall be deemed to have been funded on such date by the Revolving Lenders in accordance with Section 2.3(a) and to have been applied on such day to pay the Reimbursement Obligation then due, in each case so long as no Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing but otherwise disregarding the conditions to the advance of Borrowings set forth in Section 4.3. Upon the occurrence and during the continuance of any Event of Default, and upon written notice thereof from the Administrative Agent to the Borrower (i) each Eurodollar Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan, and

(ii) the obligation of the Lenders to make, continue or convert Loans into Eurodollar Loans shall be suspended.
(f) Conversion. If the Borrower shall elect to convert any particular Borrowing pursuant to this Section 2.3 from one Type of Loan to the other only in part, then, from and after the date on which such conversion shall be effective, such particular Borrowing shall, for all purposes of this Agreement (including, for purposes of subsequent application of this sentence) be deemed to instead constitute two Borrowings (each originally advanced on the same date as such particular Borrowing), one comprised of (subject to subsequent conversion in accordance with this Agreement) Eurodollar Loans in an aggregate principal amount equal to the portion of such Borrowing so elected by the Borrower to be comprised of Eurodollar Loans and the second comprised of (subject to subsequent conversion in accordance with this Agreement) Base Rate Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to be comprised of Base Rate Loans. If the Borrower shall elect to have multiple Interest Periods apply to any such particular Borrowing comprised of Eurodollar Loans, then, from and after the date such multiple Interest Periods commence, such particular Borrowing shall, for all purposes of this Agreement (including, for purposes of subsequent application of this sentence), be deemed to constitute a number of separate Borrowings (each originally commencing on the same date as such particular Borrowing) equal to the number of, and corresponding to, the different Interest Periods so selected, each such deemed separate Borrowing corresponding to a particular selected Interest Period comprised of (subject to subsequent conversion in accordance with this Agreement) Eurodollar Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to have such Interest Period. This Section 2.3(f) shall be applied appropriately in the event that the Borrower shall make the elections described in the two preceding sentences at the same time with respect to the same particular Borrowing.
Section 2.4 Interest Periods. As provided in Section 2.3, at the time of each request for a Borrowing of Eurodollar Loans, or for the continuation or conversion of any Borrowing of Eurodollar Loans, the Borrower shall select the Interest Period(s) to be applicable to such Loans from among the available options, subject to the limitations in Section 2.3; provided, however, that:
(a)no Interest Period may be selected (1) with respect to Revolving Loans that extends beyond the Revolving Commitment Termination Date, (2) with respect to Term A-1 Loans that extends beyond the Maturity Date, or (3) with respect to Term A-2 Loans that extends beyond the Maturity Date;
(b)whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided, however, that if the next succeeding Business Day is in the next calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and
(c)for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no such numerically corresponding day in the month in which an Interest Period is to end or if an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
Section 2.5    Funding of Loans.
(a)Disbursement of Loans. Not later than 12:00 P.M. with respect to Borrowings of Eurodollar Loans, and 2:00 P.M. with respect to Borrowings of Base Rate Loans, on the date of any requested advance of a new Borrowing of Loans, each Lender, subject to all other provisions hereof, shall make available for the account of its applicable Lending Office its Loans comprising its portion of such Borrowing in funds immediately available for the benefit of the Administrative Agent in the applicable Administrative Agent’s Account and according to the payment instructions of the Administrative Agent. The Administrative Agent shall promptly make the proceeds of each such Borrowing available in immediately available funds to the Borrower (or as directed in writing by the Borrower) on such date. In the event that any Lender does not make such amounts available to the Administrative Agent by the time prescribed above, but such amount is received later that day, such amount shall nevertheless be promptly credited to the Borrower in the manner described in the preceding sentence (and if such credit is made on the next Business Day, with interest on such amount to begin accruing hereunder on such next Business Day); provided that acceptance by the Borrower of any such late amount shall not be deemed a waiver by the Borrower of any rights it may have against such Lender. No Lender shall be responsible to the Borrower for any failure by another Lender to fund its portion of a Borrowing, and no such failure by a Lender shall relieve any other Lender from its obligation, if any, to fund its portion of a Borrowing.
(b)Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to the time at which such Lender is scheduled to make payment to the Administrative Agent of the proceeds of a Revolving Loan (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and in reliance upon such assumption may (but shall not be required to) make available to the Borrower the proceeds of the Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent the amount made available to the Borrower attributable to such Lender together with interest thereon for each day during the period commencing on the date such amount was made available to the Borrower and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent at a rate per annum equal to the Administrative Agent’s cost of funds for such amount. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrower will, on demand, repay to the Administrative Agent the proceeds of the Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Loan, but the Borrower will in no event be liable to pay any amounts otherwise due pursuant to Section 2.11 in respect of such repayment. Nothing in this Section shall be deemed to relieve any Lender from any obligation to fund any Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(c)Source of Funding Options. Each Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
Section 2.6    Applicable Interest Rates.
(a)Base Rate Loans. Each Base Rate Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Eurodollar Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) the Base Rate from time to time in effect plus the Applicable Margin. The Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).
(b)Eurodollar Loans. Each Eurodollar Loan shall bear interest (computed on the basis of a 360-day year and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Base Rate Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) the sum of Adjusted LIBOR plus the Applicable Margin. The Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise) or, in the case of , conversion to a Base Rate Loan on a day prior to the end of the current Interest Period therefor, on the date of such conversion.
(c)Swingline Loans. Each Swingline Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, and actual days elapsed including the first day but excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the lesser of (i) the Highest Lawful Rate or (ii) the Base Rate from time to time in effect plus the Applicable Margin for Base Rate Loans. The Borrower agrees to pay such interest on each Interest Payment Date for such Loan and at maturity (whether by acceleration or otherwise).

(d)Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and Reimbursement Obligations hereunder insofar as such interest rate involves a determination of Base Rate, Adjusted LIBOR, LIBOR Rate or LIBOR Market Index Rate, or any applicable default rate pursuant to Section 2.7, and such determination shall be conclusive and binding except in the case of the Administrative Agent’s manifest error or willful misconduct. The Administrative Agent shall promptly give notice to the Borrower and each Lender of each determination of Adjusted LIBOR with respect to each Eurodollar Loan.
Section 2.7 Default Rate. If any payment of principal or interest on any Loan is not made when due after the expiration of the grace period therefor provided in Section 8.1(a) (whether by acceleration or otherwise), or any Reimbursement Obligation is not paid when due as provided in Section 2.12(c), such past due Loan or Reimbursement Obligation shall bear interest (computed on the basis of a year of 360, 365 or 366 days, as applicable, and actual days elapsed) after any such grace period expires until such principal then due is paid in full, which the Borrower agrees to pay on demand, at a rate per annum equal to:
(a)(i) for any Base Rate Loan, the lesser of (A) the Highest Lawful Rate and (B) the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due) plus the Applicable Margin, and (ii) for any Swingline Loan, the lesser of (A) the Highest Lawful Rate and (B) the sum of two percent (2%) per annum plus the LIBOR Market Index Rate from time to time in effect (but not less than the LIBOR Market Index Rate in effect at the time such payment was due) plus the Applicable Margin;
(b)for any Eurodollar Loan, the lesser of (i) the Highest Lawful Rate and (ii) the sum of two percent (2%) per annum plus the rate of interest (inclusive of the Applicable Margin) in effect thereon at the time of such default until the end of the Interest Period for such Loan and, thereafter, at a rate per annum equal to the sum of two percent (2%) per annum plus the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due) plus the Applicable Margin for Base Rate Loans; and
(c)for any unpaid Reimbursement Obligations, the lesser of (i) the Highest Lawful Rate and (ii) the sum of two percent (2%) per annum plus (x) in the case of any Reimbursement Obligations payable in Dollars, the Base Rate from time to time in effect (but not less than the Base Rate in effect at the time such payment was due) plus the Applicable Margin for Base Rate Loans, or (y) in the case of any Reimbursement Obligations payable in any currency other than Dollars, the interest rate (inclusive of the Applicable Margin) that would otherwise then be applicable under this Agreement to a Eurodollar Loan for an Interest Period of one month as from time to time in effect (but not less than such interest rate in effect at the time such payment was due).
It is the intention of the Administrative Agent and the Lenders to conform strictly to usury laws applicable to them. Accordingly, if the transactions contemplated hereby or any Loan or other Obligation would be usurious as to any of the Lenders under laws applicable to it (including the laws of the United States of America, including to the extent applicable, 46 U.S.C. Section 31322(b)), and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement, the Notes or any other Credit Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other Credit Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement, the Notes or any other Credit Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or, if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder or holders thereof resulting from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to such Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Notes, any other Credit Document or otherwise shall be automatically canceled by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans or to the Reimbursement Obligations (or if the principal amount of the Loans and all Reimbursement Obligations shall have been paid in full, refunded by such Lender to the Borrower).
Section 2.8    Repayment of Loans; Evidence of Debt.
(a)Repayment of Loans.
(i)The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each Revolving Lender, on the Revolving Commitment Termination Date, the unpaid amount of each Revolving Loan made by such Lender to the Borrower then outstanding. The Borrower hereby unconditionally promises to pay to the Swingline Lender the unpaid principal amount of each Swingline Loan to the Borrower no later than the Revolving Commitment Termination Date.
(ii)The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of the Term Loan A-1 Lenders, in equal quarterly installments, which shall be due and payable on the last Business Day of each March, June, September and December, commencing with June 30, 2015 and ending with June 30, 2017, an amount of 1.25% of the aggregate principal amount of the Term A-1 Loans outstanding.
(iii)The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the ratable account of the Term Loan Lenders, in equal quarterly installments, which shall be due and payable on the last Business Day of each March, June, September and December, commencing with September 30, 2017 and ending with the last full Fiscal Quarter preceding the Maturity Date, an amount of 2.50% of the aggregate principal amount of the Term Loans outstanding, with the outstanding principal balance of the Term Loans due and payable on the Maturity Date.
(b)Record of Loans by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made to the Borrower by such Lender, including the amounts of principal and accrued interest payable and paid to such Lender from time to time hereunder.
(c)Record of Loans by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and, with respect to Eurodollar Loans, the Interest Period applicable thereto, (ii) the amount of any principal or accrued interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)Evidence of Obligations. The entries made in the accounts maintained pursuant to Section 2.8(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)Notes. The Revolving Loans outstanding to the Borrower from any Lender shall, at the written request of such Lender, be evidenced by a Note of the Borrower payable to such Lender substantially in the form of Exhibit 2.8A (each, a “Revolving Note”). If requested by the Swingline Lender, the Swingline Loans outstanding to the Borrower shall be evidenced by a Note of the Borrower payable to the Swingline Lender substantially in the form of Exhibit 2.8B (each, a “Swingline Note”). The Term A-1 Loans outstanding to the Borrower from any Lender shall, at the written request of such Lender, be evidenced by a Note of the Borrower payable to such Lender substantially in the form of Exhibit 2.8C (each, a “Term Loan A-1 Note”). The Term A-2 Loans outstanding to the Borrower from any Lender shall, at the written request of such Lender, be evidenced by a Note of the Borrower payable to such Lender substantially in the form of Exhibit 2.8D (each, a “Term Loan A-2 Note” and together with the Revolving Notes, the Swingline Note and the Term Loan A-1 Notes, each a “Note”). The Borrower agrees to execute and deliver to the Administrative Agent, for the benefit of each Lender requesting a Note, an original of each such Note, appropriately completed, to evidence the respective Loans made by such Lender to the Borrower hereunder, within ten (10) Business Days after the Borrower receives a written request therefor (or such longer period of time as such Lender may reasonably agree).

Section 2.9 Optional Prepayments of Loans. The Borrower shall have the right to prepay any Base Rate Loans or Swingline Loans, without premium or penalty, at any time and from time to time in whole or in part (but, if in part, then in an amount which is equal to or greater than $1,000,000); provided, however, that the Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. on the date of such prepayment. The Borrower shall have the right to prepay any Eurodollar Loans, without premium or penalty, at any time and from time to time in whole or in part (but, if in part, then in an amount which is equal to or greater than $1,000,000 and in an integral multiple of $100,000 in excess thereof or such smaller amount as needed to prepay any particular Borrowing in full) subject to any breakage fees and funding losses that are required to be paid pursuant to Section 2.11, with respect to any such prepayment on a day other than the last day of the applicable Interest Period of the applicable Loan; provided, however, that the Borrower shall have given notice of such prepayment to the Administrative Agent no later than 12:00 P.M. at least three (3) Business Days before the proposed prepayment date (or such shorter period as may be reasonably agreed by the Administrative Agent in its sole discretion). Any such prepayments shall be made by the payment of the principal amount to be prepaid and, with respect to any Eurodollar Loans, accrued and unpaid interest thereon to the date of such prepayment. Optional prepayments shall be applied to the Loans then outstanding in the order specified by the Borrower.
Section 2.10    Mandatory Prepayments of Loans.
(a)Excess Revolving Exposure. In the event and on each occasion that the aggregate Revolving Credit Exposure of all Lenders exceeds the Revolving Credit Commitment Amount then in effect, then (i) the Borrower shall promptly prepay Revolving Loans in an aggregate amount sufficient to eliminate such excess and (ii) if any excess remains after prepaying all of the Borrowings as a result of an L/C Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 8.4(b). Immediately upon determining the need to make any such prepayment, the Borrower shall notify the Administrative Agent of such required prepayment and of the identity of the particular Revolving Loans being prepaid. If the Administrative Agent shall notify the Borrower that the Administrative Agent has determined that any prepayment is required under this Section 2.10, the Borrower shall make such prepayment no later than the second Business Day following such notice. Any mandatory prepayment of Revolving Loans pursuant hereto shall not be limited by the notice or minimum prepayment requirements set forth in Section 2.9. Each such prepayment of Eurodollar Loans under this Section 2.10 shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any applicable breakage fees and funding losses pursuant to Section 2.11.
(b)Issuance and Incurrence of Indebtedness. In the event that the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from the issuance or Incurrence of Indebtedness for money borrowed of the Borrower or any Restricted Subsidiary not permitted to be issued or Incurred pursuant to Section 7.3, the Borrower shall or shall cause the applicable Restricted Subsidiary to, no later than five (5) Business Day following such receipt, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans for the ratable account of the Term Loan Lenders.
(c)Asset Sales; Events of Loss. No later than the fifth (5th) Business Day following the date of receipt (or the date on which such amounts become Net Cash Proceeds by virtue of the expiration of the relevant Reinvestment Period and the relevant CRF Deposit Period) by the Borrower or any of its Restricted Subsidiaries of any Net Cash Proceeds in respect of any Asset Sale or Event of Loss, the Borrower shall or it shall cause the applicable Restricted Subsidiary to apply an amount equal to (i) 100% of such Net Cash Proceeds in respect of any Asset Sale and (ii) 100% of such Net Cash Proceeds in excess of $7,500,000 for each Collateral Vessel in respect of any Event of Loss related to such Collateral Vessel, to prepay outstanding Term Loans for the ratable account of the Term Loan Lenders.
(d)Excess Cash Flow. After the end of each calendar year (commencing with the year ending December 31, 2016), the Borrower shall prepay the outstanding Term Loans for the ratable account of the Term Loan Lenders no later than May 15 of the subsequent calendar year (commencing with May 15, 2017), in an amount as set forth below:
(i)an amount equal to 50% of Excess Cash Flow for such calendar year until an aggregate amount of $75,000,000 of Term Loans has been repaid (through scheduled amortization or otherwise) or prepaid for the period from the initial Borrowing to the date of such calculation (or the outstanding principal balance of the Term Loans is reduced to zero, if less) (the “Mandatory Cash Sweep”), and
(ii)if the aggregate amount of (i) funds paid under any prior Mandatory Cash Sweep plus (ii) the amount calculated as the Mandatory Cash Sweep for the most recent calendar year exceeds 50% of the Excess Cash Flow for the period beginning the first day of the Fiscal Quarter containing the Closing Date to the end of the most recent calendar year, the Mandatory Cash Sweep for such calendar year shall be reduced by the difference between those amounts.
(e)All prepayments of Loans under this Section 2.10 shall be accompanied by the concurrent payment of accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.
(f)The Borrower shall deliver to the Administrative Agent and each Lender, at the time of each prepayment required under this Section 2.10 a certificate of an Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment.

(g)	All prepayments under this Section 2.10 shall be subject to Section 2.11.
Section 2.11 Breakage Fees. If any Lender incurs any loss, cost or expense (excluding loss of anticipated profits and other indirect or consequential damages) by reason of the liquidation or re- employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan as a result of any of the following events other than any such occurrence as a result of a change of circumstance described in Sections 9.1 or 9.2:
(a)any payment, prepayment or conversion of any such Loan on a date other than the last day of its Interest Period (whether by acceleration, mandatory prepayment or otherwise); therefor; or
(b)any failure to make a principal payment of any such Loan on the due date any failure by the Borrower to borrow, continue or prepay, or convert to, any such Loan on the date specified in a notice given pursuant to Section 2.3 or Section 2.9, as applicable (other than by reason of a default of such Lender), then the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be conclusive and binding in the absence of manifest error of such Lender’s entitlement thereto. Within ten (10) days of receipt of such certificate, the Borrower shall pay directly to such Lender such amount as will compensate such Lender for such loss, cost or expense as provided in such certificate, unless such Lender has failed to timely give notice to the Borrower of such claim for compensation as provided herein, in which event the Borrower shall not have any obligation to pay such claim.
Section 2.12    Letters of Credit.
(a)Letters of Credit. Subject to the terms and conditions hereof and in reliance on the Lenders’ obligations under this Section 2.12, each Issuing Bank agrees to issue, from time to time on and after the Closing Date prior to the Revolving Commitment Termination Date, at the request of the Borrower, one or more standby letters of credit in form and substance reasonably acceptable to such Issuing Bank (each, a “Letter of Credit”) for the account of the Borrower or any Subsidiary in a face amount in each case of at least $1,000,000 (or, in either case, such lesser amount as the applicable Issuing Bank may agree to in its sole discretion); provided that an Issuing Bank shall not be required to issue, increase or extend a Letter of Credit pursuant to this Section 2.12 if (i) immediately after giving effect to the issuance, increase or extension thereof, the aggregate L/C Exposures of all Lenders would thereby exceed the L/C Limit, (ii) the issuance, increase or extension of such Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank or any Revolving Lender or would violate one or more policies of such Issuing Bank generally applicable to all applicants with respect to the type of Letters of Credit requested, in each case as notified by such Issuing Bank or such Revolving Lender to the Administrative Agent before the date of issuance, increase or extension of such Letter of Credit or (iii) immediately after giving effect to the issuance, increase or extension thereof, the L/C Exposure of such Issuing Bank would exceed such Issuing Bank’s L/C Sublimit (unless otherwise agreed in writing to by such Issuing Bank in its sole discretion); and provided, further that, if there exists a Defaulting Lender, no Issuing Bank shall be required to issue, increase or extend a Letter of Credit unless the Borrower shall have complied with Section 2.12(g) with respect to any Fronting Exposure that exists at the time of such issuance, increase or extension, as applicable, or would exist immediately after giving effect to such issuance, increase or extension, as applicable. Letters of Credit and any increases and extensions thereof hereunder shall be issued in face amounts denominated in Dollars.

(b)	Issuance Procedure.
(i)To request that an Issuing Bank issue a Letter of Credit, at least three (3) Business Days prior to the date of the requested issuance (or such shorter period of time as such Issuing Bank may reasonably agree to in its sole discretion), the Borrower shall deliver to such Issuing Bank (x) a duly executed application for such Letter of Credit substantially in such Issuing Bank’s customary form or in such other form as may be approved by the Borrower and such Issuing Bank or complete such other computerized issuance or application procedure, instituted from time to time by such Issuing Bank and agreed to by the Borrower (each, an “Application”), appropriately completed and signed by an Authorized Officer of the Borrower and including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable Issuing Bank, in each case, completed to the reasonable satisfaction of such Issuing Bank, and (y) such other information as such Issuing Bank may reasonably request in accordance with its customary letter of credit issuance procedures, including information that would permit such Issuing Bank to verify the beneficiary’s identity or to comply with any applicable law or regulations, including any Sanctions Laws and Regulations. Upon the receipt by the applicable Issuing Bank of a properly completed and, if applicable, executed Application and any other reasonably requested information in accordance with the terms of the preceding sentence, such Issuing Bank will process such Application in accordance with its customary procedures and issue the requested Letter of Credit on the requested issuance date. In the event of any irreconcilable conflict between the terms and conditions of this Agreement and an Application, the provisions of this Agreement shall govern. Unless the applicable Issuing Bank has received notice from the Administrative Agent prior to the requested issuance that any of the conditions to issuance (whether set forth herein, in Section 4.3 or otherwise) have not been satisfied, the applicable Issuing Bank may assume that all such conditions have been satisfied. The Borrower requesting the issuance of any Letter of Credit may cancel such request to issue such Letter of Credit at any time prior to the actual issuance thereof by providing the applicable Issuing Bank with written notice thereof; provided, that, for the avoidance of doubt, the Borrower shall remain liable to such Issuing Bank for all costs and expenses reasonably Incurred by such Issuing Bank in connection therewith. Unless cash collateralized in a manner satisfactory to the relevant Issuing Bank or other arrangements satisfactory to the relevant Issuing Bank (in such Issuing Bank’s sole discretion) with respect thereto have been made as provided below and a later date is otherwise agreed to by the applicable Issuing Bank, each Letter of Credit shall have an expiration date no later than five (5) Business Days before the Revolving Commitment Termination Date. Each Issuing Bank that issues a Letter of Credit agrees to issue amendments to any Letter of Credit increasing its amount, or extending its expiration date, at the request of the Borrower, subject to the conditions precedent set forth in Section 4.3 (which each Issuing Bank may assume are satisfied unless notified otherwise by the Administrative Agent in accordance with this Section 2.12(b)) and the other terms and conditions of this Section 2.12.
(ii)If the Borrower so requests in any applicable Application and, in any event, in the case of Letters of Credit with a one-year tenor, the relevant Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto- Extension Letter of Credit”); provided that (A) any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (and, unless an Event of Default is continuing, such Issuing Bank shall give such notice of non-extension to the beneficiary if so directed by the Borrower) and (B) the Issuing Bank will not permit the extension of any Letter of Credit that would result in the expiration date of such Letter of Credit being later than the date that is five (5) Business Days prior to the Revolving Commitment Termination Date (unless such Letter of Credit is cash collateralized or other arrangements satisfactory to the relevant Issuing Bank in such Issuing Bank’s sole discretion) with respect thereto have been made as provided below and a later date is otherwise agreed to by the applicable Issuing Bank). Unless otherwise notified to the Borrower by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the earlier of (A) one year from the date of such issuance or an anniversary of any such extension and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date (unless such Letter of Credit is cash collateralized or other arrangements satisfactory to the relevant Issuing Bank (in such Issuing Bank’s sole discretion) with respect thereto have been made as provided below and a later date is otherwise agreed to by the applicable Issuing Bank); provided that such Issuing Bank shall not permit any such extension if (x) such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.12 or otherwise), or (y) it has received notice on or before the day that is two (2) Business Days before the date which has been agreed upon pursuant to the proviso of the first sentence of this Section 2.12(b)(ii), from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.3 are not then satisfied. Notwithstanding anything to the contrary herein, any Letter of Credit (including an Auto-Extension Letter of Credit) may have an expiration date later than the date that is five (5) Business Days before the Revolving Commitment Termination Date, if (A) the Borrower requesting such Letter of Credit shall provide, no later than the Revolving Commitment Termination Date, (x) cash collateral to the applicable Issuing Bank in an amount equal to 105% of the undrawn face amount of such Letter of Credit or (y) a back-to-back letter of credit in form and substance satisfactory to the applicable Issuing Bank (in its sole discretion) in an amount equal to 105% of the undrawn face amount of such Letter of Credit from a bank or financial institution reasonably satisfactory to the applicable Issuing Bank) and which provides that such Issuing Bank may make a drawing thereunder in the event that such Issuing Bank pays a drawing under such Letter of Credit or (B) other arrangements satisfactory to the applicable Issuing Bank in its sole discretion shall have been made with respect to such Letter of Credit; provided, each Revolving Lender’s participation under Section 2.12(d) in any such Letter of Credit shall revert to such Issuing Bank on the Revolving Commitment Termination Date, and no Revolving Lender shall be entitled to any Letter of Credit fees pursuant to Section 3.1(b) on and after the Revolving Commitment Termination Date.

(c)	Reimbursement Obligations, etc.
(i)The Borrower hereby irrevocably and unconditionally agrees to reimburse each Issuing Bank for each payment or disbursement made by such Issuing Bank under a Letter of Credit requested by the Borrower (a “Reimbursement Obligation”) within two (2) Business Days of the date that the Borrower receives notice from such Issuing Bank that such draft has been paid or such other payment has been made (and such Issuing Bank hereby agrees to give the Borrower such notice within one (1) Business Day after such draft is drawn or such other payment is made, provided, however, that the failure of such Issuing Bank to provide notice within such time period shall not release Borrower from its Reimbursement Obligations). Reimbursement Obligations may be reimbursed by the Borrower with either funds not borrowed hereunder or with a Borrowing of Revolving Loans in accordance with Section 2.3 (including paragraph (e) thereof) and subject to the other applicable terms and conditions contained in this Agreement. Reimbursement Obligations shall bear interest (which the Borrower hereby promises to pay) from and after the date such draft is paid or other payment is made until (but excluding the date) such Reimbursement Obligation is paid at the lesser of (A) the Highest Lawful Rate and (B) the Base Rate plus the Applicable Margin (in the case of a Reimbursement Obligation payable in Dollars) or the rate of interest that would then be applicable hereunder to an Eurodollar Loan with an Interest Period of one month plus the Applicable Margin, in each case so long as such Reimbursement Obligation shall not be past due, and thereafter at the default rate per annum as set forth in Section 2.7(c), whether or not the Revolving Commitment Termination Date shall have occurred.
(ii)In determining whether to honor any drawing under any Letter of Credit by the beneficiary(ies) thereof, the parties hereto agree that, with respect to drafts or other documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its reasonable discretion, either accept and make payment upon such drafts or other documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. For the avoidance of doubt, the parties hereto further acknowledge and agree that in respect of any Letter of Credit that contains a non-documentary condition, including any determination as to whether the Borrower or other Person performed or failed to perform obligations under any contract, the applicable Issuing Bank shall deem such condition as not stated and shall disregard such condition.
(iii)The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its or any Credit Party’s use of such Letter of Credit. Neither an Issuing Bank nor any of its respective officers or directors shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or any proceeds therefrom or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or (c) any other circumstances (whether or not similar to any of the foregoing) whatsoever in making or failing to make payment under any Letter of Credit, including such Issuing Bank’s own negligence, but not for such Issuing Bank’s gross negligence or willful misconduct.
(iv)The Borrower agrees for the benefit of each Issuing Bank and each Revolving Lender that, notwithstanding any provision of any Application, the obligations of the Borrower under this Section 2.12(c) and each applicable Application shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement and each applicable Application under all circumstances whatsoever (other than the defense of payment in full in accordance with this Agreement), including, the following circumstances (subject in all cases to the defense of payment in full in accordance with this Agreement):
(A)any lack of validity or enforceability of any of the L/C Documents;
(B)any amendment or waiver of or any consent to depart from all or any of the provisions of any of the L/C Documents;
(C)the existence of any claim, set-off, defense or other right the Borrower or any Subsidiary may have at any time against a beneficiary of a Letter of Credit (or any person for whom a beneficiary may be acting), an Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, another L/C Document or any unrelated transaction;
(D)any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(E)payment by any Issuing Bank under a Letter of Credit against presentation to such Issuing Bank of a draft or certificate that does not comply with the terms of the Letter of Credit; or
(F)any other act or omission to act or delay of any kind by any Issuing Bank, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 2.12(c), constitute a legal or equitable discharge of the Borrower’s obligations hereunder or under an Application;
provided, however, the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (but excluding special, indirect, consequential or punitive damages, which are hereby waived to the extent not prohibited by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct as found in a final non-appealable judgment of a court of competent jurisdiction.
(d)The Participating Interests. Immediately upon the issuance or increase of each Letter of Credit, without any further action by any Person, each Revolving Lender severally and not jointly shall be deemed to have purchased from each Issuing Bank, and such Issuing Bank shall be deemed to have sold to each Revolving Lender, an undivided percentage participating interest, to the extent of its Revolving Percentage, in each Letter of Credit issued or increased by, and Reimbursement Obligation owed to, such Issuing Bank in connection with a Letter of Credit. Upon any failure by the Borrower to pay any Reimbursement Obligation in connection with a Letter of Credit issued by an Issuing Bank at the time required in Sections 2.12(c) and 2.3(e), or if such Issuing Bank is required at any time to return to the Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment by the Borrower of any Reimbursement Obligation in connection with a Letter of Credit, such Issuing Bank shall promptly give notice of same to the Administrative Agent and the Administrative Agent shall promptly give notice thereof to each Revolving Lender. Such Issuing Bank shall have the right to require each Revolving Lender to fund its participation in such Reimbursement Obligation. Each Revolving Lender (except the Issuing Bank that issued such Letter of Credit, if it is also a Revolving Lender) shall pay to the Administrative Agent for the account of the applicable Issuing Bank an amount equal to such Revolving Lender’s Revolving Percentage of such unpaid or recaptured Reimbursement Obligation not later than the Business Day it receives notice from the Administrative Agent to such effect, if such notice is received before 2:00 P.M., or not later than the following Business Day if such notice is received after such time. The Administrative Agent shall promptly pay such amounts to such Issuing Bank. If a Revolving Lender fails to pay timely such amount to the Administrative Agent for the account of the applicable Issuing Bank, it shall also pay to the Administrative Agent for the account of the applicable Issuing Bank interest on such amount accrued from the date payment of such amount was made by such Issuing Bank to the date of such payment by the Revolving Lender at a rate per annum equal to the Base Rate in effect for each such day and only after such payment shall such Revolving Lender be entitled to receive its Revolving Percentage of each payment received on the relevant Reimbursement Obligation and of interest paid thereon. The Administrative Agent shall promptly pay such amounts to such Issuing Bank. The several obligations of the Revolving Lenders to the Issuing Banks under this Section 2.12(d) shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment any Lender may have or have had against the Borrower, any Issuing Bank, any other Lender or any other Person whatsoever including any defense based on or related to (i) the failure of the demand for payment under the Letter of Credit to conform to the terms of such Letter of Credit, (ii) the legality, validity, regularity or enforceability of such Letter of Credit, (iii) force majeure or (iv) ANY DEFENSE RESULTING FROM AN ISSUING BANK’S OWN SIMPLE OR CONTRIBUTORY NEGLIGENCE. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any subsequent reduction or termination of any Revolving Commitment of a Revolving Lender, and each payment by a Revolving Lender under this Section 2.12 shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)Letter of Credit and Reimbursement Obligation Amounts. Unless otherwise specified herein, the amount of a Letter of Credit or Reimbursement Obligation at any time shall be deemed to be, respectively, the stated amount of such Letter of Credit in effect at such time or the amount of Reimbursement Obligation outstanding at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
(f)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance (or increase or extension) of Letters of Credit for the account of its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the issuance (or increase or extension) of such Letters of Credit and the businesses of such Subsidiaries.
(g)Letter of Credit Fronting Exposure. If, at any time there shall exist any Fronting Exposure with respect to Letters of Credit, then the Borrower shall, if the full amount of such Fronting Exposure has not been reallocated pursuant to Section 2.16(a)(iv), promptly upon the request of the Administrative Agent or the applicable Issuing Bank, take one or more of the following actions as the Borrower may elect: (i) deliver to the Administrative Agent cash (with respect to each Letter of Credit in the same currency as the currency in which such Letter of Credit is issued) or Cash Equivalent Collateral to secure such unallocated Fronting Exposure in accordance with Section

8.4(b) and/or (ii) enter into other arrangements satisfactory to such Issuing Bank (in such Issuing Bank’s sole discretion, including pursuant to Section 9.6) with the Issuing Bank to eliminate such Fronting Exposure.
Section 2.13 Reductions and Terminations of the Commitments and the Swingline Commitment. The Borrower shall have the right at any time and from time to time, upon three (3) Business Days’ prior and irrevocable written notice (provided, such notice may be conditioned upon the effectiveness of other credit facilities or the closing of one or more securities offerings, in which case such notice shall be deemed rescinded if such condition shall fail to be satisfied by the proposed Closing Date of such commitment termination, provided, further, that upon any such rescission, the Borrower shall be liable for any breakage fees and funding losses that are required to be paid pursuant to Section 2.11) to the Administrative Agent, to terminate or reduce the Commitments or the Swingline Commitment, in each case without premium or penalty and in whole or in part, with any partial reduction (i) to be in an amount not less than $1,000,000 as determined by the Borrower and in integral multiples of $1,000,000 in excess thereof and (ii) as to the Commitments, to be allocated ratably among the Lenders in proportion to their respective Revolving Percentages, Term Loan A-1 Percentages or Term Loan A-2 Percentages, as applicable; provided, that (a) the Revolving Credit Commitment Amount may not be reduced to an amount less than the aggregate Revolving Credit Exposure of all Lenders, after giving effect to payments on such proposed termination or reduction date and (b) the Term Loan A-2 Commitment Amount may not be reduced to an amount less than the aggregate Term Loan A-2 Exposure of all Lenders, after giving effect to payments on such proposed termination or reduction date; provided, however, that for purposes of determining the amount of L/C Obligations in the immediately preceding proviso, such L/C Obligations may be reduced on a dollar-for-dollar basis by the amount of (a) cash and Cash Equivalent Collateral deposited with the Administrative Agent for the purpose of securing such L/C Obligations and (b) the face amount of back-to-back letters of credit issued in connection with one or more Letters of Credit included in such L/C Obligations by a bank(s) or financial institution(s) whose short-term unsecured debt rating is rated A or above by either S&P or Moody’s or such other bank(s) or financial institution(s) satisfactory to the Required Revolving Lenders with an expiration date of at least five (5) days after the expiration date of the applicable backstopped Letter of Credit and which provides that the Administrative Agent may make a drawing thereunder in the event that a drawing is made under the applicable backstopped Letter of Credit; provided, further that the Revolving Credit Commitment Amount may not be reduced to an amount less than the Swingline Commitment, after giving effect to any contemporaneous reduction thereof. The Administrative Agent shall give prompt notice (i) to each Revolving Lender of any such termination or reduction of the Revolving Commitments or the Swingline Commitment, (ii) to each Term Loan A-1 Lender of any such termination or reduction of the Term Loan A-1 Commitments and (iii) to each Term Loan A-2 Lender of any such termination or reduction of the Term Loan A-2 Commitments. Any termination of Commitments or the Swingline Commitment pursuant to this Section 2.13 is permanent and may not be reinstated.
Section 2.14    [Reserved].
Section 2.15    Swingline Loans.
(a)Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time on and after the Closing Date prior to the Swingline Maturity Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment, (ii) the sum of (x) the Swingline Exposure of such Swingline Lender, (y) the aggregate principal amount of outstanding Revolving Loans made by such Swingline Lender (in its capacity as a Revolving Lender) and (z) the L/C Exposure of such Swingline Lender (in its capacity as a Revolving Lender) exceeding its Revolving Commitment then in effect and (iii) the aggregate Revolving Credit Exposure of all Revolving Lenders exceeding the Revolving Credit Commitment Amount then in effect. The Swingline Loans shall be Base Rate Loans. Each outstanding Swingline Loan shall be repaid in full on the earlier of (a) fifteen (15) Business Days after such Swingline Loan is initially borrowed and (b) the Swingline Maturity Date. No Swingline Lender shall make any Swingline Loan after receiving a written notice from the Borrower, the Administrative Agent or any Lender stating that an Event of Default exists and is continuing until such time as the Swingline Lenders shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Event of Default in accordance with Section 11.11. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow Swingline Loans.
(b)To request a Swingline Loan, the Borrower shall deliver, by hand delivery, facsimile or email, a duly completed and executed Swingline Loan Request substantially in the form of Exhibit 2.15 (each, a “Swingline Request”) to the Administrative Agent and the Swingline Lender, not later than 2:00 p.m., on the requested advance date of a proposed Swingline Loan. Each such Swingline Request shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan and the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower to an account as directed in writing by the Borrower in the applicable Swingline Request maintained with the Administrative Agent by 3:00 p.m. on the requested date of such Swingline Loan. Swingline Loans shall be made in minimum amounts of $1,000,000 and integral multiples of $100,000 above such amount.
(c)On any Business Day, the Swingline Lender may, in its sole discretion, give notice to each Revolving Lender that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans, in which case Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by each Revolving Lender pro rata based on each Revolving Lender’s Revolving Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans upon one Business Day notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 4.3 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the aggregate Revolving Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Revolving Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Revolving Lenders to share in such Swingline Loans ratably based upon their respective Revolving Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Revolving Lender purchasing same from and after such date of purchase.
(d)Mandatory Borrowings shall be made upon the notice specified in Section 2.15(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.
(e)If, at any time there shall exist any Fronting Exposure with respect to the Swingline Exposure, then the Borrower shall, if the full amount of such Fronting Exposure has not been reallocated pursuant to Section 2.16(a)(iv), promptly upon the request of the Administrative Agent or the Swingline Lender, prepay such Swingline Loan to eliminate such unallocated Fronting Exposure or enter into other arrangements satisfactory to the Swingline Lender (in the Swingline Lender’s sole discretion, including pursuant to Section 9.6) with the Swingline Lender to eliminate such Fronting Exposure.
Section 2.16    Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in Section 11.10(a).

(ii)Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 11.6), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Banks or Swingline Lender, to be held as collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swingline Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Credit Party as a result of any judgment of a court of competent jurisdiction obtained by such Credit Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Reimbursement Obligations were made at a time when the conditions set forth in Section 4.3 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held to be applied) pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and such Defaulting Lender shall have no recourse to any Credit Party for the payment of such amounts, and each Lender irrevocably consents hereto and the application of such payments in accordance with this Section shall not constitute an Event of Default or a Default, and no payment of principal of or interest on the Loans of such Defaulting Lender shall be considered to be overdue for purposes of any Credit Document, if, had such payments been applied without regard to this Section, no such Event of Default or Default would have occurred and no such payment of principal of or interest on the Loans of such Defaulting Lender would have been overdue.
(iii)Certain Fees. Commitment fees under Section 3.1(a) shall cease to accrue on the Commitment of such Defaulting Lender and such Defaulting Lender shall not be entitled to receive any letter of credit fees under Section 3.1(b), in each case for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fees that otherwise would have been required to have been paid to such Defaulting Lender).
(iv)Reallocation of Percentages to Reduce Fronting Exposure. During any period in which there is a Revolving Lender that is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender that is a Revolving Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.12 and 2.15, the “Revolving Percentage” of each non-Defaulting Lender that is Revolving Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that, the aggregate obligation of each non-Defaulting Lender that is a Revolving Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (A) the Revolving Commitment of such non-Defaulting Lender minus (B) the Revolving Credit Exposure of such non-Defaulting Lender.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, and with respect to a Revolving Lender, the Swingline Lender and the Issuing Banks agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the Closing Date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the outstanding Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages or Term Loan A-2 Percentages, as applicable (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Credit Party while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder in any Lender’s status from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)No Waiver. The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.16(c) are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, Issuing Bank, Swingline Lender, the Borrower or any other Credit Party may at any time have against, or with respect to, such Defaulting Lender.

ARTICLE III
FEES AND PAYMENTS
Section 3.1    Fees.
(a)Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the ratable account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. The Borrower agrees to pay to the Administrative Agent for the ratable account of each Term Loan A-1 Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily unused amount of the Term Loan A-1 Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Term Loan A-1 Commitment terminates. The Borrower agrees to pay to the Administrative Agent for the ratable account of each Term Loan A-2 Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily unused amount of the Term Loan A-2 Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Term Loan A-2 Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on June 30, 2015, and on the Revolving Commitment Termination Date, Term Loan A-1 Commitment Termination Date or Term Loan A-2 Commitment Termination Date, as applicable. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)Letter of Credit Fees. Commencing June 30, 2015, and thereafter on the last day of each March, June, September and December, the Borrower shall pay to the Administrative Agent quarterly in arrears, for the period until the next Letter of Credit fee payment date, for the ratable account of the Revolving Lenders, a non-refundable fee payable in Dollars on the aggregate undrawn amount on all outstanding Letters of Credit at a rate per annum equal to the Applicable Letter of Credit Fee Rate calculated on the basis of a 360 day year and actual days elapsed and based on the then scheduled expiration date of the Letter of Credit. The Borrower shall pay to each Issuing Bank, a fronting fee at a mutually acceptable rate with respect to the issuance of each Letter of Credit issued by such Issuing Bank.
(c)Administrative Agent and Arrangement Fees. The Borrower shall pay, or cause to be paid, to the Administrative Agent the administrative agency fees from time to time agreed to by the Borrower and the Administrative Agent and the arrangement fees previously agreed to by the Borrower and the Arranger, in each case, in the manner provided by such other agreements.

Section 3.2    Place and Application of Payments.
(a)All payments of principal of and interest on the Loans, Reimbursement Obligations and all fees and other amounts payable by any Credit Party under the Credit Documents shall be made free and clear of any set-off, counterclaim or defense by such Credit Party to the Administrative Agent (or, in the case of any Reimbursement Obligations, customary issuance and administrative fees, fronting fees and expenses in respect of Letters of Credit described in Section 3.1(b), to the applicable Issuing Bank and, in the case of Swingline Loans, to the Swingline Lender, except as provided in Section 2.15), for the benefit of the Lenders and the Issuing Banks entitled to such payments, in immediately available funds on the due date thereof no later than 2:00 P.M. in the applicable Administrative Agent’s Account or such other location as the Administrative Agent may designate in writing to the Borrower in the applicable Administrative Agent’s Account. Any payments received by the Administrative Agent from any Credit Party after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day. The Administrative Agent will, on the same day each payment is received or deemed to have been received in accordance with this Section 3.2, cause to be distributed like funds in like currency to (i) each Lender owed an Obligation for which such payment was received, pro rata based on the respective amounts of such type of Obligation then owing to each Lender, and (ii) each Issuing Bank entitled thereto.
(b)If any payment received by the Administrative Agent under any Credit Document is insufficient to pay in full all Obligations then due and payable under the Credit Documents, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent in the order set forth in Section 8.7. In calculating the amount of Obligations owing each Lender other than for principal and interest on Loans and Reimbursement Obligations and fees under Section 3.1, the Administrative Agent shall only be required to include such other Obligations that Lenders have certified to the Administrative Agent in writing are due to such Lenders.
Section 3.3    Withholding Taxes.
(a)Payments Free of Withholding. Except as otherwise required by law, each payment by or on behalf of the Borrower to any Lender, any Issuing Bank, the Swingline Lender or the Administrative Agent under this Agreement or any other Credit Document shall be made without withholding for or on account of any Taxes. If any such withholding is so required by law (as determined in good faith by an applicable withholding agent), the applicable withholding agent shall make the withholding and pay the amount withheld to the appropriate Governmental Authority within the time allowed. Moreover, in the case of any such present or future Taxes imposed by or within the jurisdiction in which the Borrower is organized, any jurisdiction from which the Borrower makes any payment under this Agreement or any other Credit Document, or (in each case) any political subdivision or taxing authority thereof or therein, excluding, in the case of each Lender, each Issuing Bank, the Swingline Lender and the Administrative Agent, the following Taxes (whether imposed on or with respect to such Lender, Issuing Bank, Swingline Lender or Administrative Agent or required to be withheld or deducted from any payment by or on account of any obligation of the Borrower under any Credit Document):
(i)Taxes imposed on, based upon, or measured by such Lender’s, such Issuing Bank’s, the Swingline Lender’s or the Administrative Agent’s net income, profits, gains, overall revenues or receipts, and branch profits, franchise and similar Taxes imposed on it, in each case, as a result of a present or former connection between the taxing jurisdiction and such Lender, such Issuing Bank, the Swingline Lender (including in each case any applicable lending office) or Administrative Agent, or any owner or affiliate thereof, as the case may be, other than connections arising from such Lender’s, such Issuing Bank’s, such Swingline Lender’s or the Administrative Agent’s having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Loan or Credit Document;
(ii)Taxes imposed (other than pursuant to FATCA) by the United States of America (or any political subdivision thereof or tax authority therein) on or with respect to a Lender, Issuing Bank, Swingline Lender or Administrative Agent organized under the laws of a jurisdiction outside of the United States, except to the extent that such tax is imposed as a result of any Change in Law (x) after the date hereof, in the case of each Lender, Issuing Bank, Swingline Lender or Administrative Agent originally a party hereto, (y) in the case of any

Lender or other Issuing Bank or Administrative Agent, after the date on which it becomes a Lender, Issuing Bank, or Administrative Agent, as the case may be (unless such Lender or Issuing Bank acquired its interest following a request by the Borrower under Section 9.6) or (z) after the designation by such Lender, such Issuing Bank, the Swingline Lender or Administrative Agent of a new Lending Office (other than pursuant to this Section 3.3(a) or Section 9.3(c));

(iii)	Taxes imposed by the United States of America pursuant to FATCA; or
(iv)Taxes which would not have been imposed but for (a) the failure of such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent, as the case may be, to provide on a timely basis (I) the applicable forms prescribed by the Internal Revenue Service, as required pursuant to Section 3.3(b) and Section 3.3(d), or (II) any other form, certification, documentation or proof which is reasonably requested by the Borrower or the Administrative Agent or (b) a determination by a taxing authority or a court of competent jurisdiction that a form, certification, documentation or other proof provided by such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent to establish an exemption from such tax, assessment or other governmental charge is false or not properly completed; (all present or future Taxes, other than the Taxes described in the preceding clauses (i) through (iv), “Indemnified Taxes”), the Borrower shall forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender, each Issuing Bank, the Swingline Lender and the Administrative Agent is free and clear of such Taxes that are Indemnified Taxes (including Indemnified Taxes on such additional amount) and is equal to the amount that such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent (as the case may be) would have received had withholding of any Indemnified Taxes not been made. If the Borrower pays any such Taxes that are Indemnified Taxes, or any penalties or interest in connection therewith, it shall deliver official tax receipts evidencing the payment or certified copies thereof, or other evidence of payment if such tax receipts have not yet been received by the Borrower (with such tax receipts to be delivered within thirty (30) days after being actually received), to the Lender, the Swingline Lender, Issuing Bank or the Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) within thirty (30) days of such payment. If the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender pays any Indemnified Taxes which the Borrower has failed to withhold or pay to the appropriate governmental authority, or any penalties or interest in connection therewith, the Borrower shall reimburse the Administrative Agent, that Issuing Bank, the Swingline Lender or that Lender for the payment in the currency in which such payment was made within thirty (30) days after the receipt of written demand therefor. Such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent shall make written demand on the Borrower for reimbursement hereunder within one calendar year after the earlier of (i) the date on which such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent makes payment of the Indemnified Taxes, penalties and interest, and (ii) the date on which the relevant taxing authority or other governmental authority makes written demand upon such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent for payment of the Indemnified Taxes, penalties and interest. Any such demand shall describe in reasonable detail such Indemnified Taxes, penalties or interest, including the amount thereof if then known to such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent, as the case may be. In the event that such Lender, the Swingline Lender, Issuing Bank or the Administrative Agent fails to give the Borrower timely notice as provided herein, the Borrower shall not have any obligation to pay such claim for reimbursement. In the event that any taxing authority notifies the Borrower that it has improperly failed to withhold any Taxes (other than Indemnified Taxes) from a payment to any Lender, any Issuing Bank, the Swingline Lender or the Administrative Agent under this Agreement or any other Credit Document, the Borrower shall timely and fully pay such Taxes to such taxing authority and such Lender, Issuing Bank, Swingline Lender or Administrative Agent, as the case may be, shall pay the amount of such Taxes to the Borrower within thirty (30) days after the receipt of written demand therefor. If the Borrower is or will be required to pay an additional amount to a Lender, an Issuing Bank, the Swingline Lender or the Administrative Agent pursuant to this Section 3.3(a), then such payee shall use reasonable efforts to take requested measures (including changing the jurisdiction of its Lending Office) so as to reduce or eliminate any such amounts which may thereafter accrue, if such change would not otherwise be materially disadvantageous to such payee.

(b)	U.S. Withholding Tax Exemptions.

(i)Each Lender, the Swingline Lender or Issuing Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent two copies of a properly completed and duly executed certification on the applicable United States Internal Revenue Service Form W-8 (or any successor form) wherein such Lender, Swingline Lender or Issuing Bank either (x) claims entitlement to complete exemption from U.S. federal withholding tax with respect to payments to be received pursuant to the Credit Documents (as if such payments were U.S. source) or (y) certifies that it is not a United States person, provided, that, in the case of subclause (y), such Lender, Swingline Lender or Issuing Bank also shall submit a certificate substantially in the form of the applicable Exhibit 3.3 to the effect that such Lender, Swingline Lender or Issuing Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. Each Lender, Swingline Lender or Issuing Bank that delivers a certificate pursuant to the foregoing subsequently shall deliver two further copies of such certificate on or before the date that any such form expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent certificate so delivered.
(ii)Upon the request of the Borrower or the Administrative Agent, each Lender, the Swingline Lender or Issuing Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent properly completed and duly executed copies of any additional forms of the United States Internal Revenue Service (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) that the Borrower believe to be reasonably necessary to accomplish exemption from (or a reduced rate of) withholding obligations under then-applicable United States law or that the Administrative Agent believes to be necessary to facilitate the Administrative Agent’s performance under this Agreement; provided that the submission of such documentation shall not be required if in the Lender’s, Swingline Lender’s or Issuing Bank’s reasonable judgment such submission would subject such Lender, Swingline Lender or Issuing Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender, Swingline Lender or Issuing Bank.
(iii)Each Lender, the Swingline Lender or Issuing Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower two copies of a properly completed and duly executed certification on United States Internal Revenue Service Form W-9 to the effect that it is such a United States person and is exempt from U.S. withholding tax.
(c)Inability of Lender to Submit Forms. If any Lender, the Swingline Lender or Issuing Bank determines in good faith that (i) it is not legally able to submit to the Borrower or Administrative Agent any form or certificate that such Lender, the Swingline Lender or Issuing Bank is obligated to submit pursuant to Section 3.3(b), (ii) it is required to withdraw or cancel any such form or certificate previously submitted, or (iii) any such form or certificate otherwise becomes ineffective or inaccurate, such Lender, the Swingline Lender or Issuing Bank shall promptly notify the Borrower and Administrative Agent of such fact, and such Lender, the Swingline Lender or Issuing Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.
(d)FATCA Compliance. If any payment required to be made to any Lender, Swingline Lender or Issuing Bank under this Agreement or any other Credit Document would be subject to Taxes imposed by the United States of America pursuant to FATCA as a result of such Lender, Swingline Lender or Issuing Bank failing to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swingline Lender or Issuing Bank shall submit to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender, Swingline Lender or Issuing Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(e)Refund of Taxes. If any Lender, Issuing Bank, Swingline Lender or the Administrative Agent receives a refund of any Indemnified Tax or any tax referred to in Section 11.3, in either case, with respect to which the Borrower has paid any amount pursuant to this Section 3.3 or Section 11.3, such Lender, such Issuing Bank, the Swingline Lender or the Administrative Agent shall pay the amount of such refund (including any interest received with respect thereto) to the Borrower within thirty (30) days after receipt thereof. A Lender, Issuing Bank, the Swingline Lender or the Administrative Agent shall provide, at the sole cost and expense of the Borrower, such assistance as the Borrower may reasonably request in order to obtain such a refund; provided, however, that none of the Administrative Agent, any Lender, any Issuing Bank or Swingline Lender shall in any event be required to disclose any information to the Borrower with respect to the overall tax position (or any other information relating to taxes that such Person reasonably determines to be confidential) of the Administrative Agent, Issuing Bank, the Swingline Lender or such Lender.
(f)Indemnification by Lenders. Each Lender, Issuing Bank and Swingline Lender shall severally indemnify the Administrative Agent, within ten (10) days after written demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.10 relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).
(g)FATCA Certification. Each Lender, Issuing Bank and Swingline Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) hereby represents and warrants that it is entitled to complete exemption from U.S. federal withholding tax under FATCA with respect to payments to be received pursuant to any Credit Document (as if such payments were U.S. source), and agrees to use its reasonable best efforts to maintain such exemption. In the event that any such Lender, Issuing Bank or Swingline Lender ceases to maintain such exemption, it shall promptly so notify the Borrower and the Administrative Agent in writing.
(h)Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

ARTICLE IV
CONDITIONS PRECEDENT
Section 4.1    Closing Date. This Agreement shall be effective upon the satisfaction of the following conditions precedent.
(a)Executed Credit Agreement. The Administrative Agent shall have received (including by facsimile or other electronic means) duly executed signature pages from each party to this Agreement.
(b)Executed Credit Documents. The Administrative Agent shall have received (including by facsimile or other electronic means) (x) the duly executed Guaranty and Collateral Agreement, Collateral Vessel Mortgages covering each Closing Date Collateral Vessel, any Notes requested pursuant to Section 2.8(e) prior to the Closing Date, and (y) the following all in form and substance reasonably satisfactory to the Administrative Agent:
(i)Secretary’s Certificates of the Credit Parties. Certificates of the secretary, assistant secretary (or, if a Credit Party does not have a secretary or assistant secretary, any other Person duly authorized to execute such a certificate on behalf of such Credit party including a member of such Credit Party) or Authorized Officer containing specimen signatures of the persons authorized to execute Credit Documents to which such Credit Party is a party or any other documents provided for herein or therein, together with (A) copies of resolutions of the Board of Directors or other appropriate governing body of such Credit Party authorizing the execution and delivery of the Credit Documents to which it is a party and (B) copies of such Credit Parties’ constituent organizational documents;
(ii)Good Standing Certificates of the Credit Parties. For each Credit Party, a certificate of good standing (or the equivalent) from the appropriate governing agency of such Credit
Party’s jurisdiction of organization (to the extent the concept of good standing is applicable in such jurisdiction).
(iii)Regulatory Filings and Approvals. Copies of all necessary governmental and third party approvals, registrations, and filings in respect of the transactions contemplated by this Agreement;

(iv)	Insurance Certificate. An insurance certificate dated not more than ten
(10) Business Days prior to the Closing Date describing in reasonable detail the insurance maintained by, or on behalf of, the Borrower and its Restricted Subsidiaries in respect of the Closing Date Collateral Vessels as of the Closing Date, but only to the extent such insurances are subject to a separate assignment of insurances, as required by Section 6.5;
(v)Opinions of Counsel. A written opinion of Watson Farley & Williams LLP, counsel for the Credit Parties, addressed to the Administrative Agent and the Lenders and dated the Closing Date, covering such matters relating to the Credit Parties and the Credit Documents as are usual and customary in respect of the transaction contemplated by this Agreement;
(vi)Closing Certificate. A certificate of an Authorized Officer of the Borrower as to the satisfaction of all conditions set forth in Sections 4.1(c) and (d);
(i)Vessel Matters. Each of the following for each Closing Date Collateral Vessel:
(A)certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Closing Date Collateral Vessel;
(B)the results of maritime registry searches with respect to such Closing Date Collateral Vessel, indicating no record liens other than Permitted Liens;
(C)class certificates from the American Bureau of Shipping or another internationally recognized classification society indicating that each such Closing Date Collateral Vessel meets the criteria specified in Section 5.18;
(D)a report, in form and scope reasonably satisfactory to the Administrative Agent, from Aon or such other firm of independent insurance brokers as is reasonably acceptable to the Administrative Agent with respect to the insurance maintained by, or on behalf of, the Borrower in respect of such Closing Date Collateral Vessel, together with a certificate from such broker certifying that the Borrower and its Restricted Subsidiaries have the Required Insurances with respect to Closing Date Collateral Vessels as of the Closing Date; and
(E)a desktop appraisal report dated as of a date prior to the Closing Date acceptable to the Administrative Agent from an Approved Appraiser stating the current fair market value, as of the date of such report, of the Closing Date Collateral Vessels and demonstrating that the Collateral

Coverage Ratio, as of the Closing Date is not less than 1.50 to 1.00.

(vii)	UCC-1s; UCC Searches. Each of the following:
(A)financing statements on Form UCC-1 in proper form for filing under the UCC in each jurisdiction as may be necessary, or in the reasonable opinion of the Security Trustee desirable, to perfect the security interests purported to be created by the Guaranty and Collateral Agreement to the extent such perfection is required by the Guaranty and Collateral Agreement; and
(B)appropriate UCC search results in respect of the Credit Parties, as may be reasonably requested by the Security Trustee, from Washington D.C. and any other relevant jurisdiction, reflecting no prior Liens encumbering the properties of any Credit Party, other than those which shall be released prior to or contemporaneously with the Closing Date and Permitted Liens.
(viii)Pro Forma Financial Statements. The Pro Forma Financial Statements, which shall be in form reasonably satisfactory to the Administrative Agent.
(ix)Solvency Certificate. A solvency certificate from the chief financial officer or controller (or other financial officer) of the Borrower, dated as of the Closing Date, setting forth the conclusion that, immediately after giving effect to the Incurrence of all the financings contemplated hereby, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.
(c)Each of the representations and warranties of the Borrower and its Restricted Subsidiaries set forth herein and in the other Credit Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of the Closing Date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.

(d)	No Default or Event of Default shall have occurred and be continuing.
(e)On or before the Closing Date, the Lenders, the Administrative Agent and the Arranger shall have received all fees and all reasonable and documented out-of-pocket expenses (to the extent invoiced at least two (2) Business Days prior to the Closing Date) then due and owing to the Administrative Agent, the Lenders, and the Arranger pursuant to this Agreement and as otherwise agreed in writing by the Borrower.
(f)The Administrative Agent, the Issuing Banks and the Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Credit Parties under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by the Administrative Agent and the Lenders a reasonable period in advance of the Closing Date.
(g)The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.
The Administrative Agent (or at the Administrative Agent’s direction, its counsel) shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.11) at or prior to 2:00 p.m., New York City time, on April 15, 2015 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
Section 4.2 Term Loan A-1 Draw Date. The obligation of each Lender to make a Term A-1 Loan hereunder is subject to satisfaction (or waiver in accordance with Section 11.11), on or before the earliest of the “Date of Borrowing” identified in the relevant Borrowing Request and the Term Loan A-1 Commitment Termination Date

of the following conditions precedent:
(a)Executed Payoff Letter. The Administrative Agent shall have received (including by facsimile or other electronic means) a duly executed Payoff Letter.
(b)Executed Instructions Letter. The Administrative Agent shall have received a duly executed letter from each MarAd Vessel Owner to the Indenture Trustee pursuant to which such MarAd Vessel Owner gives irrevocable instructions to the Indenture Trustee to apply the funds such MarAd Vessel Owner will cause to be wired to the Indenture Trustee to redeem such MarAd Vessel Owner’s MarAd Bonds.
(c)Final Drafts of MarAd Liens Discharge Deliverables. The Administrative Agent shall have received (including by facsimile or other electronic means) final execution drafts of the MarAd Bonds Redemption Date Deliverables and MarAd Liens Discharge Deliverables.
Section 4.3 All Credit Extensions. The obligation of each Lender to make any advance of any Loan, of the Swingline Lender to make any advance of any Swingline Loan, and of each Issuing Bank to issue, increase or extend any Letter of Credit hereunder is subject to satisfaction (or waiver in accordance with Section 11.11) of the following conditions precedent:
(a)Notices. (i) The Administrative Agent shall have received in the case of any Loan, the Borrowing Request required by the first sentence of Section 2.3(a) in accordance with Section 2.3(c), (ii) the Administrative Agent shall have received in the case of any Swingline Loan, the Swingline Request required by Section 2.15(b) and (iii) the relevant Issuing Bank shall have received in the case of the issuance, extension or increase of a Letter of Credit, a duly completed Application for such Letter of Credit in accordance with Section 2.12(b).
(b)True and Correct Representations and Warranties. In the case of any advance of a Loan, advance of a Swingline Loan or issuance, increase or extension of any Letter of Credit, in each case, that increases the aggregate amount of Loans or L/C Obligations, as applicable, outstanding immediately after giving effect to such advance or issuance, increase or extension (and any prepayments or reimbursements made substantially concurrently therewith or any extension of the expiry date of any such Letter of Credit), each of the representations and warranties of the Borrower and its Restricted Subsidiaries set forth herein and in the other Credit Documents shall be true and correct in all material respects (without duplication of any materiality qualifiers) as of the time of such advance or issuance or increase of any Letter of Credit, except as a result of the transactions expressly permitted hereunder or thereunder and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.
(c)No Default. No Default or Event of Default shall have occurred and be continuing or would occur as a result of any such advance or issuance, increase or extension.
Each acceptance by the Borrower of an advance of any Loan or of the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit after the Closing Date shall be deemed to be a representation and warranty by the Borrower on the date of such acceptance, as to the matters specified in Sections 4.3(b) and (c) (except to the extent the satisfaction of such matters have been waived in accordance with this Agreement).
Section 4.4    Post-Closing Conditions.
(a)Redemption Deadline. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall terminate and all outstanding Loans shall become immediately due and payable if the Redemption Date does not occur within ten (10) Business Days after the Term Loan A-1 Draw Date (and, in such event, the Commitments shall terminate at such time).
(b)MarAd Release Deadline. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall terminate and all outstanding Loans shall become immediately due and payable if, at or prior to 2:00 p.m., New York City time, on the MarAd Lien Release Deadline (or such other date as the Administrative Agent may reasonably agree), the Borrower has failed to comply with the covenant set forth in Section 6.12(e).

ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to each Lender, each Issuing Bank, the Swingline Lender and Administrative Agent, which representations and warranties shall be deemed made on the Closing Date or as otherwise provided in the Credit Documents, as follows:
Section 5.1 Corporate Organization. Each Credit Party: (i) is duly incorporated or organized and existing in good standing under the laws of the jurisdiction of its organization or incorporation (to the extent the concept of good standing is applicable in such jurisdiction); (ii) has all necessary organizational or other corporate power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (iii) is duly licensed or qualified and in good standing (to the extent the concept of good standing is applicable in such jurisdiction) in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except in each case, where the failure to have such power and authority or to be so licensed or qualified or to be in good standing, as the case may be, would not have a Material Adverse Effect.
Section 5.2 Power and Authority; Validity. Each of the Credit Parties has the organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary company action to authorize the execution, delivery and performance of such Credit Documents. Each of the Credit Parties has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party which is a party thereto enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles.
Section 5.3 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene in any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, except where such contravention would not reasonably be expected to have a Material Adverse Effect, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of such Credit Party or any of its Restricted Subsidiaries under, the terms of any material agreement evidencing Indebtedness to which such Credit Party or any of its Restricted Subsidiaries is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (iii) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of such Credit Party or any of its Restricted Subsidiaries.
Section 5.4 Litigation. As of the Closing Date, there are no actions, suits, proceedings or counterclaims (including derivative or injunctive actions, except ex parte actions for which notice has not yet been received by the Borrower) pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries that are reasonably likely to have a Material Adverse Effect.
Section 5.5    Use of Proceeds; Margin Regulations.
(a)Use of Proceeds. The proceeds of the Revolving Loans shall be used for working capital needs, general corporate purposes and capital commitments of the Borrower or its Subsidiaries (subject in each case to the limitations set forth in Section 7.5). The proceeds of the Term A-1 Loans shall be used to repay the outstanding MarAd Bonds. The proceeds of the Term A-2 Loans shall be used for purposes of tanker construction, ATB acquisition and/or construction and capital commitments of the Borrower or its Subsidiaries. The Borrower may use proceeds of the Loans to repay Specified SEACOR Indebtedness.
(b)Margin Stock. Neither the Borrower nor any of its Restricted Subsidiaries is engaged principally or as one of its important activities in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” (each, as defined in Regulation U of the Board of Governors of the Federal Reserve System). No proceeds of the Loans or the Letters of Credit will be used by the Borrower or its Subsidiaries for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.
Section 5.6 Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.7 Anti-Corruption Laws; Sanctions Laws and Regulations. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations. The Borrower and its Subsidiaries and their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations in all material respects. Neither the Borrower nor any of its Subsidiaries, or any of their directors or officers, or any of their respective agents acting or benefiting in any capacity in connection with this Agreement or any other Credit Document, is a Designated Person or is knowingly engaged in any activity that could reasonably be expected to result in such Person becoming a Designated Person. No Borrowing or Letter of Credit, use of proceeds or other Transaction contemplated by this Agreement will result in a violation of Anti-Corruption Laws or applicable Sanctions Laws and Regulations by the Borrower or any of its Subsidiaries.
Section 5.8 True and Complete Disclosure. All factual information (taken as a whole) furnished by the Borrower or any of its Restricted Subsidiaries in writing to the Administrative Agent or any Lender in connection with any Credit Document or any transaction contemplated therein did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which such information was furnished, not misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to the Lenders prior to the date of this Agreement; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time, it being understood that (i) such projections are not to be viewed as facts and that actual results during the period(s) covered by any such projections may differ significantly from the projected results and that such difference may be material and that such projections are not a guarantee of financial performance and (ii) no representation is made with respect to information of a general economic or general industry nature. To the extent commercially reasonable, the Borrower has provided such information and has taken such action, in each case, as has been reasonably requested in writing by the Administrative Agent or any Lender in order to assist the Administrative Agent or such Lender in maintaining compliance with the Patriot Act.
Section 5.9 Financial Statements. The Borrower heretofore has delivered to the Administrative Agent and each Lender true, correct and complete copies of the Pro Forma Financial Statements. The Pro Forma Financial Statements fairly present, in all material respects, the Borrower’s and its consolidated Subsidiaries’ financial position at the date thereof.
Section 5.10 No Material Adverse Change. Since May 2, 2014, there has occurred no event or circumstance that has had a Material Adverse Effect.

Section 5.11 Taxes. The Borrower and its Subsidiaries have filed all material tax returns required to be filed, whether in the United States or in any foreign jurisdiction, and have paid all governmental taxes, assessments, levies and similar charges (collectively, “Taxes”) shown to be due and payable on such returns or on any assessments made against the Borrower and its Subsidiaries or any of their properties (other than any such assessments, fees, charges or levies that are not more than thirty (30) days past due, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP, or which the failure to pay or delay in filing could not reasonably be expected to have a Material Adverse Effect).
Section 5.12 Consents. As of the Closing Date, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Credit Parties in order to execute and deliver and perform their obligations under the Credit Documents to which they are a party, have been or will have been obtained or made and are or will be in full force and effect.
Section 5.13 Insurance. As of the Closing Date, the Borrower and its Restricted Subsidiaries, or an Affiliate of the Borrower, on behalf of the Borrower and its Restricted Subsidiaries, maintain, or cause to be maintained, in effect the Required Insurance; provided that the Borrower or any Restricted Subsidiary or an Affiliate of the Borrower may self-insure to the extent and in the manner normal for companies of like size, type and financial condition.
Section 5.14 Intellectual Property. The Borrower and its Restricted Subsidiaries own or hold valid licenses to use all the patents, trademarks, permits, service marks, and trade names that are necessary to the operation of the business of the Borrower and its Restricted Subsidiaries as presently conducted, except where the failure to own, or hold valid licenses to use, such patents, trademarks, permits, service marks, and trade names could not reasonably be expected to have a Material Adverse Effect.
Section 5.15    Ownership of Property.
(a)The Borrower and its Restricted Subsidiaries have good title to or a valid leasehold interest in all of their real property and good title to, or a valid leasehold interest in, all of their other property, subject to no Liens except Permitted Liens, except where the failure to have such title or leasehold interest in such property could not reasonably be expected to have a Material Adverse Effect.
(b)The Borrower and/or each Credit Party is the true, lawful and sole owner of each Collateral Vessel stated to be owned by it, with respect to Closing Date Collateral Vessels, on Schedule 5.15B, and thereafter, in the relevant Collateral Vessel Mortgage, and its ownership of each Collateral Vessel is free and clear of all Liens except for Permitted Liens.
Section 5.16 Collateral Documents. The Collateral Documents are effective to create in favor of the Security Trustee (for the benefit of the Secured Parties) a legal, valid and enforceable Lien in the Credit Party’s right, title and interest in the Collateral described therein. When financing statements or equivalent filings or notices have been made or the Collateral Vessel Mortgages are filed or recorded in the appropriate offices as may be required under applicable law and upon the taking of possession or control by the Security Trustee of such Collateral with respect to which a security interest may be perfected only or control (which control shall be given to the Security Trustee to the extent required by any Collateral Document), the Security Trustee shall have fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case prior and superior in right to any other Liens, other than Permitted Liens which are permitted to attach to such Collateral under the terms of this Agreement.
Section 5.17 Legal Names of Borrower and Subsidiaries. Schedule 5.17 sets forth, as of the Closing Date, the legal name of the Borrower and each Subsidiary of the Borrower, the type of organization or entity of each such Person and the jurisdiction of organization or incorporation of each such Person. Schedule 5.17 also sets forth, as of the Closing Date, the direct owner and percentage ownership of each such Subsidiary on the Closing Date. As of the Closing Date, there are no Unrestricted Subsidiaries other than Sea Access LLC.

Section 5.18    Vessels.
(a)As of the Closing Date, the name, registered owner and official number, and jurisdiction of registration and flag of each Closing Date Collateral Vessel are set forth on Schedule 5.15B. Each Vessel owned by the Borrower or a Restricted Subsidiary is operated in compliance with all applicable law, rules and regulations (applicable to such Vessel and as required by the American Bureau of Shipping or other internationally recognized classification society reasonably acceptable to the Administrative Agent), except where failure to comply with such law, rules or regulations could not reasonably be expected to have a Material Adverse Effect.
(b)Each Credit Party which owns or operates one or more Vessels is qualified to own and operate such Vessel under the laws of such Credit Party’s jurisdiction of incorporation and the jurisdiction in which such Vessel is flagged, except where failure to so qualify could not reasonably be expected to have a Material Adverse Effect.
(c)Each Collateral Vessel (except a Vessel that is laid up) maintains its classification as is applicable for Vessels of comparable age and size with the American Bureau of Shipping or another internationally recognized classification society reasonably acceptable to the Administrative Agent, free of any conditions or recommendations affecting class, except for temporary lapses of such classification as may from time to time arise as a result of the normal operation of such Collateral Vessel, so long as the Borrower or applicable Collateral Vessel Owner is using commercially reasonable efforts to remedy such lapses.
Section 5.19 Form of Documentation. Each of the Collateral Vessel Mortgages is or, when executed, will be in proper legal form under the laws of the United States of America for the enforcement thereof under such laws and the laws of the jurisdiction of organization of the applicable Credit Party party thereto, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles. To ensure the legality, validity, enforceability or admissibility in evidence of each such Collateral Vessel Mortgage in the United States of America or the jurisdiction of the applicable Credit Party party thereto, it is not necessary that any Collateral Vessel Mortgage or any other document be filed or recorded with any court or other authority in any such jurisdiction, except for those filings as have been, or will be, made.
Section 5.20 Pari Passu or Priority Status. Neither the Borrower nor any other Credit Party has taken any action which would cause the claims of unsecured creditors of the Borrower or of any other Credit Party, as the case may be (other than claims of such creditors to the extent that they are statutorily preferred or Permitted Liens), to have priority over the claims of the Administrative Agent, the Security Trustee and the Secured Parties against the Borrower and such other Credit Party under this Agreement or the other Credit Documents.
Section 5.21 No Immunity. Neither the Borrower nor any other Credit Party is a sovereign entity or has immunity on the grounds of sovereignty or otherwise from setoff or any legal process under the laws of any jurisdiction. The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.
Section 5.22 Solvency. The Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.
Section 5.23 Compliance With Laws. The Borrower and its Subsidiaries are in compliance with all laws, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective property and all Environmental Laws, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VI
AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that, from and after the Closing Date and for so long thereafter as any Loan, Note or Commitment is outstanding hereunder, or any L/C Obligation is outstanding hereunder (unless such L/C Obligation has been cash collateralized in accordance with the provisions of this Agreement or other arrangements with respect thereto have been made that are satisfactory to the applicable Issuing Bank), or any other Obligation is due and payable hereunder:
Section 6.1 Corporate Existence. The Borrower will, and will cause each of its Restricted Subsidiaries to, preserve and maintain its incorporation status or organizational existence, except (i) for the dissolution of any Restricted Subsidiaries whose assets are transferred to the Borrower or any of its Restricted Subsidiaries, (ii) where the failure to preserve, renew or keep in full force and effect the incorporation status or existence of any Restricted Subsidiary could not reasonably be expected to have a Material Adverse Effect or (iii) as otherwise expressly permitted in this Agreement.
Section 6.2    Maintenance of Properties, including Vessels; Vessel Contracts.
(a)The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, preserve and keep its properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition (normal wear and tear or damage done by casualty or condemnation excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such properties and equipment are reasonably preserved and maintained, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.2 shall prevent the Borrower or any Restricted Subsidiary from discontinuing the operation or maintenance of any such properties or equipment if such discontinuance is, in the judgment of the Borrower desirable in the conduct of its business.
(b)The Borrower will, and will cause each Collateral Vessel Owner to, at all times, and without cost or expense to the Administrative Agent, maintain and preserve, or cause to be maintained and preserved, each Vessel owned by such Collateral Vessel Owner (except for any Vessel that is laid up) and its material equipment, outfit and appurtenances, tight, staunch, strong, in good condition, working order and repair and fit for its intended service. The Borrower will, and will cause each Collateral Vessel Owner to, with respect to each Vessel owned by such Collateral Vessel Owner (except for any Vessel that is laid up), at all times comply with all applicable laws, treaties and conventions of the jurisdiction in which the applicable Vessel is flagged, and rules and regulations issued thereunder, and shall have on board as and when required thereby valid certificates showing compliance therewith, unless the failure to so comply or have on board such documentation could not reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each Collateral Vessel Owner to, keep each Vessel owned by such Collateral Vessel Owner (except for any Vessel that is laid up) in such condition as will entitle such Vessel to maintain its classification, as is applicable for Vessels of comparable age and type, by the American Bureau of Shipping or another internationally recognized classification society reasonably acceptable to the Administrative Agent. The Borrower will, and will cause each Collateral Vessel Owner to, with respect to each Vessel owned by such Collateral Vessel Owner (except for any Vessel that is laid up), comply with and satisfy in all material respects the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on such Collateral Vessel Owner, the Borrower, the Borrower’s Subsidiaries or such Vessel with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which the Vessel is from time to time engaged and the cargo carried by it.
(c)The Borrower will, and will cause each Collateral Vessel Owner to, supply the Administrative Agent promptly following its receipt of a written request from the Administrative Agent with copies of all survey reports with respect to such Collateral Vessel.
(d)The Borrower will, and will cause each Collateral Vessel Owner to, promptly notify the Administrative Agent of and furnish the Administrative Agent with full information, promptly upon becoming available, including copies of reports and surveys, regarding any material accident or accident involving repairs (except to the extent any such accident could not reasonably be expected to result in a Material Adverse Effect).

(e)The Borrower will, and will cause each applicable Collateral Vessel Owner to, use commercially reasonable efforts to, perform any and all charter contracts which are, or may be, entered into with respect to each Collateral Vessel, except to the extent any such nonperformance could not reasonably be expected to result in a Material Adverse Effect.
Section 6.3 Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge all Taxes upon or against it or its properties and all other obligations (including ERISA obligations) within thirty (30) days after becoming due (in the case of Taxes) or, if later, prior to the date on which penalties are imposed for such unpaid Taxes, unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP, or (ii) the failure to effect such payment or discharge or any delay in filing could not reasonably be expected to have a Material Adverse Effect.
Section 6.4 ERISA. Each of the Borrower and its Subsidiaries will timely pay and discharge all obligations and liabilities arising under ERISA or otherwise with respect to each Plan of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a material Lien with respect to such Plan against any properties or assets of the Borrower or any of its Subsidiaries and will promptly notify the Administrative Agent upon an Authorized Officer of the Borrower becoming aware thereof, of (i) the occurrence of any Reportable Event relating to a Plan (other than a multi- employer plan, as defined in ERISA), so long as the event thereunder could reasonably be expected to have a Material Adverse Effect, other than any such event with respect to which the PBGC has waived notice by regulation; (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor; (iii) the Borrower’s or any of its Subsidiaries’ or ERISA Affiliates’ intention to terminate or withdraw from any Plan if such termination or withdrawal would result in liability under Title IV of ERISA, unless such termination or withdrawal could not reasonably be expected to have a Material Adverse Effect; and (iv) the receipt by the Borrower or any of its Subsidiaries or ERISA Affiliates of notice of the occurrence of any event with respect to a Plan that could reasonably be expected to result in the Incurrence of any liability (other than for benefits), fine or penalty to the Borrower and/or to any of its Subsidiaries or ERISA Affiliates, or any amendment to a Plan that could reasonably be expected to increase the contingent liability of the Borrower and its Subsidiaries or ERISA Affiliates, taken as a whole, in either case in connection with any post-retirement benefit under a welfare plan (subject to ERISA), unless such event or amendment could not reasonably be expected to have a Material Adverse Effect. The Borrower will also promptly notify the Administrative Agent of (i) any material contributions to any Foreign Plan that have not been made by the required due date for such contribution if such default could reasonably be expected to have a Material Adverse Effect; (ii) any Foreign Plan that is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time if such underfunding (together with any penalties likely to result) could reasonably be expected to have a Material Adverse Effect, and (iii) the receipt by the Borrower or its Subsidiaries of notice of any material change anticipated to any Foreign Plan that could reasonably be expected to have a Material Adverse Effect.
Section 6.5    Insurance.
(a)The Borrower will, and will cause each of its Restricted Subsidiaries to, or will cause an Affiliate of the Borrower to arrange through a bareboat charterer, agent or otherwise, on behalf of the Borrower and its Restricted Subsidiaries to, (i) maintain with financially sound and reputable insurance companies (provided that this Section 6.5 shall not be deemed to be breached if an insurance company with which the Borrower, any Restricted Subsidiary or the applicable Affiliate of the Borrower maintains insurance becomes financially troubled and the Borrower, such Restricted Subsidiary or such Affiliate of the Borrower reasonably promptly obtains coverage from a different, financially sound insurer) insurance on the Vessels and other material insurable properties of the Borrower and its Restricted Subsidiaries in at least such amounts and against all such risks as is consistent and in accordance with normal industry practice for similarly situated insureds and as provided in this Section 6.5 (the “Required Insurance”) and (ii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried on the Collateral Vessels.
(b)The Borrower will, and will cause each of the Collateral Vessel Owners to, or will cause an Affiliate of the Borrower, or bareboat charterer thereof to, on behalf of the Borrower and the Collateral Vessel

Owners, at all times to keep the Collateral Vessels insured in favor of the Security Trustee as provided in this Section 6.5; and (x) all policies or certificates with respect to such insurance (and any other insurance maintained by the Borrower or such Collateral Vessel Owners): (i) shall be endorsed to the Security Trustee’s reasonable satisfaction for the benefit of the Security Trustee (including by naming the Security Trustee as loss payee and/or additional insured, as its interests may appear) and (ii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Security Trustee and the other Secured Parties and (y) the Borrower and/or the applicable Collateral Vessel Owner will use commercially reasonable efforts to provide that such insurance policies state that they shall not be canceled for non-payment of premium without at least thirty (30) days’ prior written notice thereof by the respective insurer to the Security Trustee. On the Closing Date and from time to time thereafter to the extent reasonably requested by the Security Trustee, but no more frequently than once each calendar year, the Borrower shall deliver certificates evidencing such insurance policies for deposit with the Security Trustee. The Administrative Agent shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies or endorsements.
(c)The Borrower will, and will cause each of the Collateral Vessel Owners to, or will cause an Affiliate of the Borrower to, on behalf of the Borrower and the applicable Collateral Vessel Owners, cause the Collateral Vessels to be insured with insurers or protection and indemnity clubs or associations of the type described in Section 6.5(a)(i), against the risks indicated below:
(i)marine war risk insurance, including primary P&I war risk insurance and coverage afforded by the London Blocking and Trapping Addendum (or equivalent) and Missing Vessel Clause (or equivalent), and marine hull and machinery insurance in an amount equal to not less than the lesser of (1) 120% of the total Commitments at such time and (2) 110% of the appraised aggregate fair market value of the Collateral Vessels at such time, except as otherwise reasonably agreed in writing by the Security Trustee. The insured values for hull and machinery required under this clause (c)(i) for the Collateral Vessels shall at all times be in an amount not less than 60% of the Fair Market Value of each Collateral Vessel, and the remaining hull and machinery insurance required by this clause (c)(i) may be procured as increased value and/or disbursements insurance;
(ii)marine protection and indemnity insurance or equivalent (including coverage against liability for war risk perils, passengers, fines and penalties arising out of the operation of the Collateral Vessels, including crew, pollution (including liability for oil pollution in such amounts as are from time to time available through an entry in a P&I club that is a member of the International Group of P&I Clubs, which amount currently available is $1,000,000,000 and excess war risk protection and indemnity cover), spillage or leakage, and workers’ compensation or U.S. Longshore and Harbor Worker’s Act insurance as shall be required by applicable law) in an amount equal to not less than the lesser of (1) 120% of the total Commitments at such time and (2) 110% of the appraised aggregate fair market value of the Collateral Vessels at such time; provided, however, that insurance against liability under applicable law or international convention arising out of pollution, spillage or leakage shall be in an amount not less than the amounts required by the laws or regulations of the United States or any applicable jurisdiction in which the Collateral Vessel may be trading from time to time;
(iii)the Security Trustee’s interest insurance (including extended mortgagee’s interest-additional perils-pollution) coverage for an amount of not less than 120% of the aggregate outstanding principal amount of the Loans at such time on terms satisfactory to the Administrative Agent;
(iv)while a Collateral Vessel is idle or laid up, at the option of the Borrower or the applicable Collateral Vessel Owner and in lieu of the above-mentioned marine and war risk hull insurance, port risk insurance insuring the relevant Collateral Vessel against the usual risks encountered by like Vessels under similar circumstances; and
(v)for the marine, war-risks and protection and indemnity/liability insurances required herein, the Borrower or the applicable Collateral Vessel Owner shall have the discretion to utilize deductibles or self-insured retentions that are customary for similar Vessels engaged in similar activities.
All insurance maintained hereunder shall be primary insurance without right of contribution against any other insurance maintained by the Security Trustee. The policy of marine and war risk hull and machinery insurance with respect to the Collateral Vessels shall provide that the Security Trustee shall be named in its capacity as Security Trustee and as a loss payee and the loss payee clause shall refer to a major casualty amount of $1,000,000, unless otherwise agreed to in writing by the Security Trustee pursuant to an assignment of insurances or other agreement. Any such entry in a marine and war risk protection and indemnity club with respect to the Collateral Vessels shall note the interest of the Security Trustee. The Administrative Agent, the Security Trustee and each of their respective successors and assigns shall not be responsible for any premiums, club calls, if any, assessments or any other obligations or for the representations and warranties made therein by any Collateral Vessel Owner, the Borrower, any of the Borrower’s Subsidiaries or any other Person.
(d)The Borrower will, or will cause each of the Collateral Vessel Owners to, or will cause an Affiliate of the Borrower to, on behalf of the Borrower and the applicable Collateral Vessel Owners, furnish to the Administrative Agent (i) copies of all certificates of insurance and (ii) a summary prepared and signed by its insurance brokers with respect to the protection and indemnity insurance, the hull and machinery and war risk insurance carried and maintained on the Collateral Vessels, together with their opinion as to the adequacy thereof and its compliance with the provisions of this Section 6.5. The Borrower will, or will cause each of the Collateral Vessel Owners to, or will cause an Affiliate of the Borrower to, on behalf of the Borrower and the applicable Collateral Vessel Owners, cause such insurance broker and/or the protection and indemnity club or association providing protection and indemnity insurance referred to in Section 6.5(c)(ii), to agree to provide the Administrative Agent with such information as to such insurances as the Administrative Agent may reasonably request with respect to expiration, termination or cancellation of any policy or any default in the payment of any premium.
(e)Unless the Administrative Agent has given notice to the underwriters of the occurrence and continuance of an Event of Default, all insurance claim proceeds of whatsoever nature with respect to the Collateral Vessels payable under any insurance shall be payable to the Borrower, the applicable Collateral Vessel Owner or others as their interests may appear; thereafter, payments of insurance claim proceeds with respect to the Collateral Vessels shall be made to the Security Trustee for distribution in accordance herewith.
(f)In the event that any claim or Lien in excess of $2,500,000 is asserted against a Collateral Vessel for loss, damage or expense that is covered by insurance required hereunder and it is necessary for the applicable Collateral Vessel Owner to obtain a bond or supply other security to prevent arrest of such Collateral Vessel or to release such Collateral Vessel from arrest on account of such claim or Lien, the Security Trustee, on request of the applicable Collateral Vessel Owner, may, in the sole discretion of the Security Trustee, assign to any person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Collateral Vessel from such arrest, all right, title and interest of the Security Trustee in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.
(g)The Borrower will not, and will not permit any Collateral Vessel Owner to, execute or permit or willingly allow to be done any act by which any insurance required under this Section 6.5 may be suspended, impaired or cancelled, and will not permit or allow any Collateral Vessel to undertake any voyage or operational risk which may not be permitted by the policies in force, without having previously notified the Administrative Agent in writing and insured the relevant Collateral Vessel by additional coverage to extend to such voyages, risks, passengers or cargoes in accordance with customary marine insurance industry standards.
(h)If an Event of Default has occurred and is continuing, subject to the rights of any charterer, the Security Trustee shall have the exclusive right to negotiate and agree to any compromise to any claim with respect to any Collateral Vessel with respect to which any underwriter proposes to pay less on any claim than the amount thereof.
(i)If the Borrower or any Restricted Subsidiary shall fail to maintain insurance in accordance with this Section 6.5 with respect to the Collateral Vessels, the Security Trustee shall have the right (but shall be under no obligation) to procure such insurance, and the Borrower agrees to reimburse the Administrative Agent for all reasonable costs and expenses of procuring such insurance.

(j)Notwithstanding anything contained in this Agreement or any Collateral Document to the contrary, with respect to any Collateral Vessel that constitutes MarAd Collateral as of the Closing Date, neither the Borrower nor the relevant MarAd Vessel Owner shall be required to comply with the provisions of Section 6.5(b) with respect to any such Collateral Vessel, nor any requirement for assignment of insurances or designation of the Security Trustee as loss payee or the provision of other endorsements or rights that would flow from the Security Trustee being designated as loss payee, for the period from the Closing Date up to the date falling sixty (60) days following the MarAd Lien Release Date.
Section 6.6    Financial Reports and Other Information.
(a)Periodic Financial Statements. The Borrower will, and will cause its Subsidiaries to, maintain a system of accounting in such manner as will enable preparation of financial statements in accordance with GAAP and will furnish to the Lenders and their respective authorized representatives such information about its insurances and the business and financial condition of the Borrower and its Subsidiaries as any Lender may reasonably request; and, without any request, will furnish to the Administrative Agent:
(i)within sixty (60) days after the end of each Fiscal Quarter of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and retained earnings and of cash flows for such Fiscal Quarter and for the portion of the fiscal year ended with the last day of such Fiscal Quarter, all of which shall be in reasonable detail and certified by the chief financial officer of the Borrower that they fairly present the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments;
(ii)within one hundred twenty (120) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year and setting forth consolidated comparative figures as of the end of and for the preceding fiscal year, audited by an independent nationally-recognized accounting firm; and
(iii)promptly after the same become available, copies of all quarterly and annual financial statements that the Borrower sends to its stockholders generally.
(b)Other Documents; Notices. The Borrower will, and will cause its Subsidiaries to furnish:
(i)promptly after the Borrower’s receipt of a written request therefor from the Administrative Agent, but no more frequently than once each calendar year (unless an Event of Default has occurred and is continuing), a certificate by the applicable classification society that each Collateral Vessel (except a Vessel that is laid up) is kept, in such condition as will entitle such Collateral Vessel to maintain the classification, as is applicable for Vessels of comparable age and type, by the American Bureau of Shipping or another internationally recognized classification society reasonably acceptable to the Administrative Agent, as applicable, subject to any temporary lapse of such classification as may from time to time arise as a result of the normal operation of such Collateral Vessels, so long as the Borrower or the applicable Collateral Vessel Owner is using commercially reasonable efforts to remedy such lapse; and
(ii)such other information as the Administrative Agent or any Lender may reasonably request regarding the operations, business affairs and financial condition of the Borrower and its Restricted Subsidiaries.
The Administrative Agent will forward promptly to the Lenders the information provided by the Borrower pursuant to (a) through (b) above.
(c)Compliance Certificates. Within the sixty (60) day or one hundred twenty (120) day time periods set forth in subsections (i) and (ii) of Section 6.6(a) for furnishing financial statements, the Borrower shall deliver to the Administrative Agent (who will in turn provide notice to the Lenders of) (i) additional information setting forth calculations excluding the effects of any Unrestricted Subsidiaries and containing such calculations for any Unrestricted Subsidiaries as reasonably requested by the Administrative Agent, including any supporting documents used to prepare such calculations, and (ii) a Compliance Certificate signed by the Borrower’s chief financial officer (or other financial officer of the Borrower), in his or her capacity as such, showing the Borrower’s compliance with the covenants set forth in Section 7.7 and certifying that no Default or Event of Default then exists or, if any such Default or Event of Default exists as of the date of such certificate, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same.
(d)Appraisal Reports. Together with the delivery of the financial statements described in Section 6.6(a)(ii) (beginning with the fiscal year of the Borrower ending December 31, 2015), a desktop appraisal report as of recent date in form and substance, and from an Approved Appraiser, stating the then current Fair Market Value (and each current Fair Market Value used in such determination) of each of the Collateral Vessels on an individual charter-free basis, provided, however, that if the Fair Market Value of a Collateral Vessel in such desktop appraisal report is expressed as a numerical range of a high and low score, the Fair Market Value for such Collateral Vessel shall be deemed to be the mathematical average of such scores. All such appraisals shall be arranged by, and made at the expense of, the Borrower or its Subsidiaries.
(e)Notice of Events Relating to Environmental Laws and Claims. Promptly after any Authorized Officer of the Borrower obtains knowledge of any of the following, the Borrower will provide the Administrative Agent (who will in turn provide notice to the Lenders of) with written notice in reasonable detail of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:
(i)any pending or threatened Environmental Claim against the Borrower or any of its Subsidiaries or any property owned or operated by the Borrower or any of its Subsidiaries;
(ii)any condition or occurrence on any property owned or operated by the Borrower or any of its Subsidiaries that results in noncompliance by the Borrower or any of its Subsidiaries with any Environmental Law; and
(iii)the taking of any material remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by the Borrower or any of its Subsidiaries other than in the ordinary course of business.
(f)Notices of Default, Litigation, Etc. The Borrower will promptly, and in any event within five (5) Business Days, after an Authorized Officer of the Borrower has knowledge thereof, give written notice to the Administrative Agent of (who will in turn provide notice to the Lenders of): (i) the occurrence of any Default or Event of Default; (ii) any litigation or governmental proceeding of the type described in Section 5.4; (iii) any circumstance that has had or could reasonably be expected to have a Material Adverse Effect; and (iv) any notice received by it or any Restricted Subsidiary from the holder(s) of Indebtedness of the Borrower or any Restricted Subsidiary in an amount which, in the aggregate, exceeds $5,000,000, where such notice states or claims the existence or occurrence of any event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.
(g)Notices of Event of Loss, Certain Events related to Collateral Vessels. The Borrower will promptly, and in any event within ten (10) Business Days, after an Authorized Officer of the Borrower has knowledge thereof, give written notice to the Administrative Agent of (who will in turn provide notice to the Lenders of): (i) any Event of Loss, (ii) the filing of a libel or complaint against a Collateral Vessel, or an attachment or levy which remains in effect more than thirty days, or the taking into custody by virtue of any legal proceeding in any court of competent jurisdiction of a Collateral Vessel and (iii) any failure by a Collateral Vessel Owner to maintain the flag and vessel or ship registry in the United States of America.
Section 6.7 Lender Inspection rights. Upon reasonable notice from the Administrative Agent or any Lender and no more often than once in the aggregate for the Administrative Agent and the Lenders, as the case may be, in any calendar year (unless an Event of Default has occurred and is continuing, in which case there shall be no limit to the number or frequency of such visitations or inspections while such Event of Default is continuing), the Borrower will permit the Administrative Agent or any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) during normal business hours at such entity’s sole expense (unless an Event of Default shall have occurred and is continuing, in which event at the Borrower’s expense), to visit and inspect any of the Collateral Vessels of the Borrower or of any of its Restricted Subsidiaries, subject to any confidentiality restrictions with third parties or attorney-client privilege, to examine all of the books and records of the Borrower and any of its Restricted Subsidiaries, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with the Administrative Agent and any Lender (and such Persons as the Administrative Agent or such Lender may reasonably designate) the affairs, finances and accounts of the Borrower and its Restricted Subsidiaries; provided that any inspection of any Collateral Vessel, its cargo and its papers shall be subject to the requirements of any operators of such Collateral Vessel and any applicable Governmental Authority and shall not interfere with the day to day operation of such Collateral Vessel. The chief financial officer (or other financial officer) of the Borrower and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Administrative Agent or the Lenders and such accountants or such examination of books or records. The Administrative Agent agrees to use reasonable efforts to minimize, to the extent practicable, the number of separate requests from the Lenders to exercise their rights under this Section 6.7 and/or Section 6.6 and to coordinate the exercise by the Lenders of such rights.
Section 6.8 Conduct of Business. The Borrower and its Restricted Subsidiaries will at all times remain primarily engaged in any of (i) the owning, operating, investing in and marketing equipment, primarily in the shipping and logistics industries, including the United States coast-wide trade or (ii) any related or ancillary businesses.
Section 6.9 Use of Proceeds. The Borrower will use the proceeds of the Loans and the Letters of Credit only for purposes and in the manner set forth in Section 5.5.
Section 6.10    Compliance with Laws.
(a)The Borrower will, and will cause its Restricted Subsidiaries to, conduct their business, and otherwise be, in compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities (including Environmental Laws and ERISA); provided, however, that this Section 6.10 shall not require the Borrower or any Restricted Subsidiary to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or (y) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
(b)The Borrower and its Subsidiaries will maintain in effect and enforce policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations.
Section 6.11 Use of Property and Facilities; Environmental Laws. The Borrower will, and will cause its Restricted Subsidiaries to, comply with all Environmental Laws applicable to or affecting the properties or business operations of the Borrower or any Restricted Subsidiary of the Borrower, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.
Section 6.12    Further Assurances; Additional Collateral and Additional Guarantors.
(a)Further Assurances. The Borrower will, and will cause the Credit Parties to, make, execute and deliver all such additional and further acts, deeds, instruments and documents in a form reasonably satisfactory to the Security Trustee and consistent with the existing Collateral Documents as the Security Trustee or the Required Lenders (through the Administrative Agent) may reasonably require for the purposes of implementing or effectuating the provisions of this Agreement and the other Credit Documents, or of renewing the rights of the Secured Parties with respect to the Collateral as to which the Security Trustee, for the ratable benefit of the Secured Parties, has or is intended to have a perfected Lien pursuant hereto or thereto, including filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby or by the other Credit Documents.
(b)Additional Collateral Vessels. Upon delivery of any Vessel under construction to the Borrower or any of its Restricted Subsidiaries or the acquisition by the Borrower or any of its Restricted Subsidiaries (including, for the avoidance of doubt, a Ring-fenced Subsidiary that becomes the registered owner of a Vessel) of any Vessel (the “Additional Vessel Date”), the Borrower shall within sixty (60) days (or such longer period of time as the Security Trustee may reasonably agree) of such delivery or acquisition, execute and deliver, or cause such Restricted Subsidiary(ies) (including, for the avoidance of doubt, the Ring-fenced Subsidiary that becomes the registered owner of a Vessel) to execute and deliver, and cause to be filed for recording (or make arrangements satisfactory to the Security Trustee for the filing for recording thereof) in the appropriate vessel registry, amendments or supplements to existing Collateral Vessel Mortgages or such other Collateral Vessel Mortgages as the Security Trustee shall deem reasonably necessary or advisable to grant to the Security Trustee, for the ratable benefit of the Secured Parties, a Lien over any Vessels owned by the Borrower or any of its Restricted Subsidiaries (including, for the avoidance of doubt, a Ring-fenced Subsidiary that becomes the registered owner of a Vessel), as applicable, not already subject to a Collateral Vessel Mortgage, to the extent necessary to ensure that, immediately after giving effect to the addition of the additional Collateral Vessels all Vessels in the registered ownership of the Borrower and its Restricted Subsidiaries (including, for the avoidance of doubt, a Ring-fenced Subsidiary that becomes the registered owner of a Vessel) are subject to Collateral Vessel Mortgages. In connection with the execution and delivery of such Collateral Vessel Mortgages over such additional Collateral Vessels, the Borrower shall, or shall cause the applicable Collateral Vessel Owner, within sixty (60) days of (or such longer period of time as the Security Trustee may reasonably agree) of the Additional Vessel Date, to deliver (i) such other instruments, certificates and documents described in Section 4.1(b)(vii)(A) and (B) with respect to such additional Collateral Vessel(s), (ii) opinions of local counsel for the jurisdiction in which the applicable additional Collateral Vessel is flagged, covering customary matters and in form and substance reasonably satisfactory to the Administrative Agent, and (iii) and such other filings or actions necessary or desirable in the reasonable opinion of the Security Trustee to perfect the security interest created by such Collateral Vessel Mortgages.
(c)Additional Guarantors; Additional Property Collateral. Within sixty (60) days (or such longer period of time as the Security Trustee may reasonably agree) of the date that (i) any entity (other than a Ring-fenced Subsidiary) becomes a Wholly-Owned Subsidiary of the Borrower or (ii) a Ring-fenced Subsidiary is required to comply with Section 6.12(b), the Borrower shall cause such Wholly-Owned Subsidiary or Ring-fenced Subsidiary, as the case may be, to become a Guarantor hereunder and duly authorize, execute and deliver to the Security Trustee joinders to the Guaranty and Collateral Agreement to the extent such Wholly-Owned Subsidiary is not already a party thereto. In connection with any such joinder, the Borrower shall also deliver, or cause to be delivered, to the Administrative Agent customary certificates and legal opinions relating to such joinder, as may be reasonably requested by the Administrative Agent.
(d)MarAd Bonds Redemption Date Deliverables. Within five (5) Business Days after the Redemption Date, the Borrower shall provide to the Administrative Agent (including by facsimile or other electronic means) duly executed copies of the MarAd Bonds Redemption Date Deliverables.
(e)MarAd Liens Discharge Deliverables. Within ninety (90) days after the Redemption Date (or such longer period of time as the Administrative Agent may reasonably agree) (such date the “MarAd Lien Release Deadline”), the Borrower shall file in all relevant jurisdictions the MarAd Liens Discharge Deliverables that are required for release of the MarAd Liens and provide to the Administrative Agent (including by facsimile or other electronic means) (i) a date-stamped copy of the cover letter of Marine Documentation, Inc. duly filing such applicable MarAd Liens Discharge Deliverables with the National Vessel Documentation Center of the U.S. Coast Guard or date-stamped copies of such MarAd Liens Discharge Deliverables as duly filed with the National Vessel Documentation Center of the U.S. Coast Guard and (ii) duly filed copies of such applicable MarAd Liens Discharge Deliverables with the Delaware Secretary of State and any other relevant jurisdictions and shall take such other actions as are required for the full release of the MarAd Liens.

(f)Mortgage Amendments. Within thirty (30) days after the MarAd Lien Release Date (or such other date at the Security Trustee may reasonably agree), each MarAd Vessel Owner shall execute and deliver to the Security Trustee an amendment to the Collateral Vessel Mortgage to which such Collateral Vessel Owner is a party which amendment shall (a) delete Article V of such Collateral Vessel Mortgage in its entirety and (b) replace the total amount referenced in Article IV, Section 8 secured by such Collateral Vessel Mortgage with $350,000,000 and make such other amendments necessary to convey that $50,000,000 of such amount relates to Obligations guaranteed by the relevant Collateral Vessel Owner in respect of Rate Management and Currency Protection Transactions.
Section 6.13    Change of Ownership; Registry; Management; Legal Names; Type of Organization (and whether a Registered Organization); Jurisdiction of Organization; etc.
(a)Flag and Registry. The Borrower shall, and shall cause the Collateral Vessel Owners, to maintain the flag and vessel or ship registry in the United States of America with respect to the Collateral Vessels.
(b)Corporate Changes. Within 30 days (or such longer period reasonably agreed to by the Security Trustee) of any change in the legal name, incorporation status or type of organization or jurisdiction of organization or incorporation of the Borrower or any Guarantor, the Borrower shall deliver, or cause to be delivered, to the Security Trustee written notice of such change, and shall take, or cause to be taken, all actions reasonably requested by the Security Trustee to maintain the security interests of the Security Trustee, for the benefit of the Secured Parties, in the Collateral intended to be granted under the Collateral Documents at all times perfected and in full force and effect to the extent required by the Collateral Documents.

ARTICLE VII NEGATIVE COVENANTS
The Borrower covenants and agrees that, from and after the Closing Date and for so long thereafter as any Loan, Note or Commitment is outstanding hereunder, or any L/C Obligation is outstanding hereunder (unless such L/C Obligation has been cash collateralized in accordance with the provisions of this Agreement or other arrangements with respect thereto have been made that are satisfactory to the applicable Issuing Bank), or any other Obligation is due and payable hereunder:
Section 7.1 Restrictions on Fundamental Changes. The Borrower will not, and will not permit any of its Restricted Subsidiaries to wind up, liquidate or dissolve its affairs, merge or consolidate with any other Person, or Dispose of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, to any other Person, except that:
(a)any Restricted Subsidiary of the Borrower may merge with and into, consolidate with or be dissolved or liquidated into, the Borrower, any Guarantor or any other Restricted Subsidiary, so long as (x) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving Person of any such merger, consolidation, dissolution or liquidation, (y) except as provided in preceding clause (x), in the cases of any such merger, consolidation, dissolution or liquidation involving a Guarantor, a Guarantor is the surviving corporation of any such merger, consolidation, dissolution or liquidation, and (z) in all cases in connection with a merger, consolidation, dissolution or liquidation involving a Credit Party, the Collateral and Guaranty Requirements shall be fully satisfied immediately after giving effect thereto;
(b)the Borrower may merge or consolidate with, or Dispose of all or substantially all of its assets to, any other Person, so long as (w) the Borrower is the surviving Person of any such merger or consolidation, (x) no Default or Event of Default shall have occurred and is continuing, (y) no Event of Default described in Section 8.1(k) occurs as a result thereof and (z) in all cases in connection with any such merger, consolidation or Disposition of assets, the Collateral and Guaranty Requirements shall be fully satisfied immediately after giving effect thereto;
(c)any Restricted Subsidiary may merge or consolidate with any other Person, so long as (x)

in the case of any merger or consolidation involving a Guarantor, the Guarantor is the surviving Person of any such merger or consolidation, (y) no Default or Event of Default shall have occurred and is continuing and (z) in all cases in connection with a merger or consolidation involving a Guarantor, the Collateral and Guaranty Requirements shall be fully satisfied immediately after giving effect thereto;
(d)any Restricted Subsidiary that is not a Credit Party may wind up, liquidate or dissolve its affairs, so long as (x) the Borrower determines that such action is not adverse to the interests of the Lenders and (y) the Liens granted to the Security Trustee for the benefit of the Secured Parties to the extent required by the Collateral and Guaranty Requirements shall remain in full force and effect; and
(e)Dispositions permitted by Section 7.5 and Section 7.6 (including Dispositions that are excluded from the definition of “Asset Sale”) shall be permitted.
Section 7.2 Liens. The Borrower shall not, and shall not permit its Restricted Subsidiaries to Incur or suffer to exist any Lien of any kind on any property or asset of any kind of the Borrower or any Restricted Subsidiary, except the following (collectively, the “Permitted Liens”):
(a)Liens in existence on the Closing Date and described on Schedule 7.2;
(b)Liens (i) arising in the ordinary course of business or by operation of law, deposits, pledges or other Liens in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, public or statutory obligations or other similar charges, good faith deposits, pledges; or (ii) in connection with (or to obtain letters of credit in connection with) bids, purchase agreement, or letters of intent (including earnest money deposits in respect of same), performance, return-of-money or payment bonds and similar bonds, contracts or leases to which the Borrower or its Restricted Subsidiaries are parties or other deposits required to be made in the ordinary course of business; provided that, in each case of clause (i) and (ii), the obligation secured is not for Indebtedness for borrowed money and is not overdue for more than thirty (30) days or, if overdue for more than thirty (30) days, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;
(c)mechanics’, workmen’s, materialmen’s, warehousemen’s, suppliers’ repairmen’s, landlords’, carriers’, crews’ wages, maritime, custom, revenue authority or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not overdue for more than thirty (30) days, or, if so overdue, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;
(d)Liens for Taxes not more than thirty (30) days past due or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;
(e)Liens imposed by ERISA (or comparable foreign laws) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;
(f)Liens arising out of or in respect of judgments, awards or attachments (or in connection with the surety or bonding of appeals) not resulting in an Event of Default described in Section 8.1(h);
(g)Liens on fixed or capital assets acquired, constructed, improved, altered or repaired by the Borrower or any Restricted Subsidiary and related contracts, intangibles and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom; provided that (i) such Liens secure Indebtedness otherwise permitted by this Agreement, (ii) such Liens and the Indebtedness secured thereby are Incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be (plus fees and expenses related thereto), (iv) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (although individual financings of equipment may be cross-collateralized to other financings of equipment by the same lender), and (v) such Lien shall not attach to any Collateral Vessel;
(h)Liens on property existing at the time such property is acquired by the Borrower or any Subsidiary of the Borrower and not created in contemplation of such acquisition (or on repairs, renewals, replacements, additions, accessions and betterments thereto), and Liens on the assets of any Person at the time such Person becomes a Restricted Subsidiary of the Borrower and not created in contemplation of such Person becoming a Restricted Subsidiary of the Borrower (or on repairs, renewals, replacements, additions, accessions and betterments thereto);
(i)any extension, modification, renewal, refinancing or replacement (or successive extensions, modifications, renewals, refinancings or replacements) in whole or in part of any Lien referred to in the foregoing subsections (a) through (h), provided, however, that the principal amount of Indebtedness secured thereby does not exceed the principal amount secured at the time of such extension, modification, renewal, refinancing or replacement (other than unpaid accrued interest and premium thereon and amounts incurred to pay fees and expenses (including any bona fide amendment, waiver or consent fee) of such extension, modification, renewal, refinancing or replacement), and that such extension, modification, renewal, refinancing or replacement is limited to the property already subject to the Lien so extended, modified, renewed, refinanced or replaced (together with accessions and improvements thereto and replacements thereof);
(j)Liens created or evidenced by or resulting from financing statements filed by lessors of property (but only with respect to the property so leased);
(k)Liens on the Capital Stock owned by the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary or joint venture;
(l)Liens on the proceeds of insurance policies and unearned or refunded premiums securing Indebtedness owed to an insurance company permitted by Section 7.3(h);
(m)licenses, sublicenses, leases and subleases granted with respect to the assets or properties of the Borrower or any Restricted Subsidiary (including the demise, bareboat, time, voyage or other charter, lease or right to use of a Vessel), in each case entered into in the ordinary course of business, so long as such licenses, sublicenses, leases or subleases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of the Borrower or its Restricted Subsidiaries or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;
(n)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or its Restricted Subsidiaries in the ordinary course of business and other Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(o)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or its Restricted Subsidiaries, in each case granted in the ordinary course of business or arising by operation of law in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements;
(p)customary restrictions on assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements to the extent that such dispositions are permitted hereunder;
(q)Liens (not otherwise permitted by this Section 7.2) securing Indebtedness or other obligations not exceeding at the time of Incurrence thereof (together with all such other Liens securing Indebtedness or other obligations outstanding pursuant to this clause (q) at such time) not to exceed $10,000,000;

(r)	Permitted Maritime Liens; and

(s)	On or before the MarAd Lien Release Date, the MarAd Liens.
Section 7.3    Indebtedness.    The Borrower shall not, and shall not permit its Restricted Subsidiaries to, Incur or suffer to exist any Indebtedness, except:

(a)	existing Indebtedness outstanding on the Closing Date and described on Schedule 7.3;

(a)	Indebtedness under the Credit Documents;
(b)intercompany loans and advances made by (i) the beneficial owners of the Borrower to the Borrower in relation to unfunded capital calls as provided in the organizational documents of the Borrower, so long as such indebtedness is subject to a customary subordination agreement with respect to the liens of the Lenders, pays only dividends in kind and the amount of such dividend is capitalized and (ii) the Borrower to any Restricted Subsidiary or made by any Restricted Subsidiary to the Borrower or its Restricted Subsidiaries; provided that any such Indebtedness owed by any Credit Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent pursuant to a customary subordination agreement;
(c)Indebtedness at any time after the MarAd Lien Release Date under any Rate Management and Currency Protection Transactions entered into in the ordinary course of business and not for speculative purposes, and Indebtedness in respect of Specified Cash Management Obligations; provided that, in each case, the incurrence of such Indebtedness shall be conditioned upon receipt by the Administrative Agent and the applicable Lender or Affiliate of a Lender that is a party to such transaction of copies of resolutions of the Board of Directors or other appropriate governing body of the Borrower authorizing the execution and delivery of the documents evidencing such Indebtedness;
(d)Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Borrower or is merged with or into the Borrower or any Restricted Subsidiary of the Borrower and not Incurred in contemplation of such transaction;
(e)Capitalized Lease Obligations and Indebtedness secured by Liens permitted under Section 7.2(g); provided that the aggregate principal amount of all Capitalized Lease Obligations and Indebtedness under this Section 7.3(f) shall not exceed at any one time outstanding $10,000,000;
(f)Guaranties with respect to Indebtedness pursuant to this Section 7.3 (other than clause (c) unless otherwise permitted pursuant to such clause);
(g)Indebtedness owing to any insurance company in connection with the financing of any insurance premiums permitted by such insurance company;
(h)Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued not to exceed $5,000,000 million;
(i)any other unsecured Indebtedness Incurred by any Credit Party, provided that the Borrower is in compliance on a Pro Forma Basis with the covenants set forth in Section 7.7; provided that after giving pro forma effect to the Incurrence of such Indebtedness and any concurrent repayment of other Indebtedness, Leverage Ratio is less than the then applicable maximum Leverage Ratio under Section 7.7 by at least .50; and
(j)extensions, modifications, renewals, refinancings or replacements of Indebtedness permitted by this Section 7.3 that do not increase the principal amount of such Indebtedness (other than by amounts equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses (including any bona fide amendment, waiver or consent fee) reasonably Incurred, in connection such extension, modification, renewal, refinancing or replacement).
Section 7.4 Transactions with Affiliates. Except as otherwise specifically permitted herein, the Borrower and its Restricted Subsidiaries shall not enter into or engage in any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Controlling Affiliate of the Borrower, including the purchase from, sale to or exchange of property with, any merger or consolidation with or into, or the rendering of any service by or for, any Controlling Affiliate of the Borrower, except pursuant to the requirements of the Borrower’s or such Restricted Subsidiary’s business and unless such transaction or arrangement or series of related transactions or arrangements, taken as a whole, are no less favorable to the Borrower or such Restricted Subsidiary than would be obtained in an arms’ length transaction with a Person not a Controlling Affiliate of the Borrower; provided that, this Section 7.4 shall not limit (i) any transactions or arrangements between the Borrower and any Restricted Subsidiary or among Restricted Subsidiaries, (ii) the transactions listed in Schedule 7.4, (iii) transactions permitted by Sections 7.1, 7.3 and 7.6, transactions constituting Restricted Payments permitted by Section 7.5 and Investments not prohibited by Section 7.5, (iv) the acquisition of the ATB, and (v) any transaction or series of related transactions with an Affiliate involving aggregate consideration to be paid by the Borrower and/or any Restricted Subsidiary of less than $1,000,000.
Section 7.5 Limitation on Restricted Payments. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment unless, at the time of and immediately after giving effect to such Restricted Payment:
(a)no Default shall have occurred and be continuing (or would result therefrom);
(b)the Borrower is in compliance on a Pro Forma Basis after giving effect to such Restricted Payment with the covenants set forth in Section 7.7 (calculated without increasing Adjusted EBITDA, Liquidity, and Aggregate Collateral Vessel Value, as applicable, by any Cure Amount used to cure a Financial Covenant Default (i) in the case of Adjusted EBITDA, during the period of the four (4) consecutive Fiscal Quarters then being utilized and (ii) in the case of Liquidity and Aggregate Collateral Vessel Value, during the preceding Fiscal Quarter); and
(c)the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Closing Date (excluding Restricted Payments made pursuant to Section 7.5(d)) would not exceed the positive difference if any between:
(i)the sum of (without duplication):
(A)50% of Excess Cash Flow for the period (treated as one accounting period) from the first day of the first Fiscal Quarter in which the Closing Date occurs to the end of the most recent Fiscal Quarter ending prior to the date of such Restricted Payment for which internal financial statements are available; and
(B)100% of the aggregate Net Cash Proceeds and the Fair Market Value of (1) marketable securities or other property received by the Borrower from the issue or sale of its Capital Stock or other capital contributions subsequent to the Closing Date, other than Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Restricted Subsidiary of the Borrower or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination and (2) other assets used or useful in a Permitted Business, in each case, received by the Borrower since the Closing Date upon the exercise of any options, warrants or rights to purchase Capital Stock in the Borrower; and
(ii)the aggregate amount of all Restricted Payments declared or made subsequent to the Closing Date pursuant to this Section 7.5(c) (excluding for the avoidance of doubt Restricted Payments made pursuant to Section 7.5(d)) on or before the date of such Restricted Payment.

(d)	The provisions of this Section 7.5 will not prohibit:
(i)any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock of the Borrower made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Borrower (other than Capital Stock issued or sold to a Restricted Subsidiary or to an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from Section 7.5(c)(ii);
(ii)any Restricted Payment to any existing or former directors, employees, management or consultants or advisors of the Borrower or any Subsidiary of the Borrower or their assigns, estates or heirs, in each case in connection with equity incentive plans, under stock option plans or stock purchase agreements or other agreements to compensate such persons approved by the Board of Directors of the Borrower; provided that the Capital Stock with respect to which such Restricted Payment are made was received for services related to, or for the benefit of, the Borrower and its Restricted Subsidiaries; and provided, further, that Restricted Payments pursuant to this clause will not exceed $1,500,000 in the aggregate during any calendar year (with any unused amounts in any calendar year being carried over to successive calendars year and added to such amount subject to a maximum of $1,500,000 in any calendar year); plus, to the extent not previously applied or included, (x) the Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries from sales of Capital Stock to directors, employees, management or consultants or advisors of the Borrower or any Subsidiary of the Borrower that occur after the Closing Date (to the extent such Net Cash Proceeds have not otherwise been applied to the payment of Restricted Payments pursuant to Section 7.5(c)(ii)) and (y) the Net Cash Proceeds of key man life insurance policies received by the Borrower or any of its Restricted Subsidiaries after the Closing Date; provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (x) and (y) above in any calendar year; and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any existing or former directors, employees, management or consultants or advisors of the Borrower or any Subsidiary of the Borrower in connection with a repurchase of Capital Stock of the Borrower or any Restricted Subsidiary will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;
(iii)the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities if such Capital Stock represents all or portion of the exercise price thereof;
(iv)the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Capital Stock of the Borrower or any Restricted Subsidiary of the Borrower held by existing or former directors, employees, management or consultants or advisors of the Borrower or any Subsidiary of the Borrower in connection with the exercise or vesting of any equity compensation (including stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;
(v)any payment of cash, dividends, distributions, advances or other Restricted Payments by the Borrower or any of its Restricted Subsidiaries in respect of fractional shares of the Borrower’s Capital Stock upon the exercise, conversion or exchange of any stock options (provided that the Net Cash Proceeds from such sales or contributions will be excluded from Section 7.5(c)(ii)), warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities;

(vi)	Permitted Investments;
(vii)any administrative, advisory or other management fees required to be paid pursuant to the SEA-Vista Agreements;
(viii)any payment or reimbursement of reasonable out-of-pocket costs and expenses incurred or required to be reimbursed under the SEA-Vista LLC Agreements as and when due, but in no event to exceed $200,000 in any twelve month period;

(ix)	the One-Time Investment; and
(x)dividends or distributions made for the purposes of permitting Borrower or any Restricted Subsidiary to pay any taxes levied on any of them or made for the purpose of funding any Income Tax Advance relating to any period beginning on or after May 2, 2014, provided, however, that at the time of and immediately after giving effect to, any Restricted Payment permitted under this Section 7.5(d) (except Section 7.5(d)(x)), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof. The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.
Section 7.6 Limitation on Asset Sales. The Borrower shall not, and shall not permit any Credit Party to, engage in any Asset Sale unless: (a) no Default or Event of Default shall have occurred and is continuing or would result therefrom, and (b) immediately after giving effect to such Asset Sale and any concurrent repayment of Indebtedness the Borrower is in Pro Forma Compliance with the covenants set forth in Section 7.7.
Section 7.7    Financial Covenants.
(a)Maximum Leverage Ratio. The Borrower will not permit the Leverage Ratio,
(i)as of the last day of any Fiscal Quarter commencing with June 30, 2015 and ending with December 31, 2016, to be greater than 4.50:1.00;
(ii)as of the last day of any Fiscal Quarter commencing with March 31, 2017 and ending with December 31, 2017, to be greater than 4.00:1.00; and
(iii)as of the last day of any Fiscal Quarter commencing with March 31, 2018 to be greater than 3.50:1.00.
(b)Minimum Debt Service Coverage Ratio. The Borrower will not permit the Debt Service Coverage Ratio, as of the last day of any Fiscal Quarter commencing with June 30, 2015, to be less than 1.25 to 1.00.
(c)Minimum Collateral Coverage Ratio. The Borrower will not permit the Collateral Coverage Ratio, as of the last day of any Fiscal Quarter commencing with June 30, 2015, to be less than 1.50 to 1.00.
(d)Minimum Liquidity. The Borrower will not permit Liquidity, as of any date of determination to be less than the sum of (i) $2,000,000 and (ii) the product of (1) the number of Vessels owned by a Collateral Vessel Owner that operate in the spot market and (2) $250,000.
Section 7.8 Restrictive and Negative Pledge Agreements. The Borrower shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on (a) the ability of any Restricted Subsidiary to: (i) pay dividends or make other distributions to the Borrower or any Restricted Subsidiary on account of its Capital Stock, (ii) redeem Capital Stock held in it by the Borrower or another Restricted Subsidiary, (iii) repay loans and other Indebtedness owing by it to the Borrower or another Restricted Subsidiary, or (iv) transfer any of its assets to the Borrower or another Restricted Subsidiary; or (b) the ability of any Credit Party to create Liens on any Collateral to secure the Secured Obligations, except, in each case, (i) restrictions provided for in the Credit Documents, (ii) restrictions imposed by any Governmental Authority or by reason of applicable law, (iii) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (iv) any restriction on the transfer of property subject to a Permitted Lien,

(v) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (vi) customary restrictions and conditions contained in any agreement relating to a Disposition, purchase or merger permitted hereunder pending the consummation of such Disposition, purchase or merger, (vii) restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business, (viii) any agreement in effect at the time a Restricted Subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Restricted Subsidiary and (ix) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person.
Section 7.9    Unrestricted Subsidiaries. The Borrower:
(a)may designate, by written notification thereof to the Administrative Agent, any Restricted Subsidiary, including a newly formed or newly acquired Subsidiary, as an Unrestricted Subsidiary if (i) immediately prior, and after immediately giving effect, to such designation, no Default has occurred and is continuing, and (ii) such designation is deemed to be an Investment in an Unrestricted Subsidiary in an amount equal to the Fair Market Value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would not be prohibited under Section 7.5 at the time of such designation;
(b)may designate or redesignate, by written notification thereof to the Administrative Agent, any Unrestricted Subsidiary to be a Restricted Subsidiary if immediately after giving effect to such designation or redesignation, (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Credit Documents are true and correct in all material respects on and as of such date as if made on and as of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default has occurred and is continuing, (iii) such designation is deemed to be an Investment in an Unrestricted Subsidiary and (iv) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such designation or redesignation would, if Incurred or made at such time, have been permitted to be Incurred or made for all purposes hereof; and
(c)will not permit any Unrestricted Subsidiary (i) to Incur any Indebtedness other than Unrestricted Subsidiary Non-Recourse Debt, except any Guaranty given solely to support a pledge by the Borrower or any Restricted Subsidiary of the Capital Stock of such Unrestricted Subsidiary, which Guaranty is not recourse to the Borrower or any Restricted Subsidiary, and except for obligations of the Borrower or any Restricted Subsidiary in respect of Indebtedness of such Unrestricted Subsidiary that is permitted as both an Incurrence of Indebtedness under Section 7.3 and is an Investment not prohibited by Section 7.5, (ii) to guarantee or otherwise directly or indirectly provide credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries, except for any pledge of Capital Stock of such Unrestricted Subsidiary to secure Indebtedness of the Borrower or any of its Restricted Subsidiaries and (iii) to hold any Capital Stock in, or any Indebtedness of, the Borrower or any Restricted Subsidiary.
If, at any time, any Unrestricted Subsidiary fails to meet the requirements of Section 7.9(c), it shall thereafter cease to be an Unrestricted Subsidiary for purposes hereof and any Indebtedness and Investments of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be Incurred or made by a Restricted Subsidiary at such time and the Borrower shall not be deemed to be in default of this Section 7.9, but if the Indebtedness is not permitted to be Incurred under Section 7.3, the Investments are prohibited by Section 7.5, or the Lien is not permitted under Section 7.2, the Borrower shall be in default of the applicable covenant.
Section 7.10 Sanctions Laws and Regulations. The Borrower and its Subsidiaries shall not, and, to their knowledge, their respective officers, employees, directors and agents (in their capacity as officers, employees, directors or agents, respectively, of the Borrower or any of its Subsidiaries), shall not, use the proceeds of any Borrowing or Letter of Credit (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any country-wide sanctions under any Sanctions Laws and Regulations (on the Closing Date, Cuba, Iran, North Korea, Sudan and Syria), (ii) in any other manner that would result in a material violation of any Sanctions Laws and Regulations by the Borrower or its Subsidiaries or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.
Section 7.11 Ring-fenced Subsidiaries. The Borrower shall not permit any Ring-fenced Subsidiary to, and each Ring-fenced Subsidiary shall not, directly or indirectly:
(a) incur any Indebtedness, other than Indebtedness of such Ring-fenced Subsidiary on the Closing Date or extensions, modifications, renewals, refinancings or replacements of such Indebtedness that do not increase the principal amount of such Indebtedness (other than by amounts equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses (including any bona fide amendment, waiver or consent fee) reasonably Incurred, in connection such extension, modification, renewal, refinancing or replacement);
(a)retain any cash other than cash necessary to continue to operate in the ordinary course of its business as it exists on the Closing Date, as reasonably determined by such Ring- fenced Subsidiary or the Borrower;
(b)amend or waive its organizational documents or any agreement of such Ring-fenced Subsidiary in any manner that could be adverse to the value, perfection or enforceability of the security interest of the Lenders in the Capital Stock of such Ring-fenced Subsidiary;
(a)engage in any operation or business activities other than: (i) the operation and business activities engaged on the Closing Date, including but not limited to the performance of such Ring-fenced Subsidiary’s obligations with respect to any existing contracts on the Closing Date to which such Ring-fenced Subsidiary is a party, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Credit Documents, (iv) payment of taxes (v) participating in tax, accounting and other administrative matters as a member of the consolidated group of the Borrower and its Subsidiaries or the making and filing of any reports required by any Governmental Authority, (vi) exercise any purchase options with respect to any vessel chartered in by it provided such Ring-fenced Subsidiary complies with the requirements set forth in Section 6.12 and (vii) any other activities incidental to the foregoing or customary for passive holding companies;
(b)incur or suffer to exist any Liens on its property other than Liens existing on the Closing Date; or

(c)	acquire any properties or assets except in the ordinary course of its business.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
Section 8.1    Events of Default. Any one or more of the following shall constitute an Event of Default if occurring on or after the Closing Date:
(a)default by any Credit Party in the payment of (i) any interest in respect of any Loan or Reimbursement Obligations or any fees payable hereunder, within five (5) Business Days following the date when due or (ii) any principal amount of any Loan or Reimbursement Obligation when due;
(b)default by the Borrower or any Restricted Subsidiary in the observance or performance of any covenant set forth in Section 6.1, Section 6.6(f)(i), Section 6.13(a) or Article VII;
(c)default by the Borrower or any other Credit Party in the observance or performance of any provision hereof or of any other Credit Document not mentioned in clauses (a) or (b) above, which is not remedied within thirty (30) days after notice thereof to the Borrower by the Administrative Agent; provided that a Default as a result of a breach of Section 7.7 (a “Financial Covenant Default”) is subject to cure pursuant to Section 8.9;

(d)any representation or warranty made or deemed made herein or in any other Credit Document by the Borrower or any Restricted Subsidiary proves untrue in any material respect as of the date of the making, or deemed making, thereof;
(e)(1) (x) Indebtedness (other than the Obligations and Rate Management and Currency Protection Obligations) in the aggregate principal amount of $2,500,000 of the Borrower and its Restricted Subsidiaries (“Material Indebtedness”) shall (i) not be paid at maturity (beyond any applicable grace periods), or (ii) be declared to be due and payable or required to be prepaid, redeemed or repurchased prior to its Stated Maturity other than any repurchase or redemption of Indebtedness in connection with a change of control offer or asset sale offer or other similar mandatory prepayment or (y) any default in respect of Material Indebtedness shall occur which permits the holders thereof, or any trustees or agents on their behalf, to accelerate the maturity of such Indebtedness or requires such Indebtedness to be prepaid, redeemed, or repurchased prior to its Stated Maturity or (2) any default in respect of Rate Management and Currency Protection Obligations resulting in the exercise by the counterparty thereunder of its right to terminate its position under the applicable Rate Management and Currency Protection Transaction and the amount payable by the Borrower and its Restricted Subsidiaries in the aggregate (after giving effect to any netting agreements relating thereto) in respect of such termination is $2,500,000;
(f)the Borrower or a Guarantor (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any applicable bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator or similar official for it or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it in a court of competent jurisdiction, (vi) makes any Board of Directors resolution in direct furtherance of any matter described in clauses (i) - (v) above, or (vii) a fails to contest in good faith any appointment or proceeding described in this Section 8.1(f);
(g)a custodian, receiver, trustee, liquidator or similar official is appointed for the Borrower or a Guarantor or any substantial part of its property under the United States Bankruptcy Code or under the applicable bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 8.1(f)(v) is instituted against the Borrower or Guarantor in a court of competent jurisdiction, and such appointment continues undischarged or such proceeding continues undismissed and unstayed for a period of sixty (60) days (or one hundred twenty days in the case of any such event occurring outside the United States of America);
(h)the Borrower or any Restricted Subsidiary fails within thirty (30) days with respect to any judgments or orders that are rendered in the United States or sixty (60) days with respect to any judgments or orders that are rendered in a court of competent jurisdiction in foreign jurisdictions (or such earlier date as any execution on such judgments or orders shall take place) to vacate, pay, bond or otherwise discharge any judgments or orders for the payment of money the uninsured portion of which is in excess of $2,500,000 in the aggregate and which are not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution; provided that such event shall not be deemed to constitute an Event of Default if the relevant Credit Party is entitled to insurance coverage for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum by writing to the person(s) entitled to payment and it is likely (in the reasonable opinion of the Required Lenders) that the insurers will be able to make such payment within thirty (30) days;
(i)(x) the Borrower or any Subsidiary or ERISA Affiliate fails to pay to the PBGC or to a Plan under Title IV of ERISA when due an amount that it is liable to pay with respect to a Plan; or a notice of intent to terminate a Plan having Unfunded Vested Liabilities of the Borrower or any of its Subsidiaries or ERISA Affiliate

that could reasonably be expected to have a Material Adverse Effect (a “Material Plan”) is filed under Title IV of ERISA; or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against the Borrower or any Subsidiary or ERISA Affiliate to collect any liability with respect to any Material Plan under Section 515 or 4219(c)(5) of ERISA, and in each case such proceeding is not dismissed within thirty (30) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, and (y) the occurrence of one or more of the matters in the preceding clause (x) could reasonably be expected to result in liabilities that could reasonably be expected to have a Material Adverse Effect; or
(j)(i) any Credit Document ceases to be in full force and effect (other than as expressly permitted hereunder or thereunder by reason of a release of Collateral in accordance with the terms hereof or thereof or Security Termination), (ii) any Credit Document shall be declared null and void, (iii) any Credit Party shall repudiate in writing its obligations under any Credit Document to which it is party, (iv) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability under any Credit Document to which it is party, or (v) the Security Trustee shall not have or shall cease to have, or any Credit Party shall assert in writing that the Security Trustee shall not have or shall cease to have, a valid and perfected Lien in any material portion of the Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Security Trustee to take any action within its control.

(k)	A Change of Control shall occur.
Section 8.2 Non-Bankruptcy Defaults. When any Event of Default (other than those described in Section 8.1(f) or (g) with respect to the Borrower or a Guarantor) has occurred and is continuing, the Administrative Agent shall, by notice to the Borrower: (a) if so directed by the Required Lenders, terminate the remaining Commitments to the Borrower hereunder on the date stated in such notice (which may be the date thereof) and such termination shall automatically also terminate the Swingline Commitment on such date; (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other accrued amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Borrower; and (c) if so directed by the Required Lenders, demand that the Borrower immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 8.4) the full amount then available for drawing under each outstanding Letter of Credit, and the Borrower agrees to immediately make such payment, and the Borrower acknowledges and agrees that the Lenders, the Issuing Banks, the Swingline Lender and the Administrative Agent would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, the Swingline Lender and the Issuing Banks, shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower pursuant to this Section 8.2, shall also promptly send a copy of such notice to the other Lenders, the Swingline Lender and the Issuing Banks, but the failure to do so shall not impair or annul the effect of such notice.
Section 8.3    Bankruptcy Defaults. When any Event of Default described in Section 8.1(f) or (g) has occurred and is continuing with respect to the Borrower or a Guarantor, then all outstanding Loans shall immediately become due and payable together with all other accrued amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Borrower; and all obligations of the Lenders, the Swingline Lender and the Issuing Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrower shall immediately pay to the Administrative Agent (to be held by the Administrative Agent pursuant to Section 8.4) the full amount then available for drawing under each outstanding Letter of Credit, the Borrower acknowledging that the Lenders, the Issuing Banks, the Swingline Lender and the Administrative Agent would not have an adequate remedy at law for failure by the Borrower to honor any such demand and that the Lenders, the Issuing Banks, the Swingline Lender and the Administrative Agent shall have the right to require the Borrower to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any of the Letters of Credit.
Section 8.4    Collateral for Undrawn Letters of Credit.
(a)If the prepayment of any L/C Obligations is required under Section 8.2 or 8.3, the Borrower shall forthwith pay the amount required to be so prepaid to be held by the Administrative Agent as provided in Section 8.4(b).
(b)All amounts prepaid pursuant to Section 8.4(a) or pursuant to Sections 2.10, 2.12(g) or Section 2.15(e) shall be held by the Administrative Agent in a separate collateral account (such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application to (i) the reimbursement of any drawing under any Letter of Credit then or thereafter paid by any Issuing Bank or (ii) any unallocated Fronting Exposure, and to (iii) the payment of any Revolving Loans, any Swingline Loans and all other unpaid Obligations then due and owing (collectively, the “Collateralized Obligations”). The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent, for the benefit of the Issuing Banks, the Swingline Lender, the Administrative Agent, and the Lenders, as pledgee hereunder. If and when required by the Borrower, the Administrative Agent shall invest and reinvest funds held in the Collateral Account from time to time in Cash Equivalents specified from time to time by the Borrower, provided that the Administrative Agent is irrevocably authorized to sell on market terms any investments held in the Collateral Account when and as required to make payments out of the Collateral Account for application to Collateralized Obligations due and owing. When and if (A) (i) the Borrower shall have made payment of all Collateralized Obligations then due and payable, and (ii) all relevant preference or other disgorgement periods relating to the receipt of such payments have passed, or (B) no Default or Event of Default shall be continuing, the Administrative Agent shall repay to the Borrower any remaining amounts and assets held in the Collateral Account, provided that if the Collateral Account is being released pursuant to clause (A) and any Letter of Credit then remains outstanding, the Borrower, prior to or contemporaneously with such release, shall provide the Administrative Agent a back-to-back letter of credit in form and substance satisfactory to the applicable Issuing Bank (in its sole discretion) from a bank or financial institution whose short-term unsecured debt rating is rated A or above from either S&P or Moody’s or such other bank or financial institution satisfactory to the applicable Issuing Bank in either case in an amount equal to the undrawn face amount of each such Letter of Credit and which provides that the Administrative Agent may make a drawing thereunder in the event that the applicable Issuing Bank pays a drawing under such Letter of Credit. In addition, if the aggregate amount on deposit with the Security Trustee exceeds the Collateralized Obligations then existing, then the Administrative Agent shall release and deliver such excess amount upon the written request of the Borrower.
Section 8.5 Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 8.2 promptly upon being requested to do so by the Required Lenders and shall thereupon notify all the Lenders thereof.
Section 8.6 Expenses. The Borrower agrees to pay to the Administrative Agent, each Issuing Bank, the Swingline Lender and each Lender all reasonable documented out-of-pocket expenses Incurred or paid by the Administrative Agent, the Issuing Bank, or such Lender, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Credit Documents.
Section 8.7 Distribution and Application of Proceeds. After the exercise of remedies provided for in Section 8.2 or the occurrence and during the continuance of an Event of Default described in Section 8.1(f) or (g), any payment to the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender hereunder, from the Security Trustee under the Guaranty and Collateral Agreement or from the proceeds of the Collateral Account or otherwise shall be paid to the Administrative Agent to be distributed and applied as follows (unless otherwise agreed by the Borrower, the Administrative Agent, all Issuing Banks, the Swingline Lender and all Lenders):

(a)First, to the payment of any and all reasonable documented out-of-pocket costs and expenses of the Administrative Agent, including reasonable attorneys’ fees and documented out-of- pocket costs and expenses, as provided by this Agreement or by any other Credit Document, Incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Administrative Agent, the Issuing Banks, the Swingline Lender or the Lenders under this Agreement or any other Credit Document;
(b)Second, to the payment of any and all reasonable out-of-pocket costs and expenses of the Issuing Banks, the Swingline Lender and the Lenders, including reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, Incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders, the Swingline Lender or the Issuing Banks under this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender, the Swingline Lender or each Issuing Bank bears to the aggregate amount of the costs and expenses unpaid to all Lenders, the Swingline Lender and all Issuing Banks collectively, until all such fees, costs and expenses have been paid in full;
(c)Third, to the payment of any due and unpaid fees to the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to the Administrative Agent, each Lender, the Swingline Lender, and each Issuing Bank bears to the aggregate amount of the fees due and unpaid to the Administrative Agent, all Lenders, the Swingline Lender and all Issuing Banks collectively, until all such fees have been paid in full;
(d)Fourth, to the payment of accrued and unpaid interest on the Loans or the Reimbursement Obligations to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender, the Swingline Lender or each Issuing Bank bears to the aggregate amount of such interest accrued and unpaid to all Lenders, the Swingline Lender and all Issuing Banks collectively, until all such accrued and unpaid interest has been paid in full;
(e)Fifth, to the payment of the outstanding due and payable principal amount of each of the Loans, the amount of the outstanding Reimbursement Obligations (reserving cash collateral for all undrawn face amounts of any outstanding Letters of Credit (if Section 8.4(a) has not been complied with)), the amount of the outstanding Rate Management and Currency Protection Obligations and the amount of the outstanding Specified Cash Management Obligations, pro rata in the proportion in which the outstanding principal amount of such Loans, the amount of such outstanding Reimbursement Obligations owing to each Lender, the Swingline Lender and each Issuing Bank, together (if Section 8.4(a) has not been complied with) with the undrawn face amounts of such outstanding Letters of Credit, the amount of such outstanding Rate Management and Currency Protection Obligation and the amount of such outstanding Specified Cash Management Obligations, bears to the aggregate amount of all outstanding Loans, outstanding Reimbursement Obligations and (if Section 8.4(a) has not been complied with) the undrawn face amounts of all outstanding Letters of Credit, outstanding Rate Management and Currency Protection Obligation and outstanding Specified Cash Management Obligations. In the event that any such Letters of Credit, or any portions thereof, terminate or expire without any pending drawing thereon, any cash collateral therefor shall be distributed pro rata in accordance with this Section 8.7(e) by the Administrative Agent until the principal amount of all Loans and Reimbursement Obligations shall have been paid in full;
(f)Sixth, to the payment of any other outstanding Obligations then due and payable, pro rata in the proportion in which the outstanding Obligations owing to each Lender, each Issuing Bank, the Swingline Lender and Administrative Agent bears to the aggregate amount of all such Obligations until all such Obligations have been paid in full; and
(g)Seventh, to the Borrower or as the Borrower may direct unless otherwise directed by a court of competent jurisdiction.
Section 8.8 Enforcement rights. Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent (or its authorized designee, including Security Trustee as its mortgagee trustee) in accordance with Article VIII for the benefit of all the Lenders and the Issuing Banks; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) any Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Bank or the Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.6 or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any law relating to bankruptcy, insolvency or reorganization or relief of debtors.
Section 8.9    Equity Cure.
(a)Financial Performance Covenant Cure Right. Notwithstanding anything to the contrary contained in Section 7.7, if the Borrower fails to comply with the Financial Performance Covenants or any of them, then (i) the Borrower shall be permitted on or prior to the twentieth (20th) day following the earlier of (i) date the certificate calculating compliance with the Financial Performance Covenants is required to be delivered pursuant to Section 6.6(c) and (ii) the date of receipt of a notice from the Administrative Agent that the Borrower is not in compliance with the Financial Performance Covenants (the “Cure Deadline”), to cure such failure to comply by receiving cash contributions to its equity capital or cash proceeds from an issuance of Qualified Equity Interests as a cash capital contribution (collectively, the “Cure Right”), and (ii) upon receipt by the Borrower of such cash proceeds (such cash amount used to cure a Financial Covenant Default, the “Cure Amount”) pursuant to the exercise of such Cure Right, the Financial Performance Covenants shall be recalculated by increasing Adjusted EBITDA, Liquidity, and Aggregate Collateral Vessel Value by the Cure Amount (and such increase to Adjusted EBITDA, Liquidity, and Aggregate Collateral Vessel Value shall be taken into account solely for the Fiscal Quarter with respect to which the Cure Right was exercised); provided that Adjusted EBITDA, Liquidity, and Aggregate Collateral Vessel Value shall not be increased by more than the amount necessary for the Borrower to be in compliance with the Financial Performance Covenants.

(b)	Treatment of Cure Amount. The parties hereby acknowledge that this Section
8.9 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.7 and shall not result in any adjustment to any baskets or other amounts other than the amount of the Adjusted EBITDA, Liquidity, and Aggregate Collateral Vessel Value for the purpose of Section 7.7.
(c)Cure of Financial Covenant Default. If a Financial Covenant Default has occurred and is continuing and if, after giving effect to the recalculation of the Financial Performance Covenants pursuant to this Section 8.9, the Borrower is in compliance with the Financial Performance Covenants, the Borrower shall be deemed to have satisfied the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the Financial Covenant Default shall be deemed cured for the purposes of this Agreement.
(d)Limitations on Exercise of Cure Right. (i) In each four-Fiscal-Quarter period there shall be at least two Fiscal Quarters in which the Cure Right is not exercised and (ii) the Cure Right shall not be exercised more than five times during the term of this Agreement.
ARTICLE IX CHANGE IN CIRCUMSTANCES
Section 9.1    Change in Law.
(a)Notwithstanding any other provisions of this Agreement or any Note, if a Change in Law makes it unlawful for any Lender to make or maintain Eurodollar Loans or any Issuing Bank to issue, extend or increase any Letter of Credit, such Lender or Issuing Bank, as the case may be, shall promptly give written notice thereof and of the basis therefor in reasonable detail to the Borrower, and such Lender’s or Issuing Bank’s obligations to fund Eurodollar Loans or make, continue or convert, as applicable, such Loans under this Agreement, or to issue, extend or increase any such Letters of Credit, as the case may be, shall thereupon be suspended until it is no longer unlawful for such Lender to make or maintain such Loans or such Issuing Bank to issue, extend or increase such Letters of Credit.
(b)Upon the giving of the notice to the Borrower referred to in Section 9.1(a) in respect of any such Eurodollar Loan and provided the Borrower shall not have prepaid such Loan pursuant to Section 2.9, (i) any such outstanding Eurodollar Loan of such Lender shall be automatically converted to a Base Rate Loan on the last day of the Interest Period then applicable thereto or on such earlier date as required by law and (ii) such Lender shall make or continue its portion of any requested Borrowing of a Eurodollar Loan as a Base Rate Loan, which Base Rate Loan shall, for all other purposes, be considered part of such Borrowing.
(c)Any Lender or Issuing Bank that has given any notice pursuant to Section 9.1(a) shall, upon determining that it would no longer be unlawful for it to make such Eurodollar Loans or issue such Letters of Credit, give prompt written notice thereof to the Borrower and the Administrative Agent, and upon giving such notice, its obligation to make, allow conversions into and maintain, as applicable, such Loans or issue such Letters of Credit shall be reinstated.
Section 9.2 Unavailability of Deposits or Inability to Ascertain LIBOR Rate. If on or before the first day of any Interest Period for any Borrowing of Eurodollar Loans the Administrative Agent determines in good faith (after consultation with the other Lenders) that, due to changes in circumstances since the date hereof, adequate and fair means do not exist for determining the LIBOR Rate (including the unavailability of matching deposits) or such rate will not accurately reflect the cost to the Required Lenders of funding Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (in reasonable detail) of such determination and of the basis therefor to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower and Lenders that the circumstances giving rise to such suspension no longer exist (which the Administrative Agent shall do promptly after they do not exist), (i) the obligations of the Lenders to make, continue or convert Loans as or into such Eurodollar Loans, or to convert Base Rate Loans into such Eurodollar Loans, shall be suspended and (ii) each outstanding Eurodollar Loan will automatically on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan.
Section 9.3    Increased Cost and Reduced Return.
(a)If, a Change in Law, or compliance by any Lender or Issuing Bank (or its applicable Lending Office), with any request or directive (whether or not having the force of law) of any Governmental Authority issued after the date hereof (or, if later, after the date the Administrative Agent, such Issuing Bank, or such Lender becomes the Administrative Agent, an Issuing Bank, or a Lender):
(i)subjects any Lender or Issuing Bank (or its applicable Lending Office) to any tax, duty or other charge related to any Revolving Loan, Reimbursement Obligation, or its obligation to advance or maintain Loans or issue any Letter of Credit, or shall change the basis of taxation of payments to any Lender or Issuing Bank (or its applicable Lending Office) of the principal of or interest on its Revolving Loans, Letters of Credit or Reimbursement Obligation or any participations in any thereof, or any other amounts due under this Agreement related to its Revolving Loans, Letters of Credit, Reimbursement Obligations or participations therein, or its obligation to make Revolving Loans, issue Letters of Credit, or acquire participations therein (except for changes with respect to Taxes that are Indemnified Taxes); or
(ii)imposes, modifies or deems applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding for any Revolving Loan any such requirement included in an applicable Statutory Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (or its applicable Lending Office) or imposes on any Lender or Issuing Bank (or its Lending Office) or on the interbank market any other condition affecting its Loans, Letters of Credit, any Reimbursement Obligations owed to it, or its participation in any thereof, or its obligation to advance or maintain Revolving Loans, issue Letters of Credit or participate in any thereof; and the result of any of the foregoing is to increase the cost to such Lender or Issuing Bank (or its applicable Lending Office) of advancing or maintaining any Loan, issuing or maintaining a Letter of Credit or participating therein, or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank (or its applicable Lending Office) in connection therewith under this Agreement, by an amount deemed by such Lender or Issuing Bank to be material, then, subject to Section 9.3(c), from time to time, within thirty (30) days after receipt of a certificate from such Lender or Issuing Bank (with a copy to the Administrative Agent) pursuant to Section 9.3(c) setting forth in reasonable detail such determination and the basis thereof, the Borrower shall, without duplication under this Agreement, be obligated to pay to such Lender or Issuing Bank such additional amount or amounts as will compensate such Lender or Issuing Bank for such increased cost or reduction.
(b)If, after the date hereof, the Administrative Agent, any Lender, the Swingline Lender or Issuing Bank shall have reasonably determined that a Change in Law regarding capital adequacy or liquidity (including any revision in the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 CFR Part 208, Appendix A; 12 CFR Part 225, Appendix A) or of the Office of the Comptroller of the Currency (12 CFR Part 3, Appendix A), or in any other applicable capital adequacy or liquidity rules heretofore adopted and issued by any governmental authority), or any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Administrative Agent, any Lender, the Swingline Lender or Issuing Bank (or its applicable Lending Office) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or Swingline Lender’s capital, or on the capital of any corporation controlling such Lender, Issuing Bank or Swingline Lender, as a consequence of its obligations hereunder to a level below that which such Lender, Issuing Bank or Swingline Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s, Issuing Bank’s, Swingline Lender’s or its controlling corporation’s policies with respect to capital adequacy or liquidity in effect immediately before such adoption, change or compliance) by an amount reasonably deemed by such Lender, Issuing Bank or Swingline Lender to be material, then, subject to Section 9.3(c), from time to time, within thirty (30) days after its receipt of a certificate from such Lender, Issuing Bank or Swingline Lender (with a copy to the Administrative Agent) pursuant to Section 9.3(c) setting forth in reasonable detail such determination and the basis thereof, the Borrower shall pay to such Lender, Issuing Bank or Swingline Lender such additional amount or amounts as will compensate such Lender, Issuing Bank or Swingline Lender for such reduction.
(c)Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Banks that determines to seek compensation under this Section 9.3 shall give written notice to the Borrower and, in the case of a Lender, the Swingline Lender or an Issuing Bank other than the Administrative Agent, the Administrative Agent of the circumstances that entitle the Administrative Agent, such Lender, the Swingline Lender or such Issuing Bank to such compensation within one calendar year after the Administrative Agent, such Lender, the Swingline Lender or such Issuing Bank receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 365th day preceding such written demand; provided that if the basis or circumstances giving rise to such compensation is retroactive, then such one calendar year period referred to in this sentence shall be extended to include the period with retroactive effect thereof. Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Banks shall use reasonable efforts to avoid the need for, or reduce the amount of, such compensation and any payment under Section 3.3, including the designation of a different Lending Office, if such action or designation will not, in the sole judgment of the Administrative Agent, such Lender, the Swingline Lender or such Issuing Bank made in good faith, be otherwise disadvantageous to it; provided that the foregoing shall not in any way affect the rights of any Lender, the Swingline Lender or any Issuing Bank or the obligations of the Borrower under this Section 9.3. A certificate of the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank, as applicable, claiming compensation under this Section 9.3, and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a statement prepared by the Administrative Agent, such Lender, Swingline Lender or such Issuing Bank, as applicable, describing in reasonable detail the calculations thereof shall be conclusive absent manifest error of the correctness thereof. In determining such amount, such Lender, the Swingline Lender or such Issuing Bank may use any reasonable averaging and attribution methods.
Section 9.4 Lending Offices. The Administrative Agent, the Swingline Lender, each Lender and each Issuing Bank may, at its option, elect to make or maintain its Loans and issue its Letters of Credit hereunder at the Lending Office for each Type and/or currency of Letter of Credit available hereunder or at such other of its branches, offices or Affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent, provided that, except in the case of any such transfer to another of its branches, offices or Affiliates made at the request of the Borrower, the Borrower shall not be responsible for the costs arising under Section 3.3 or 9.3 resulting from any such transfer to the extent not otherwise applicable to such Lender, the Swingline Lender or such Issuing Bank prior to such transfer.
Section 9.5 Discretion of Lender as to Manner of Funding. Subject to the other provisions of this Agreement, each Lender, the Swingline Lender and each Issuing Bank shall be entitled to fund and maintain its funding of all or any part of its Loans and Letters of Credit in any manner it sees fit.
Section 9.6 Substitution of Lender or Issuing Bank. If (a) any Lender or Issuing Bank has demanded compensation or given notice of its intention to demand compensation under Section 9.3, (b) the Borrower is required to pay any additional amount to any Lender or Issuing Bank under Section 2.11, (c) any Lender or Issuing Bank fails to, or is unable to, submit any form or certificate required under Section 3.3(b) or withdraws or cancels any previously submitted form with no substitution therefor that complies with the requirements of Section 3.3(b), (d) any Lender or Issuing Bank gives notice of any Change in Law or regulations, or in the interpretation thereof, pursuant to Section 9.1, (e) any Lender or Issuing Bank is a Defaulting Lender, (f) any Lender or Issuing Bank shall seek to avoid its obligation to make or maintain Loans or issue Letters of Credit hereunder for any reason, including reliance upon 12 U.S.C. § 1821(e) or (n) (1) (B), (g) any taxes referred to in Section 3.3 or Section 11.3 have been levied or imposed (or the Borrower determines in good faith that there is a substantial likelihood that such taxes will be levied or imposed) so as to require withholding or deductions by the Borrower or payment by the Borrower of additional amounts to any Lender or Issuing Bank, or other reimbursement or indemnification of any Lender or Issuing Bank, as a result thereof, (h) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or any other Credit Documents requested by the Borrower, (i) an Issuing Bank gives notice pursuant to Section 2.12(a)(ii) that the issuance of the Letter of Credit would violate any legal or regulatory restriction then applicable to such Issuing Bank or (j) any Lender or Issuing Bank ceases to be entitled to complete exemption from U.S. federal withholding tax under FATCA with respect to payments to be received pursuant to any Credit Document (as if such payments were U.S. source) or so notifies the Borrower under Section 3.3(g), then and in such event, upon written request from the Borrower delivered to such Lender or Issuing Bank, and the Administrative Agent, such Lender shall assign, in accordance with the provisions of Section 11.10 (including the provisions governing required consents) and an appropriately completed Assignment Agreement, all of its rights and obligations under the Credit Documents to another Lender or a commercial banking institution selected by the Borrower, in consideration for the payments set forth in such Assignment Agreement and payment by the Borrower to such Lender of all other amounts which such Lender may be owed pursuant to this Agreement, including Sections 2.11, 3.3, 9.3 and 11.3.
ARTICLE X
THE ADMINISTRATIVE AGENT, THE SECURITY TRUSTEE, OTHER AGENTS AND ISSUING BANKS
Section 10.1 Appointment and Authorization of Administrative Agent. Each of the Lenders and the Swingline Lender hereby appoints JPMorgan Chase Bank, N.A. as the Administrative Agent, and hereby authorizes the Administrative Agent to take such action on each of its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.
Section 10.2 Rights and Powers as a Lender. The Administrative Agent and the Other Agents, to the extent each such Person is also a Lender, shall have the same rights and powers under the Credit Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, or an Other Agent, and the Administrative Agent and the Other Agents and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any of its Subsidiaries or Affiliates thereof as if it were not an Administrative Agent or an Other Agent under the Credit Documents. The term Lender as used in all Credit Documents, unless the context otherwise clearly requires, includes, to the extent such Person is also a Lender hereunder, the Administrative Agent and the Other Agents in their respective individual capacities as a Lender.
Section 10.3 Action by Administrative Agent and the Other Agents. The obligations of the Administrative Agent under the Credit Documents are only those expressly set forth therein. No Syndication Agent or Documentation Agent shall have any liabilities, duties, responsibilities or obligations hereunder in such capacity. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action concerning any Default or Event of Default, except as expressly provided in Sections 8.2 and 8.4. Unless and until the Required Lenders (or, if required by Section 11.11, all of the Lenders) give such direction (including the giving of a notice of default as described in Section 8.1(c)), the Administrative Agent may, except as otherwise expressly provided herein or therein, take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders and the Swingline Lender. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Credit Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses, and liabilities it may Incur in taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default, other than non-payment of any scheduled principal or interest payment due hereunder, exists unless notified in writing to the contrary by a Lender or the Borrower. In all cases in which the Credit Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions of the Required Lenders, or of any other group of Lenders called for under specific provisions of the Credit Documents, shall be binding on all the Lenders.
Section 10.4 Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
Section 10.5 Indemnification Provisions; Credit Decision. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable to any Lender for any action taken or not taken by them in connection with the Credit Documents (i) with the consent or at the request of the Required Lenders (or, if required by Section 11.11, all of the Lenders), or (ii) in the absence of their own gross negligence or willful misconduct as found in a final non-appealable judgment of a court of competent jurisdiction. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Borrowing; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any Subsidiary contained herein or in any other Credit Document; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, value, worth or collectability hereof or of any other Credit Document or of any other documents or writings furnished in connection with any Credit Document; and the Administrative Agent makes no representation of any kind or character with respect to any such matters mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Credit Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not Incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any Compliance Certificate or other document or instrument received by any of them under the Credit Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with such Administrative Agent signed by such owner in form satisfactory to such Administrative Agent. Each of the Lenders and the Swingline Lender acknowledges that it has independently, and without reliance on the Administrative Agent, the Other Agents, the Swingline Lender or any other Lender, obtained such information and made such investigations and inquiries regarding the Borrower and its Subsidiaries as it deems appropriate, and based upon such information, investigations and inquiries, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Lender and the Swingline Lender to keep itself informed about the creditworthiness and business, properties, assets, liabilities, condition (financial or otherwise) and prospects of the Borrower and its Subsidiaries, and the Administrative Agent shall have no liability whatsoever to any Lender or the Swingline Lender for such matters. The Administrative Agent shall have no duty to disclose to the Lenders or the Swingline Lender information that is not required by any Credit Document to be furnished by the Borrower or any Subsidiaries to the Administrative Agent at such time, but is voluntarily furnished to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).
Section 10.6 Indemnity. The Lenders shall ratably, in accordance with their Percentages, indemnify and hold the Administrative Agent, the Other Agents, and their directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or Incurred by it under any Credit Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified as found in a final non-appealable judgment of a court of competent jurisdiction; provided that this Section 10.6 shall not limit the Borrower’s reimbursement obligations hereunder. The obligations of the Lenders under this Section 10.6 shall survive termination of this Agreement.
Section 10.7    Resignation.
(a)Resignation of Agents. The Administrative Agent and the Other Agents may resign at any time and shall resign upon any removal thereof as a Lender pursuant to the terms of this Agreement upon at least thirty (30) days’ prior written notice to the Lenders and the Borrower. Any resignation of the Administrative Agent shall not be effective until a replacement therefor is appointed pursuant to the terms hereof. Upon any such resignation of the Administrative Agent, the Required Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and, so long as no Event of Default shall then exist, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed) appoint a successor Administrative Agent which shall be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Credit Documents; and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s or Other Agent’s resignation hereunder as Administrative Agent or Other Agent, as the case may be, the provisions of this Article X and all protective provisions of the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Other Agent, as the case may be.
(b)Resignation of Issuing Banks. If at any time an Issuing Bank assigns all of its Commitment and Loans pursuant to Section 11.10, such Issuing Bank may, upon 30 days’ prior written notice to the Borrower, the Administrative Agent, and the Lenders, resign as an Issuing Bank. In such event, the Borrower may, with the approval of the Administrative Agent and the acceptance of the duties of an Issuing Bank by the Lender so requested, request that another Lender serve as Issuing Bank under this Agreement; provided, however, that the absence of any successor Issuing Bank shall not affect the resignation of the resigning Issuing Bank. Any resigning Issuing Bank shall retain all the rights, powers, privileges and duties of an Issuing Bank under this Agreement with respect to all Letters of Credit outstanding as of the Closing Date of its resignation and all Reimbursement Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Reimbursement Obligations pursuant to Section 2.12). Upon the appointment of any successor Issuing Bank (i) such successor Issuing Bank shall succeed to and become vested with all of the rights, powers, privileges and duties of an Issuing Bank under this Agreement, and (ii) such successor Issuing Bank shall issue Letters of Credit in substitution for the Letters of Credit, if any, previously issued by the resigning Issuing Bank that are outstanding at the time of such succession or make other arrangements satisfactory to the resigning Issuing Bank to effectively assume the obligations of the resigning Issuing Bank with respect to such Letters of Credit.
Section 10.8 Sub-Agent. The Sub-Agent has been designated under this Agreement to carry out certain duties of the Administrative Agent as described herein. The Sub-Agent shall be subject to each of the obligations in this Agreement to be performed by the Sub-Agent, and each of the Borrower and the Lenders agrees that the Sub-Agent shall be entitled to exercise each of the rights and shall be entitled to each of the benefits of the Administrative Agent under this Agreement as relate to the performance of its obligations hereunder.
Section 10.9 Collateral and Guaranty Matters. Each Lender (and, by its acceptance of the benefit of any Lien in Collateral pursuant to the terms of the Collateral Documents, each holder of the Rate Management and Currency Protection Obligations, each holder of the Specified Cash Management Obligations and each other Person for whose benefit the Security Trustee is granted a Lien in Collateral pursuant to the terms of the Collateral Documents) hereby authorizes and directs (i) JPMorgan Chase Bank, N.A. to act as Security Trustee under each Collateral Document, (ii) the Security Trustee, from time to time, to take any actions with respect to the Collateral or Collateral Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Collateral Documents and to enter into additional Collateral Documents or amendments to Collateral Documents, as contemplated by Section 6.12 or as necessary or advisable in connection with transfers or changes to the flag or vessel and/or ship registry of any Collateral Vessel permitted by Section 6.13, (iii) the Administrative Agent to, or to instruct the Security Trustee to (A) release any and all Collateral from the Liens created by the Collateral Documents, subordinate any Lien on any and all such Collateral and/or release any and all Guarantors from their respective obligations under the Guaranty and Collateral Agreement at any time and from time to time in accordance with the provisions of the Collateral Documents and Section 11.21 and (B) execute and deliver, and take any action referred to in Section 11.21, to evidence any such release or subordination and (iv) the Administrative Agent to appoint the Security Trustee as its mortgagee trustee to receive, hold, administer and enforce the Collateral Vessel Mortgages covering the Collateral Vessels.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s and/or the Security Trustee’s authority, as applicable, to release any Collateral from the Liens created by the Collateral Documents, to subordinate any such Liens and/or to release any Guarantor from its obligations under the Guaranty and Collateral Agreement, in each case, pursuant to this Section 10.9.
ARTICLE XI MISCELLANEOUS
Section 11.1 No Waiver; etc. No delay or failure on the part of the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank, or on the part of the holder or holders of any Notes, in the exercise of any power, right or remedy under any Credit Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy. To the fullest extent permitted by applicable law, the powers, rights and remedies under the Credit Documents of the Administrative Agent, the Lenders, the Issuing Banks and the Swingline Lender and the holder or holders of any Notes are cumulative to, and not exclusive of, any powers, rights or remedies any of them would otherwise have.
Section 11.2 Non-Business Day. Subject to Section 2.4, if any payment of principal or interest on any portion of any Loan, any Reimbursement Obligation, or any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such portion of any Loan, any Reimbursement

Obligation, or other Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Obligation from the stated due date thereof to the next succeeding Business Day, on which the same shall instead be payable.
Section 11.3 Documentary Taxes. The Borrower agrees that it will pay any documentary, stamp, intangible or similar Taxes payable with respect to any Credit Document or under or in connection with any Letter of Credit, including interest and penalties, in the event any such Taxes are assessed irrespective of when or against whom such assessment is made, other than any such Taxes imposed as a result of any transfer of an interest in a Credit Document. Each Lender, each Issuing Bank and the Swingline Lender that determines to seek compensation under this Section 11.3 shall give written notice to the Borrower and, in the case of a Lender, an Issuing Bank or the Swingline Lender other than the Administrative Agent, the Administrative Agent of the circumstances that entitle such Lender, such Issuing Bank or the Swingline Lender to such compensation no later than one calendar year after such Lender, such Issuing Bank or the Swingline Lender receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event, the Borrower shall not have any obligation to pay any amount with respect to claims under this Section 11.3 accruing prior to the one year anniversary preceding such written demand (except that, if the applicable event giving rise to such Taxes is retroactive, then the one year calendar period referred to above shall be extended to include the period of retroactive effect thereof).
Section 11.4 Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made until Security Termination.
Section 11.5 Survival of Indemnities. All indemnities and all provisions relative to reimbursement to the Lenders, the Swingline Lender and the Issuing Banks of amounts sufficient to protect the yield of the Lenders, the Swingline Lender and the Issuing Banks with respect to the Loans and the L/C Obligations, including Section 2.11, Section 3.3, Section 8.6, Section 9.3, Section 11.3 and Section 11.13 hereof, shall, subject to Section 9.3(c), survive the Security Termination.
Section 11.6 Setoff; Pro Rata Sharing. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Event of Default, each Lender, each Issuing Bank and the Swingline Lender and each subsequent holder of any Note or any of their respective Affiliates is hereby authorized by the Borrower at any time or from time to time, without prior notice to the Borrower or any other Person, any such prior notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time owing by that Lender, the Swingline Lender or that Issuing Bank or that subsequent holder or any of their respective Affiliates to or for the credit or the account of the Borrower, whether or not matured, against and on account of the due and unpaid obligations and liabilities of the Borrower to that Lender, the Swingline Lender or that Issuing Bank or that subsequent holder under the Credit Documents, irrespective of whether or not that Lender, the Swingline Lender or that Issuing Bank or that subsequent holder shall have made any demand hereunder. Each Lender, the Swingline Lender or each Issuing Bank or any of their respective Affiliates shall promptly give notice to the Borrower of any action taken by it under this Section 11.6, provided that any failure of such Lender, the Swingline Lender or such Issuing Bank or any of their respective Affiliates to give such notice to the Borrower shall not affect the validity of such setoff. Except as otherwise provided herein, each Lender, the Swingline Lender and each Issuing Bank agrees with each other Lender, the Swingline Lender and each other Issuing Bank a party hereto that if such Lender, the Swingline Lender or such Issuing Bank receives and retains any payment, whether by setoff or application of deposit balances or otherwise, in respect of the Loans or L/C Obligations in excess of its ratable share of payments on all such Obligations then owed to the Lenders, the Swingline Lender and the Issuing Banks hereunder, then such Lender, the Swingline Lender or such Issuing Bank shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans and L/C Obligations and participations therein held by each such other Lender, Swingline Lender or Issuing Bank as shall be necessary to cause such Lender, Swingline Lender or such Issuing Bank to share such excess payment ratably with all the other Lenders, the Swingline Lender and the Issuing Banks; provided, however, that if any such purchase is made by any Lender, Swingline Lender or any Issuing Bank, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, Swingline Lender or Issuing Bank, the related purchases from the other Lenders, Swingline Lender or the Issuing Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest; provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
Section 11.7    Notices.
(a)Except as otherwise specified herein and except as otherwise provided in Section 11.7(b), all notices under the Credit Documents shall be in writing (including email or facsimile) and shall be given to a party hereunder at its address, email address or facsimile number set forth below or such other address, email address or facsimile number as such party may hereafter specify by notice to the Administrative Agent and the Borrower, given by courier, by United States certified or registered mail, by facsimile or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Lenders shall be addressed to their respective domestic Lending Offices in the United States at the respective addresses, email addresses or facsimile numbers, or telephone numbers set forth on their applicable Administrative Questionnaire provided to the Administrative Agent and the Borrower or, in the case of Persons becoming Lenders pursuant to Assignment Agreements, on their applicable Assignment Agreements, and to the Borrower, the Administrative Agent, the Security Agent, the Swingline Lender and the Issuing Banks:
To the Borrower:    Sea-Vista I LLC
2200 Eller Drive, PO Box 13038 Fort Lauderdale, FL 33316 Attention: Legal Department Fax: 281-527-1772
Email: probinson@ckor.com

To the Administrative Agent and the Security Agent
JPMorgan Chase Bank, N.A. 10 S Dearborn St L2 Chicago, IL 60603 Attention: Muoy Lim Telephone: 312-732-2024
Facsimile: 888-303-9732
Email: jpm.agency.servicing.1@jpmorgan.com

To the Swingline Lender:    JPMorgan Chase Bank, N.A.
10 S Dearborn St L2 Chicago, IL 60603 Attention: Muoy Lim Telephone: 312-732-2024
Facsimile: 888-303-9732

Email: jpm.agency.servicing.1@jpmorgan.com

To Issuing Banks:    JPMorgan Chase Bank, N.A.
10 S Dearborn St L2 Chicago, IL 60603 Attention: Muoy Lim Telephone: 312-732-2024
Facsimile: 312-256-2608
Email: Chicago.LC.Agency.Activity.Team@jpmorgan.com
Each such notice, request or other communication shall be effective (i) if given by facsimile or email, when such fax or email is transmitted to the facsimile number or email address specified in this Section 11.7 or pursuant to Section 11.10 and a confirmation of receipt of such fax or email has been received by the sender, (ii) if given by courier, when delivered, (iii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, or (iv) if given by any other means, when delivered at the addresses specified in this Section 11.7, or pursuant to Section 11.10; provided that any notice given pursuant to Article II shall be effective only upon receipt and, provided, further, that any notice that but for this proviso would be effective after the close of business on a Business Day or on a day that is not a Business Day shall be effective at the opening of business on the next Business Day.
Notwithstanding the foregoing, materials required to be delivered pursuant to Section 6.6 shall be delivered to the Administrative Agent as specified in Section 11.7(b) or as otherwise specified to the Borrower by the Administrative Agent; provided that any communication that (A) relates to a request for a new, or a conversion of an existing, Loan or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan, Letter of Credit, increase of any Letter of Credit or other extension of credit hereunder, shall be in writing (including facsimile or email communication) and mailed, faxed or delivered pursuant to this Section 11.7(a).
(b)The Borrower will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Loan, a new Letter of Credit, any increase of any Letter of Credit, or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of any provision of this Agreement and/or any Loan, Letter of Credit, increase of any Letter of Credit or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium to Tesfaye Anteneh at tesfaye.a.anteneh@jpmorgan.com.
The Borrower further agrees that the Administrative Agent may make the Communications available to the Swingline Lender, the Lenders and the Issuing Banks by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE

COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY THE BORROWER, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its email address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each of the Lenders, the Swingline Lender and the Issuing Banks agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender, Swingline Lender or Issuing Bank, as the case may be, for purposes of the Credit Documents. Each of the Lenders, the Swingline Lender and the Issuing Banks agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s, Swingline Lender’s or such Issuing Bank’s, as the case may be, email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
Nothing herein shall prejudice the right of the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
Section 11.8 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic method of transmission (in .pdf format) shall be effective as delivery of a manually executed original counterpart of this Agreement.
Section 11.9 Successors and Assigns. This Agreement shall be binding upon the Borrower, each of the Lenders, the Issuing Banks, the Swingline Lender, the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Borrower, each of the Lenders, the Issuing Banks, the Swingline Lender, the Administrative Agent and their respective successors and assigns, including any subsequent holder of any Note; provided, however, (i) the Borrower may not assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders, the Issuing Banks, the Swingline Lender and the Administrative Agent, (ii) the Administrative Agent may not assign any of its rights or obligations under this Agreement or any Credit Document except in accordance with Article X, and (iii) no Lender or Issuing Bank may assign any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 11.10. Any Lender, the Swingline Lender or any Issuing Bank may at any time pledge or assign all or any portion of its rights under this Agreement and the Notes issued to it (i) to a Federal Reserve Bank or the European Central Bank to secure extensions of credit by such Federal Reserve Bank or the European Central Bank to such Lender, Swingline Lender or Issuing Bank, or (ii) in the case of any Lender that is a fund comprised in whole or in part of commercial loans, to a trustee for such fund in support of such Lender’s obligations to such trustee; provided that no such pledge or assignment shall release a Lender, Swingline Lender or Issuing Bank from any of its obligations hereunder or substitute any such Federal Reserve Bank or the European Central Bank or such trustee for such Lender, Swingline Lender or Issuing Bank as a party hereto and the Borrower, the Administrative Agent, the other Lenders, the Swingline Lender and the Issuing Banks shall continue to deal solely with such Lender, Swingline Lender or Issuing Bank in connection with the rights and obligations of such Lender, Swingline Lender and Issuing Bank under this Agreement.
Section 11.10    Participations in Loans and Notes; Sales and Transfers of Loans and Notes.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 11.10(b), (ii) to any Eligible Assignee by way of participation in accordance with the provisions of Section 11.10(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.10(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.10(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to an Eligible Assignee; provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 11.10(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in Section 11.10(b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among the Facilities on a non-pro rata basis.
(iii)Required Consents. In addition to the consents for any assignments required by Section 11.10(b)(i)(B):

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received written notice thereof;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Facility or any unfunded Commitments with respect to the Term Loan Facilities if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)the consent of each Issuing Bank and Swingline Lender shall be required for any assignment in respect of the Revolving Facility.
(iv)Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,600; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)	No Assignment to Certain Persons. No such assignment shall be made to
(A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 11.10, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 11.13 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 11.10.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Eligible Assignee (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.6 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender hereunder and that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 9.3, Section 2.11 and Section 3.3 and (subject to the requirements and limitations therein, including the requirements under Section 3.3(b) (it being understood that the documentation required under Section 3.3(b) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 9.6 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 9.3 or Section 3.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 9.6 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.6 as though it were a Lender; provided that such Participant agrees to be subject to Section 11.6 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)	Disqualified Institutions.
(i)No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply; provided further that any assignment to any Person, including a Disqualified Institution, made without the consent of the Borrower shall be invalid if the Borrower’s consent is required for such assignment under this Section 11.10.
(ii)If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Credit Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans of such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 11.10), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Bankruptcy Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Institution does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
Section 11.11 Amendments, Waivers and Consents. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) in the case of this Agreement, the Borrower, the Required Lenders, and if the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Bank are affected thereby, the Administrative Agent, the Swingline Lender or such Issuing Bank, as the case may be, and (b) in the case of any other Credit Document, each party thereto and the Administrative Agent (with the consent of the Required Lenders), provided that:
(i)no amendment or waiver shall (A) increase or extend any Commitment of any Lender without the consent of such Lender, or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest (including any reduction in the rate of interest unless such reduction is otherwise provided herein) on any Loan or Reimbursement Obligation or of any fee payable hereunder, without the consent of each Lender and Issuing Bank owed any such Obligation, (C) release any Collateral for any Collateralized Obligations (other than as provided in accordance with Section 8.4) without the consent of all Lenders, (D) release all or substantially all of the value of the Guaranties of the Guarantors under the Guaranty and Collateral Agreement or all or substantially all of the Collateral (except as expressly provided for in the Guaranty and Collateral Agreement, the Collateral Documents or Section 11.21) without the consent of all Lenders, (E) waive the provisions of Article IV hereof without in each such case the consent of all Lenders, (F) change any provision requiring ratable funding or sharing of payments without the consent of all Lenders or (G) amend or waive this Section 11.11, the definition herein of “Required Lenders” or the number of Lenders required to take any action under any other provision of the Credit Documents without the consent of each Lender directly and adversely affected thereby;
(ii)notwithstanding anything to the contrary herein, (A) any Borrowing Request may be amended with the consent of only the Borrower and the Administrative Agent, (B) any Swingline Request may be amended with the consent of only the Borrower and the Swingline Lender, (C) any Application may be amended with the consent of only the Borrower and the applicable Issuing Bank and (D) any Letter of Credit may be amended only in accordance with Section 2.12; and
(iii)notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
Section 11.12    Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
Section 11.13    Legal Fees, Other Costs and Indemnification.
(a)The Borrower, upon written demand by the Administrative Agent, agrees to pay all reasonable documented out-of-pocket costs and expenses of the Administrative Agent (including the reasonable fees and disbursements of one legal counsel to the Administrative Agent, plus, if reasonably required by the Administrative Agent, one local counsel in each appropriate jurisdiction) in connection with the preparation and execution of the Credit Documents (not to exceed such amount previously agreed to by the Administrative Agent), and any amendment, waiver or consent related thereto, whether or not the transactions contemplated therein are consummated. The Borrower further agrees to indemnify and hold harmless each Lender, each Affiliate of a Lender, the Arranger, each Issuing Bank, the Swingline Lender, the Administrative Agent, the Other Agents, and their respective directors, officers, employees and agents (collectively, the “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and expenses (including the reasonable fees of one legal counsel for the Indemnified Parties, plus one local counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest, another firm of counsel for the Indemnified Party affected by such conflict, and other reasonable expenses of litigation or preparation therefor, whether or not such Indemnified Party is a party thereto) which any of them may pay or Incur as a result of (a) any action, suit or proceeding by any third party or Governmental Authority against such Indemnified Party and relating to any Credit Document, the Loans, any Letter of Credit, or the application or proposed application by the Borrower of the proceeds of any Loan or use of any Letter of Credit, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES,(b) any investigation of any third party or any Governmental Authority involving any Lender, any Affiliate of a Lender, the Arranger, any Issuing Bank, the Swingline Lender or the Administrative Agent or the Other Agents (in each case, in such capacity hereunder) and related to any use made or proposed to be made by the Borrower of the proceeds of any Loan, or use of any Letter of Credit or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Loan or Letter of Credit, and (c) any investigation of any third party or any Governmental Authority, litigation or proceeding involving any Lender, any Affiliate of a Lender, the Arranger, the Swingline Lender, any Issuing Bank or the Administrative Agent or the Other Agents (in each case, in such capacity hereunder) and related to any environmental cleanup, audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) with respect to the Borrower, regardless of whether caused by, or within the control of, the Borrower, provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any of the foregoing (i) arising out of such Indemnified Party’s gross negligence, willful misconduct or violation of law or willful breach of its obligations hereunder as found in a final non-appealable judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party, (ii) to the extent arising from a litigation, claim or proceeding solely among Indemnified Parties (other than a litigation, claim or proceeding brought against the Administrative Agent in its capacity as such or to the extent arising from the actions of a Credit Party) or (iii) to the extent such indemnification relates to Taxes, except any Taxes arising from a non-Tax claim and except as provided in Section 11.3. The Borrower, upon written demand by the Administrative Agent, the Other Agents, a Lender, an Affiliate of a Lender, the Arranger, the Swingline Lender or an Issuing Bank at any time, shall reimburse such Agent, Lender, Affiliate of a Lender, Arranger, Swingline Lender or Issuing Bank for any reasonable legal or other expenses Incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence. Each Indemnified Party agrees to contest any indemnified claim if requested by the Borrower, in a manner reasonably directed by the Borrower, with counsel selected by the Indemnified Party and approved by the Borrower, which approval shall not be unreasonably withheld or delayed. Any Indemnified Party that proposes or intends to settle or compromise any such indemnified claim shall give the Borrower written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’ prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided that the Indemnified Party shall not be restricted from settling or compromising any such claim if (i) the Indemnified Party waives its right to indemnity from the Borrower in respect of such claim and such settlement or compromise does not materially increase the Borrower’ liability pursuant to this Section 11.13 to any related party of such Indemnified Party, (ii) an Event of Default as described in Section 8.1(a), (b) (as a result of a default under Section 7.7), (f) or (g) or has occurred and is continuing or (iii) the Indemnified Party reasonably believes the Credit Parties will not be able to satisfy the full amount of such claim and the Credit Parties have failed to provide sufficient collateral to the Indemnified Party to secure the value of such claim.

(b) To the extent that any Credit Party fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under Section 11.13(a), each Lender severally agrees to pay to such Issuing Bank or the Administrative Agent within ten (10) days of demand therefor, as the case may be, such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.
Section 11.14    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AND THE RIGHTS AND DUTIES OF THE PARTIES THERETO, SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE OTHER CREDIT DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.
(b)TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO AGREE THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE OTHER AGENTS, THE LENDERS, THE ISSUING BANKS, OR A CREDIT PARTY MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.
(c)TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
(d)EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.7. NOTHING

IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e)EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANKS, THE SWINGLINE LENDER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION 11.14 OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES); PROVIDED THAT THIS WAIVER DOES NOT LIMIT ANY OF THE BORROWER’S INDEMNIFICATION OBLIGATIONS HEREUNDER.
Section 11.15 Confidentiality. Each of the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to their respective Affiliates, to prospective Lenders and Participants, and to prospective counterparties under hedging, swap or derivatives agreements, and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such Information in connection with the evaluation, administration or enforcement of the transactions contemplated by this Agreement (subject to similar confidentiality provisions as provided herein) solely for purposes of evaluating such Information, (ii) to the extent requested by any regulatory authority or self-regulatory body, (iii) to the extent required by applicable law or regulation or by any subpoena or similar legal process, (iv) in connection with the exercise of any remedies hereunder or any proceedings relating to this Agreement or the other Credit Documents, (v) with the written consent of the Borrower, or (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 11.15, or (B) becomes available on a non-confidential basis from a source other than the Borrower or its Affiliates, or the Lenders or their respective Affiliates, excluding any Information from such source which, to the actual knowledge of the Administrative Agent, the Other Agents, the Issuing Banks, the Swingline Lender or Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Borrower or any of its Affiliates. For purposes hereof, “Information” means all information received by the Administrative Agent, the Lenders, the Swingline Lender or the Issuing Banks from the Borrower or any of its Subsidiaries relating to the Borrower, any of its Subsidiaries or their respective businesses, other than any such information (i) that is available to the Administrative Agent, the Other Agents, the Lenders, the Swingline Lender or the Issuing Banks on a non-confidential basis prior to disclosure by the Borrower or such Subsidiary and (ii) pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry, but excluding any Information from a source which, to the actual knowledge of the Administrative Agent, the Issuing Banks, the Swingline Lender or the Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Borrower or any Affiliate thereof. The Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders shall be considered to have complied with their respective obligations if they have exercised the same degree of care to maintain the confidentiality of such Information as they would accord their own confidential information.
Section 11.16 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 11.17 Currency Conversion. All payments of Obligations under this Agreement, the Notes or any other Credit Document shall be made in U.S. Dollars. If any payment of any Obligation, whether through payment by any Credit Party or the proceeds of any Collateral, shall be made in a currency other than the currency required hereunder, such amount shall be converted into the currency required hereunder at the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, as the rate quoted by it in accordance with methods customarily used by such Person for such or similar purposes as the spot rate for the purchase by such Person of the required currency with the currency of actual payment through its principal foreign exchange trading office (including, in the case of the Administrative Agent, the Sub-Agent) at approximately 11:00 A.M. (local time at such office) two (2) Business Days prior to the date of such conversion, provided that the Administrative Agent or such Issuing Bank, as applicable, may obtain such spot rate from another financial institution actively engaged in foreign currency exchange if the Administrative Agent or such Issuing Bank, as applicable, does not then have a spot rate for the required currency. The parties hereto hereby agree, to the fullest extent that they may effectively do so under applicable law, that (i) if for the purposes of obtaining any judgment or award it becomes necessary to convert from any currency other than the currency required hereunder into the currency required hereunder any amount in connection with the Obligations, then the conversion shall be made as provided above on the Business Day before the day on which the judgment or award is given, (ii) in the event that there is a change in the applicable conversion rate prevailing between the Business Day before the day on which the judgment or award is given and the date of payment, the Borrower will pay to the Administrative Agent, for the benefit of the Lenders, such additional amounts (if any) as may be necessary, and the Administrative Agent, on behalf of the Lenders, will pay to the Borrower such excess amounts (if any) as result from such change in the rate of exchange, to assure that the amount paid on such date is the amount in such other currency, which when converted at the conversion rate described herein on the date of payment, is the amount then due in the currency required hereunder, and (iii) any amount due from the Borrower under this Section 11.17 shall be due as a separate debt and shall not be affected by judgment or award being obtained for any other sum due.
Section 11.18    [Reserved].
Section 11.19 Final Agreement. The Credit Documents constitute the entire understanding among the Credit Parties, the Lenders, the Swingline Lender, the Issuing Banks, the Other Agents and the Administrative Agent and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
Section 11.20 Officer’s Certificates. It is not intended that any certificate of any Authorized Officer of any Credit Party delivered to the Administrative Agent or any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such Authorized Officer.
Section 11.21    Release of Collateral and Guarantors.
(a)Any Lien on any Collateral granted to or held by, and any Guaranty of a Guarantor of the Obligations to, the Administrative Agent and/or the Security Trustee under any Credit Document shall automatically be released, terminated and discharged (as used in this Section 11.21, “released”) without the need for any further action by any Person: (i) upon Security Termination, (ii) with respect to any such Lien, in the event that any asset constituting Collateral is, or is to be, Disposed of as part of, or in connection with, any transaction not prohibited hereunder or under any other Credit Document or (iii) to the extent approved, authorized or ratified in writing in accordance with Section 11.11.
(b)In addition, the Security Trustee and/or the Administrative Agent, as applicable, shall, without the need for any further action by any Person, subordinate or release any Lien on any Collateral granted to or held by the Security Trustee and/or the Administrative Agent, respectively, under any Credit Document to the holder of any Permitted Lien described in Section 7.2(g).
(c)In the case of any release or subordination described in this Section 11.21, the Administrative Agent and/or the Security Trustee, as applicable, shall, at the Borrower’ expense, promptly execute and deliver to the applicable Credit Party such documents as such Credit Party or the Borrower may reasonably request to evidence such release or subordination and take such additional actions as may from time to time be reasonably requested by the applicable Credit Party or the Borrower to effect the foregoing.
Section 11.22 Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
Section 11.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Other Agents, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Other Agents, the Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, each Other Agent, each Lender and the Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither Administrative Agent nor any Other Agent, the Arranger or any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Other Agents, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Other Agent, the Arranger or any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. The Borrower hereby acknowledges and agrees that in no event shall the Administrative Agent, any Other Agent, the Arranger or any Lender be subject to any fiduciary or other duties which are not expressly provided for herein in connection with the transactions contemplated hereby.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SEA-VISTA I LLC, as Borrower

By: ______________________
Name: Eric Fabrikant
Title: Chief Executive Officer

Signature Page to SEA-Vista I LLC Credit Agreement

By: ______________________
Name: Donald Hunt
Title: Officer

Signature Page to SEA-Vista I LLC Credit Agreement

REGIONS BANK, as Syndication Agent and as a Lender

By: [signature]
Name: Melissa Dobrovolski
Title: Vice President

Signature Page to SEA-Vista I LLC Credit Agreement

Active.16778757.19

BRANCH BANKING and TRUST COMPANY,
as Documentation Agent and as a Lender

By: [signature]
Name: Robert M Searson
Title: Senior Vice President

Signature Page to SEA-Vista I LLC Credit Agreement

Active.16778757.19

FIFTH THIRD BANK, as Documentation Agent and as a Lender

By: [signature]
Name: Gary Ladulcetta
Title: SVP

Signature Page to SEA-Vista I LLC Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By: ______________________________
Name: Corbin M. Womac
Title: Director

Signature Page to SEA-Vista I LLC Credit Agreement

Compass Bank, as a Lender

By: ______________________

Name: Peter R. Lewin

Title: Senior Vice President

Signature Page to SEA-Vista I LLC Credit Agreement

MUTUAL OF OMAHA BANK, as a Lender

By: Robert O'Connor
Name: [signature]
Title: Senior Relationship Manager

Signature Page to SEA-Vista I LLC Credit Agreement

CITIBANK, N.A., as a Lender

By: ______________________________

Name: Robert Malleck

Title: Vice President

Signature Page to SEA-Vista I LLC Credit Agreement

WHITNEY BANK, as a Lender

By: ______________________

Name: **Josh Jones**

Title: **Senior Vice President**

Signature Page to SEA-Vista I LLC Credit Agreement

BMO HARRIS BANK, N.A., as a Lender

By: ______________________________

Name: William Thomson

Title: Director

Signature Page to SEA-Vista I LLC Credit Agreement

ANNEX 2

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS
LIBOR Rate	2.25%	2.50%	2.75%
Base Rate	1.25%	1.50%	1.75%

APPLICABLE COMMITMENT FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS
Commitment Fee	0.50%	0.50%	0.50%

APPLICABLE LETTER OF CREDIT FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS
Letter of Credit Fee Rate	2.25%	2.50%	2.75%

For the purposes of this Pricing Schedule, the following terms have the following meanings, subject to the final paragraph of this Pricing Schedule:
“Level I Status” exists at any date if, as of the last day of the Fiscal Quarter of the Borrower, the Leverage Ratio is less than or equal to 2.00 to 1.00.
“Level II Status” exists at any date if, as of the last day of the Fiscal Quarter of the Borrower, the Leverage Ratio is greater than 2.00 to 1.00 and less than or equal to 3.00 to 1.00.
“Level III Status” exists at any date if, as of the last day of the Fiscal Quarter of the Borrower, the Leverage Ratio is greater than 3.00 to 1.00.
“Status” means either Level I Status, Level II Status or Level III Status.
The Applicable Margin, Applicable Commitment Fee Rate and Applicable Letter of Credit Fee Rates shall be determined based on the Leverage Ratio set forth in the most recently delivered Compliance Certificate. Adjustments, if any, to the Applicable Margin, Applicable Commitment Fee Rate, or Applicable Letter of Credit Fee Rate shall be effective five (5) Business Days after the Administrative Agent has received the applicable Compliance Certificate, except that the Applicable Margin on a Eurodollar Loan shall be adjusted after the last day of the then current Interest Period with respect thereto. If the Borrower fails to deliver a Compliance Certificate to the Administrative Agent at the time required by Section 6.6(c), then the Applicable Margin, Applicable Commitment Fee Rate and Applicable Letter of Credit Fee Rate shall be deemed to be determined at Level III Status until the date the applicable Compliance Certificate is so delivered (at which time, the Status shall be based upon the Leverage Ratio set forth in such Compliance Certificate).
In the event that any Compliance Certificate delivered pursuant to Section 6.6(c) is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher or lower Applicable Margin, Applicable Commitment Fee Rate and/or Applicable Letter of Credit Fee Rate for
any period (each, an “Applicable Period”) than the Applicable Margin, Applicable Commitment Fee Rate and/or Applicable Letter of Credit Fee Rate actually applied for such Applicable Period, the Borrower shall immediately

(a) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (b) determine the Applicable Margin, Applicable Commitment Fee Rate and/or Applicable Letter of Credit Fee Rate for such Applicable Period based upon the corrected Compliance Certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the net accrued additional interest and other fees owing as a result of such changes in the Applicable Margin, Applicable Commitment Fee Rate and/or Applicable Letter of Credit Fee Rate for each such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. The Borrower’s obligations under this paragraph shall survive Security Termination for a period of six (6) months, at which time all of the Borrower’s obligations hereunder shall automatically terminate and be of no further force and effect.
Notwithstanding anything to the contrary contained herein (a) if at least two but less than three of the NASSCO NEWBUILDS (whether while under construction or after delivery) are subject to a Satisfactory Long-Term Contract, the Applicable Margin shall be equal to the corresponding Applicable Margin listed above, minus, in each case, 0.25% and (b) if three of the NASSCO NEWBUILDS (whether while under construction or after delivery) are subject to a Satisfactory Long-Term Contract, the Applicable Margin shall be equal to the corresponding Applicable Margin listed above, minus, in each case, 0.50%; provided that the Applicable Margin for Eurodollar Loans shall at no time be less than 2.00%.

EXHIBIT 1.1
FORM OF COLLATERAL VESSEL MORTGAGE

[See attached]

Exhibit 1.1 - Page 1

EXHIBIT 1.1

FORM OF COLLATERAL VESSEL MORTGAGE
[FIRST] PREFERRED SHIP MORTGAGE
This [FIRST] PREFERRED SHIP MORTGAGE (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Mortgage”), dated the 15th day of April, 2015 is by [name of vessel owner], a [entity classification] [formed]/[incorporated] and existing under the laws of Delaware, with offices c/o Sea-Vista I LLC, 2200 Eller Drive, Fort Lauderdale, FL 33316 (the “Collateral Vessel Owner”), in favor of JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as security trustee (the “Security Trustee”) and as mortgagee (together with any successor mortgagee, the “Mortgagee”), with offices at 10 S Dearborn St. L2, Chicago, Illinois 60603. When used herein, and unless otherwise defined herein, terms and expressions defined in the Guaranty and Collateral Agreement (as defined below), either directly or by reference to another agreement, shall have the meanings specified in the Guaranty and Collateral Agreement.
WHEREAS, the Collateral Vessel Owner is the sole owner of 100% of the vessel identified and described on Schedule 1 attached hereto (the “Ship”), which Ship has been duly documented under the laws and flag of the United States of America in the name of the Collateral Vessel Owner; and
[For Form of Subordinated Mortgage Only: WHEREAS, the Ship is subject to a First Preferred Mortgage, Contract No. MA-13460, dated as of October 1, 1998, which was filed in the National Vessel Documentation Center of the U.S. Coast Guard (the “NVDC”) on October 1, 1998 at 10:05 a.m., and recorded in Book 98-86 at Page 407, as supplemented by Supplement No. 1 to First Preferred Fleet Mortgage, dated as of October 19, 1998, and filed in the NVDC on October 19, 1998 at 10:45 a.m. and recorded in Book 98-111 at page 279, as further supplemented by Supplement No. 2 to First Preferred Fleet Mortgage, dated as of November 9, 1998, and filed in the NVDC on November 9, 1998 at 10:25 a.m. and recorded in Book 98-98 at page 503, as further supplemented by Supplement No. 3 to First Preferred Fleet Mortgage, dated as of February 22, 1999, and filed in the NVDC on February 22, 1999 at 4:30 p.m. and recorded in Book 99-17 at Page 674, as amended by Amendment No. 1 to First Preferred Fleet Mortgage, dated as of June 2, 1999, and filed in the NVDC on June 4, 1999 at 3:13 p.m. and recorded in Book 99-54 at page 22, and as further supplemented by Supplement No. 4 to First Preferred Fleet Mortgage, dated as of June 18, 1999, and filed in the NVDC on June 21, 1999 at 11:20 a.m. and recorded in Book 99-56 at Page 114, (the “First Preferred Fleet Mortgage”) and executed by the Collateral Vessel Owner in favor of the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator (the “First Mortgagee”);]
WHEREAS, pursuant to that certain Credit Agreement, dated as of April 15, 2015, which is attached hereto as Exhibit A (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SEA- VISTA I LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (together with its successors and permitted assigns, the “Borrower”), the banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and JPMorgan, as administrative agent for the Lenders (the “Administrative Agent”) and the Security Trustee, the Lenders have severally agreed to make loans and other extensions of credit, and certain other Secured Parties have agreed to provide services and other financial accommodations, to the Borrower upon the terms and subject to the conditions set forth therein;
WHEREAS, the Borrower may from time to time enter into one or more Interest Rate Protection Agreements with any Lender or any affiliate of a Lender (in such capacity the “Hedge Banks”), pursuant to which the Borrower and such Hedge Bank or Hedge Banks may enter into Rate Management and Currency Protection Transactions to protect against or benefit from fluctuations in interest rates. The Borrower and the Hedge Banks estimate that the net aggregate amount which may become due and payable by the Borrower to the Hedge Banks under the Interest Rate Protection Agreements shall not exceed U.S.

$50,000,000.00 (the “Swap Exposure”);
WHEREAS, the Borrower is a member of an affiliated group of companies that includes the Collateral Vessel Owner;
WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to the Collateral Vessel Owner in connection with the operation of its businesses;
WHEREAS, the Borrower and the Collateral Vessel Owner are engaged in related businesses, and the Collateral Vessel Owner will derive substantial direct and indirect benefits from the making of the extensions of credit under the Credit Agreement and the Rate Management and Currency Protection Transactions and services in connection with the Specified Cash Management Obligations (each as defined in the Credit Agreement);
WHEREAS, it is a condition precedent to (i) the obligation of the Lenders to make their extensions of credit to the Borrower under the Credit Agreement and (ii) the performance of certain other Secured Parties of their obligations in connection with the Rate Management and Currency Protection Transactions and the Specified Cash Management Obligations that the Collateral Vessel Owner shall have executed and delivered this Mortgage to the Mortgagee for the ratable benefit of the Secured Parties;
WHEREAS, the Collateral Vessel Owner, together with the other grantors party thereto, and the Security Trustee have entered into that certain Guaranty and Collateral Agreement dated as of April 15, 2015, which is attached hereto as Exhibit B (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty and Collateral Agreement”); and
WHEREAS, the Collateral Vessel Owner has agreed to execute and deliver this Mortgage to secure, among other things (collectively, the “Obligations hereby secured”), (a) its obligations under the Guaranty and Collateral Agreement, which include, inter alia, (i) a revolving credit facility in the aggregate principal amount of up to One Hundred Million and No/100 United States Dollars (U.S. $100,000,000.00) (as such amount may decrease in accordance with the terms of the Credit Agreement), (ii) a term loan credit facility in the aggregate principal of Eighty Million and No/100 United States Dollars (U.S. $80,000,000.00), (iii) a delayed draw term loan credit facility in the aggregate principal amount of One Hundred Twenty Million and No/100 United States Dollars (U.S. $120,000,000), (iv) the aggregate liabilities in respect of all Rate Management and Currency Protection Obligations and all Specified Cash Management Obligations owing to one or more Lenders or affiliates of Lenders and (v) interest and premiums, if any, in respect of any of the foregoing and (b) the performance and observance of and compliance with all the covenants, terms and conditions in the Guaranty and Collateral Agreement, the Credit Agreement, this Mortgage and any other Transaction Document contained, expressed or implied, to be performed, observed and complied with by and on the part of the Collateral Vessel Owner;
WHEREAS, the Owner has authorized the execution and delivery of this Mortgage under and pursuant to the provisions of 46 U.S.C Chapter 313 and the regulations contained in 46 CFR Part 67 (the “Ship Mortgage Act”);
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, and in order to secure the payment and performance of the Obligations hereby secured, the Collateral Vessel Owner hereby covenants and agrees with the Mortgagee for the benefit of the Secured Parties as follows:
ARTICLE I.
Obligations and Granting Clause
Section 1.    Security for Obligations.

This Mortgage is given as security for the Obligations hereby secured. Section 2.    Granting Clause.
In consideration of the premises and the additional covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and, for the purpose of securing as a priority in favor of the Mortgagee, for the benefit of the Secured Parties, the due and punctual payment and performance of the Obligations hereby secured, the Collateral Vessel Owner has granted, mortgaged, pledged and confirmed and by these presents does grant, mortgage, pledge and confirm, unto the Mortgagee, for the benefit of the Secured Parties, and its successors and assigns, the whole 100% of the Ship, including, without limitation, all of the boilers, engines, machinery, masts, spars, boats, anchors, cables, chains, fuel (to the extent owned by the Collateral Vessel Owner), rigging, tackle, capstans, outfit, tools, pumps and pumping equipment, apparel, furniture, fittings, equipment, spare parts, and all other appurtenances (including without limitation drilling masts, rotary tables, substructures, draw work, engines, pumps, blowout prevention equipment, drill pipe and drill bits) thereunto appertaining or belonging, whether now owned or hereafter acquired, whether on board or not and also any and all additions, improvements, renewals and replacements hereafter made in or to the Ship or any part thereof, including all items and appurtenances aforesaid (such Ship, together with all of the foregoing, being referred to herein as the “Collateral Vessel”). This Mortgage shall not cover property other than the Ship as the term “Vessel” is used in Subsection (c)(2) of Section 31322 of Title 46 United States Code, as amended.
TO HAVE AND TO HOLD all and singular the above mortgaged and described property unto the Mortgagee and its successors and assigns, to its and to its successors’ and assigns’ own use, benefit and behoof forever.
PROVIDED, and these presents are upon the condition, that this Mortgage and the estate and rights granted hereunder shall automatically cease, determine and be void, otherwise to remain in full force and effect in accordance with Section 6 of Article IV.
The Collateral Vessel Owner for itself, its successors and assigns, hereby covenants, declares and agrees with the Mortgagee and its successors and assigns that the Collateral Vessel is to be held subject to the further covenants, conditions, terms and uses hereinafter set forth.
ARTICLE II.
Representations, Warranties and Covenants of the Collateral Vessel Owner
The Collateral Vessel Owner represents, warrants, covenants and agrees with the Mortgagee as follows:
Section 1.    The Collateral Vessel Owner is a limited liability company formed and existing under the laws of Delaware. The Collateral Vessel Owner has full power and authority to own and mortgage the Collateral Vessel; has full right and entitlement to register the Collateral Vessel in its name under the flag of the United States of America and all corporate (or equivalent) action necessary and required by law for the execution and delivery of this Mortgage has been duly and effectively taken. This Mortgage is and will be the legal, valid and binding obligation of the Collateral Vessel Owner enforceable in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles.
Section 2.    In the event of any conflict or inconsistency between this Mortgage and any Credit Agreement, the Guaranty and Collateral Agreement or any other Transaction Document, the provisions of this Mortgage shall prevail, but only to the extent required by United States law.
The Obligations hereby secured are in United States Dollars and the term “$” when used herein shall mean such United States Dollars. Notwithstanding fluctuations in the value or rate of United States Dollars in terms of gold or any other currency, all payments hereunder or otherwise in respect of the Obligations hereby secured shall be payable in terms of United States Dollars when due and in United States Dollars when paid, whether such payment is made before or after the due date.
Section 3.    The Collateral Vessel Owner hereby authorizes the Mortgagee to cause this Mortgage to be duly recorded with the National Vessel Documentation Center, in accordance with the provisions of the Ship Mortgage Act, and will otherwise comply with and satisfy all of the provisions of the Ship Mortgage Act, as amended, in order to establish and maintain this Mortgage as a preferred mortgage lien (subject to Permitted Liens (as defined below)) thereunder upon the Collateral Vessel and upon all renewals, replacements and improvements made in or to the same for the amount of the Obligations hereby secured; provided, however, that the Collateral Vessel Owner may transfer any Collateral Vessel to the extent permitted under the Credit Agreement.
Section 4.    Neither the Collateral Vessel Owner, any charterer, the master of the Collateral Vessel nor any other person has or shall have any right, power or authority to create, incur or permit to be placed or imposed or continued upon any Collateral Vessel any lien whatsoever other than Permitted Liens.
Section 5.    The Collateral Vessel Owner will place, and at all times and places will retain, a properly certified copy of this Mortgage on board the Collateral Vessel with its marine papers and will cause such certified copy to be exhibited to any and all persons having business therewith which might give rise to any lien on the Collateral Vessel other than Permitted Liens, and to any representative of the Mortgagee; and will place and keep prominently displayed on the Collateral Vessel a framed printed notice in plain type reading as follows:
“NOTICE OF MORTGAGE”
“This Collateral Vessel (as defined in the Mortgage) is covered by a Preferred Ship Mortgage (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Mortgage”) in favor of JPMorgan Chase Bank, N.A., as Security Trustee, under authority of 46 U.S.C. §31301 et seq. Under the terms of said Mortgage, neither the owner, any charterer, the master of this Collateral Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon the Collateral Vessel any other lien whatsoever except Permitted Liens (as defined in the Mortgage), copies of which are available on board for inspection upon the request of any party having business with the Collateral Vessel.”
Section 6.    (a) The Collateral Vessel Owner lawfully owns and is lawfully possessed of the Collateral Vessel free and clear of all liens, mortgages, taxes and encumbrances except liens that are permitted under the Credit Agreement[, including, for the avoidance of doubt, the First Preferred Fleet Mortgage]1 (such liens, “Permitted Liens”); and the Collateral Vessel Owner does hereby warrant and will defend the title and possession thereof and to every part thereof for the benefit of the Mortgagee against the claims and demands of all Persons whomsoever (taking into account Permitted Liens).
(b)    The Collateral Vessel Owner may not transfer ownership of the Collateral Vessel, except to the extent permitted by the Credit Agreement.
Section 7.    (a) To the extent provided for in any Transaction Document and subject to Article IV, Section 6, this Mortgage shall extend to and constitute a lien upon and the Collateral Vessel Owner hereby grants the Mortgagee a security interest in, proceeds resulting from or relating to any Disposition in respect of the Collateral Vessel as security for the Obligations hereby secured.
____________________

1	Only applicable to Ships that are subject to MarAd Liens.

ARTICLE III.
Events of Default and Remedies.
Section 1.    The occurrence and continuation of an “event of default” under a Credit Agreement shall constitute an “Event of Default” under this Mortgage.
Upon the occurrence and during the continuance of any Event of Default, the security constituted by this Mortgage shall become immediately enforceable in accordance with the terms of the Credit Agreement and, without limitation, the enforcement remedies specified can be exercised irrespective of whether or not the Mortgagee has exercised the right of acceleration under the Credit Agreement or any of the other Transaction Documents and the Mortgagee shall have the right, for the benefit of the Secured Parties, to:
(a)exercise all of the rights and remedies in foreclosure and otherwise given to mortgagees by the provisions of the laws of the United States or of any other jurisdiction where the applicable Collateral Vessel may be found;
(b)bring suit at law, in equity or in admiralty, as it may be advised, to recover judgment for the Obligations hereby secured;
(c)take and enter into possession of the Collateral Vessel, at any time, wherever the same may be, without legal process and without being responsible for loss or damage, and the Collateral Vessel Owner or other person in possession forthwith upon demand of the Mortgagee shall surrender to the Mortgagee possession of the Collateral Vessel;
(d)without being responsible for loss or damage (except to the extent such loss or damage results from the Mortgagee’s gross negligence, willful misconduct, violation of law or willful breach of its obligations hereunder, as determined by a court of competent jurisdiction in a final non-appealable judgment), the Mortgagee may hold, lay up, lease, charter, operate or otherwise use the Collateral Vessel for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all day rates, hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in general average, and all other sums due or to become due in respect of the Collateral Vessel or in respect of any insurance thereon from any person whomsoever, accounting only for the net profits, if any, arising from such use of the Collateral Vessel and charging upon all receipts from the use of the Collateral Vessel or from the sale thereof by court proceedings or, pursuant to subsection (e) below, all costs, expenses, charges, damages or losses by reason of such use, provided that the Mortgagee shall provide the Collateral Vessel Owner with a final accounting; and if at any time the Mortgagee shall avail itself of the right herein given it to take any of the Collateral Vessel, the Mortgagee shall have the right to dock the Collateral Vessel, for a reasonable time at any dock, pier or other premises of the Collateral Vessel Owner without charge, or to dock it at any other place at the cost and expense of the Collateral Vessel Owner;
(e)sell the Collateral Vessel, at any place and at such time as the Mortgagee may specify and in such manner as the Mortgagee may deem advisable, free from any claim by the Collateral Vessel Owner in admiralty, in equity, at law or by statute, at public or private sale, by sealed bids or otherwise, by mailing, by air or otherwise, notice of such sale, whether public or private, addressed to the Collateral Vessel Owner at its last known address, fourteen (14) days prior to the date fixed for entering into the contract of sale; the sale may be held at such place and at such time as the Mortgagee by notice may have specified, or may be adjourned by the Mortgagee from time to time by announcement at the time and place appointed for such sale or for such adjourned sale, and without further notice the Mortgagee may make any such sale at the time and place to which the same shall be so adjourned; and any sale may be conducted without bringing such Collateral Vessel to the place designated for such sale and in such manner as the Mortgagee may deem to be for its best advantage, and the Mortgagee may become the purchaser at any sale. The Collateral Vessel Owner agrees that any sale made in accordance with the terms of this paragraph shall be deemed made in a commercially reasonable manner insofar as it is concerned;

(f)require that all policies, contracts, certificates of entry and other records relating to the insurance with respect to the Collateral Vessel, including, but not limited to, those described in Section 6.5 of the Credit Agreement (the “Insurances”) (including details of and correspondence concerning outstanding claims) be forthwith delivered to the Mortgagee; and
(g)collect, recover, compromise and give a good discharge for any and all monies and claims for monies then outstanding or thereafter arising under the Insurances or in respect of the earnings or any requisition compensation and to permit any brokers through whom collection or recovery is effected to charge the usual brokerage therefor.
Section 2.    Any sale of the Collateral Vessel made in pursuance of, and in accordance with, this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of the Collateral Vessel Owner therein and thereto, and shall bar any claim from the Collateral Vessel Owner, its successors and assigns, and all persons claiming by, through or under it. No purchaser shall be bound to inquire whether notice has been given, or whether any default has occurred, or as to the propriety of the sale, or as to the application of the proceeds thereof. In case of any such sale, the Mortgagee, if it is the purchaser, shall be entitled for the purpose of making settlement or payment for the property purchased to use and apply the Obligations hereby secured in order that there may be credited against the amount remaining due and unpaid thereon the sums payable out of the net proceeds of such sale to the Mortgagee after allowing for the costs and expense of sale and other charges; and thereupon such purchaser shall be credited, on account of such purchase price, with the net proceeds that shall have been so credited upon the Obligations hereby secured. At any such sale, the Mortgagee may bid for and purchase such property and upon compliance with the terms of sale may hold, retain and dispose of such property without further accountability therefor.
Section 3.    Until the Termination Date (as defined below), the Mortgagee is hereby irrevocably appointed attorney-in-fact of the Collateral Vessel Owner, upon the happening and during the continuance of any Event of Default, to execute and deliver to any purchaser aforesaid, and is hereby vested with full power and authority to make, in the name and in behalf of the Collateral Vessel Owner, a good conveyance of the title to the Collateral Vessel so sold. In the event of any sale of the Collateral Vessel, under any power herein contained, the Collateral Vessel Owner will, if and when required by the Mortgagee, execute such form of conveyance of the Collateral Vessel as the Mortgagee may direct or approve.
Section 4.    The Mortgagee is hereby appointed attorney-in-fact of the Collateral Vessel Owner upon the happening and during the continuance of any Event of Default, in the name of the Collateral Vessel Owner to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all day rates, freight, hire, earnings, issues, revenues, income and profits of the Collateral Vessel and all amounts due from underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, and all other sums due or to become due at the time of the happening and during the continuance of any Event of Default in respect of the Collateral Vessel, or in respect of any insurance thereon, from any person whomsoever, and to make, give and execute in the name of the Collateral Vessel Owner acquittances, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Collateral Vessel Owner all checks, notes, drafts, warrants, agreements and other instruments in writing with respect to the foregoing.
Section 5.    Whenever any right to enter and take possession of the Collateral Vessel accrues to the Mortgagee as a result of the occurrence and continuance of an Event of Default, it may require the Collateral Vessel Owner to deliver, and the Collateral Vessel Owner shall on demand, at its own cost and expense, deliver to the Mortgagee the Collateral Vessel to a location designated by the Mortgagee as demanded. If the Mortgagee shall be entitled to take any legal proceedings to enforce any right under this Article III, the Mortgagee shall be entitled as a matter of right to the appointment of a receiver of the Collateral Vessel and of the day rates, freights, hire, earnings, issues, revenues, income and profits due or to become due and arising from the operation thereof.

Section 6.    To the extent the Collateral Vessel Owner does not so appear, the Collateral Vessel Owner authorizes and empowers the Mortgagee or its appointees or any of them to appear in the name of the Collateral Vessel Owner, its successors and assigns, in any court of any country or nation of the world where a suit is pending against any Collateral Vessel because of or on account of any alleged lien (except for Permitted Liens) against such Collateral Vessel from which the Collateral Vessel has not been released, and to take such proceedings as to them or any of them may seem proper towards the defense of such suit and the purchase or discharge of such Lien, and all expenditures made or incurred by them or any of them for the purpose of such defense or purchase or discharge shall be a debt due from the Collateral Vessel Owner, its successors and assigns, to the Mortgagee, and shall be secured by the lien of this Mortgage in like manner and extent as if the amount and description thereof were written herein.
Section 7.    In the event the Mortgagee shall be entitled to exercise any of its remedies under this Article III, the Mortgagee shall have the right to commence proceedings in the courts of any country having competent jurisdiction and, in particular, the Mortgagee shall have the right to arrest and take against the Collateral Vessel and any appurtenant property thereto at whatever place the Collateral Vessel shall be found lying. For purposes of the foregoing, any writ, notice, judgment or other legal process or documents may (without prejudice to any other method of service under applicable law) be served upon the master of the Collateral Vessel (or upon anyone acting as the master) and such service shall be deemed good service on the Collateral Vessel Owner for all purposes.
Section 8.    Each and every power and remedy herein given to the Mortgagee shall be cumulative and shall be in addition to every other power and remedy herein given or now or hereafter existing at law, in equity, in admiralty or by statute, and each and every power and remedy whether herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy. The Mortgagee shall not be required or bound to enforce any of its rights under any of the other Transaction Documents prior to enforcing its rights under this Mortgage. No delay or omission by the Mortgagee in the exercise of any right or power or in the pursuance of any remedy accruing upon any default as above defined shall impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or to be an acquiescence therein; nor shall the acceptance by the Mortgagee of any security or of any payment of or on account of the Obligations hereby secured maturing after any Event of Default or of any payment on account of any past default be construed to be a waiver of any right to exercise its remedies due to any future Event of Default or of any past Event of Default not completely cured thereby. No consent, waiver or approval of the Mortgagee shall be deemed to be effective unless in writing and duly signed by authorized signatories of the Mortgagee; any waiver by the Mortgagee of any of the terms of this Mortgage or any consent given under this Mortgage shall only be effective for the purpose and on the terms which it is given and shall be without prejudice to the right to give or withhold consent in relation to future matters (which are either the same or different).
Section 9.    If at any time after an Event of Default and prior to the actual sale of the Collateral Vessel by the Mortgagee or prior to any enforcement or foreclosure proceedings the Collateral Vessel Owner offers completely to cure all Events of Default and to pay all expenses, advances and damages to the Mortgagee consequent on such Events of Default, with interest with respect to the Collateral Vessel Owner’s obligations as provided herein or in the Credit Agreement as set forth therein, then the Mortgagee may accept such offer and payment and restore the Collateral Vessel Owner to its former position, but such action, if taken, shall not affect any subsequent Event of Default or impair any rights consequent thereon.
Section 10.    In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Collateral Vessel Owner and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property subject or intended to be subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.

Section 11.    (a) The proceeds of any sale or other disposition of the Collateral Vessel and the net earnings of any charter operation or other use of the Collateral Vessel and any and all other moneys received by the Mortgagee pursuant to or under the terms of this Mortgage or in any proceedings hereunder, the application of which has not elsewhere herein been specifically provided for, shall be applied in the manner provided in Section 8.7 of the Credit Agreement.
(b)    To the extent the proceeds of the sale of the Collateral Vessel are not sufficient to pay the aggregate amount of the Obligations hereby secured, any Person liable for the Obligations hereby secured (including without limitation, the Collateral Vessel Owner and the Guarantors to the extent such Persons are liable) shall remain jointly and severally liable for such deficiency. Without limiting the generality of the foregoing, the rights and remedies of the Mortgagee under this Mortgage and the other agreements, documents and instruments securing or guarantying any of the Obligations hereby secured shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any right or remedy.
Section 12.    Until one or more Events of Default shall have happened and be continuing, the Collateral Vessel Owner, subject to the terms and conditions of the Credit Agreement, shall be (a) suffered and permitted to retain actual possession and use of the Collateral Vessel and (b) shall have the right, from time to time in its discretion, and without application to the Mortgagee, and without obtaining a release thereof by the Mortgagee, to dispose of, free from the lien hereof, any boilers, engines, machinery, masts, spars, boats, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment , spare parts or any other appurtenances of the Collateral Vessel that are no longer useful, necessary, profitable or advantageous in the operation of the Collateral Vessel, first or simultaneously replacing the same by new boilers, engines, machinery, masts, spars, boats, anchors, cables, chains, rigging, tackle, capstans, outfit, tools, pumps, pumping equipment, apparel, furniture, fittings, equipment, spare parts or any appurtenances of comparable suitability to the Collateral Vessel Owner, which shall forthwith become subject to the lien of this Mortgage.
Notwithstanding the foregoing, in no event shall the Mortgagee exercise any of its remedies under this Article III or any other provision of this Mortgage in a manner which would impair, in any way, the coastwise endorsement of the Collateral Vessel.
ARTICLE IV.
Sundry Provisions
Section 1.    All of the covenants, promises, stipulations and agreements of the Collateral Vessel Owner contained in this Mortgage shall bind the Collateral Vessel Owner and its successors and assigns and shall inure to the benefit of the Mortgagee and its respective successors and assigns. In the event of any assignment or transfer of this Mortgage by the Mortgagee, the term “Mortgagee”, as used in this Mortgage, shall be deemed to mean any such assignee or transferee.
Section 2.    Wherever and whenever herein any right, power or authority is granted or given to the Mortgagee, such right, power or authority may be exercised in all cases by the Mortgagee or such agent or agents as it may appoint, and the act or acts of such agent or agents when taken shall constitute the act of the Mortgagee hereunder.
Section 3.    [Reserved].
Section 4.    Any notice or other communication to be given pursuant hereto shall be in the manner provided in Section 8.2 of the Guaranty and Collateral Agreement and addressed as provided therein.
Section 5.    Except as provided in Section 6 of this Article IV, no amendment or waiver of or consent to any departure from any provision of this Mortgage shall be effective unless it is in writing and signed by the Security Trustee and the Collateral Vessel Owner. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given and to the extent specified in such writing.

In addition, all such amendments and waivers shall be effective only if given with the necessary approvals under Section 11.11 of the Credit Agreement, including, without limitation, the approvals of the requisite percentage of Lenders under the Credit Agreement, if applicable.
Section 6. (a) Upon the occurrence of the Termination Date (as defined below), this Mortgage and the security interest created hereby shall automatically terminate, be released and discharged in full (provided that all contingent indemnification obligations set forth in Section 8.4 of the Guaranty and Collateral Agreement shall survive any such termination), and the Mortgagee, at the request and expense of the Collateral Vessel Owner, will execute and deliver to the Collateral Vessel Owner a proper instrument or instruments acknowledging the satisfaction and termination of this Mortgage, and will duly release (without recourse and without any representation or warranty) the Collateral Vessel, together with any monies at the time held by the Mortgagee or any of its sub-agents hereunder. As used in this Mortgage, “Termination Date” shall mean the date on which Security Termination (as defined in the Credit Agreement) shall have occurred.
(a)In the event that (i) the Collateral Vessel is Disposed of as part of, or in connection with, any transaction permitted under the Credit Agreement, or if such asset becomes an Excluded Asset or (ii) the Borrower requests the release of the Collateral Vessel from the lien granted hereby and such release is permitted by the terms of the Credit Agreement, then the lien granted hereby upon the Collateral Vessel shall automatically be released, terminated and discharged.
(b)In addition, the Security Trustee shall, without the need for any further action by any Person, subordinate or release any Lien on the Collateral Vessel as provided in Section 11.21(b) of the Credit Agreement.
(c)The Mortgagee shall have no liability whatsoever to any other Secured Party as the result of any release of, or subordination of any lien on, the Collateral Vessel in accordance with this Section 6 of Article IV. In the case of any release or subordination described in this Section, the Security Trustee shall, at the Collateral Vessel Owner’s expense, promptly execute and deliver to the Collateral Vessel Owner such documents as the Collateral Vessel Owner or the Borrower may reasonably request to evidence such release or subordination and take such additional actions as may from time to time be reasonably requested by the Collateral Vessel Owner or the Borrower to effect the foregoing.
Section 7.    The Recitals Clauses and the Granting Clause of this Mortgage are incorporated in and are made a part of this Mortgage.
Section 8.    For the purpose of recording this Preferred Ship Mortgage, the total principal amount of direct and contingent obligations that is or may become secured by this Mortgage is Three Hundred Fifty Million and No/00 United States Dollars (USD $350,000,000.00) (of which (a) U.S.$300,000,000.00 is attributable to the Loans and (b) U.S.$50,000,000.00 is attributable to the Swap Exposure), excluding interest, expenses and fees. The discharge amount is the same as the total amount.
Section 9.    THIS PREFERRED SHIP MORTGAGE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE UNITED STATES OF AMERICA AND, ONLY TO THE EXTENT NOT ADDRESSED THEREBY, BY THE LAWS OF THE STATE OF NEW YORK.
Section 10.    Further Assurances. To the extent provided by Section 6.12(a) of the Credit Agreement, the Collateral Vessel Owner shall execute and do all such assurances, acts and things as the Mortgagee, or any receiver in its reasonable discretion may require for:
(a)perfecting or protecting the security created (or intended to be created) by this Mortgage; or
(b)preserving or protecting any of the rights of the Mortgagee under this Mortgage (or any of them); or

(c)ensuring that the security constituted by this Mortgage and the covenants and obligations of the Collateral Vessel Owner under this Mortgage shall enure to the benefit of assignees of the Mortgagee (or any of them); or
(d)facilitating the appropriation or realization of the Collateral Vessel or any part thereof and enforcing the security constituted by this Mortgage on or at any time after the same shall have become enforceable; or
(e)the exercise of any power, authority or discretion vested in the Mortgagee under this Mortgage, in any such case, forthwith upon demand by the Mortgagee and at the expense of the Collateral Vessel Owner.
Section 11.    (a) If any provision of this Mortgage should be deemed invalid or shall be deemed to affect adversely the preferred status of this Mortgage under any applicable law, such provision shall cease to be a part of this Mortgage without affecting the remaining provisions, which shall remain in full force and effect, and the Collateral Vessel Owner agrees that it will promptly execute and deliver such other and further agreements, documents and instruments and do such things as the Mortgagee in its reasonable discretion may deem to be necessary to carry out the true intent of this Mortgage.
(a)Anything herein to the contrary notwithstanding, it is intended that nothing herein shall waive the preferred status or lien priority of this Mortgage and that, if any provision or portion thereof herein shall be construed to waive the preferred status or lien priority of this Mortgage, then such provision to such extent shall be void and of no effect.
ARTICLE V.
Subordination to First Preferred Fleet Mortgage.
So long as the First Preferred Fleet Mortgage is outstanding, this Mortgage is subject and subordinate thereto and all provisions of this Mortgage shall be construed according to the following:
(A)Anything herein to the contrary notwithstanding, this Mortgage is fully subject to and fully subordinate to the First Preferred Fleet Mortgage, and the rights, remedies, priorities and powers granted to the Mortgagee herein are fully subject to and are fully subordinate to the corresponding rights, remedies, priorities and powers granted to the First Mortgagee under the First Preferred Fleet Mortgage and may not be exercised in such a manner as to impair or prejudice such rights, remedies, priorities and powers under the First Preferred Fleet Mortgage except as provided in this Article.
(B)This Mortgage has the right of succession on payment or discharge of the First Preferred Fleet Mortgage.

(C)	So long as the First Preferred Fleet Mortgage is outstanding the Mortgagee may exercise the rights and remedies expressed herein only under the following circumstances:
(i)with the prior written consent of the First Mortgagee; or
(ii)the Collateral Vessel Owner or the Mortgagee shall have tendered to the First Mortgagee all amounts secured by the First Preferred Fleet Mortgage; or
(iii)(x) the Collateral Vessel shall have been seized or arrested (and such seizure or arrest shall not have been released for a period exceeding fifteen days) by the First Mortgagee or shall have been seized or arrested by others; or (y) Collateral Vessel Owner shall commence any case, proceeding or other action, or have any case, proceeding or other action commenced against it under any domestic or foreign law relating to bankruptcy, insolvency, reorganization or relief of debtors; and the Mortgagee shall have determined that the failure to assert its rights or remedies hereunder can reasonably be expected to jeopardize the validity or priority of this Mortgage.
(D)to the extent that the provisions of the First Preferred Fleet Mortgage require the Collateral Vessel Owner to do something prohibited hereby or to refrain from doing something required hereby, or require a distribution of funds other than as provided herein, no event of default hereunder shall result from the Collateral Vessel Owner’s compliance with such provisions. So long as any portion of the debt to the First Mortgagee is outstanding, the Mortgagee may not require the Collateral Vessel Owner to comply with the provisions of this Mortgage to the extent that they require different or additional performance than that required by the First Preferred Fleet Mortgage unless the Mortgagee has obtained the prior written consent of the First Mortgagee.
(E)This Mortgage may not be amended without the consent of the Maritime Administrator (the “Maritime Administrator”). The Maritime Administrator may from time to time amend the First Preferred Fleet Mortgage in any respect, including, without limitation, by increasing the discharge amount of the First Preferred Fleet Mortgage without the consent of the Mortgagee.
(F)Mortgagee acknowledges that the First Mortgagee owes no duty to the Mortgagee in respect of this Mortgage, except that, in connection with any sale of the Collateral Vessel by the First Mortgagee, First Mortgagee shall provide the Mortgagee with the same notice of sale that it provides any buyer.
(G)Notwithstanding any other provisions of this Mortgage, the Mortgagee agrees with Collateral Vessel Owner, for the benefit of the Maritime Administrator that the Mortgagee will not take any action or present any position inconsistent with, or in opposition to, the validity, enforceability or priority of the First Preferred Fleet Mortgage, nor will the Mortgagee take any action or present any position that has the effect of hindering, delaying, impeding, interfering with, or opposing the First Mortgagee’s enforcement of its rights under the First Preferred Fleet Mortgage, even if the First Mortgagee’s efforts to obtain the value of its collateral would not yield any proceeds to the Mortgagee hereunder.]2

____________________

2	Only applicable to Ships that are subject to MarAd Liens.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Collateral Vessel Owner has caused this Preferred Ship Mortgage to be duly executed the day and year first above written.

[Mortgagor]

By: __________________________
Name: _________________________
Title: ___________________________

ACKNOWLEDGEMENT

STATE OF                §
COUNTY OF            §

On this    day of    , 20    , before me personally appeared
     on behalf of [Mortgagor], and who has executed the foregoing instrument on behalf of said company and declared to me that such person signed his/her name thereto by authority of the Board of Directors (or equivalent governing body) of said company and as the free act and deed of such company, and that his/her signature on said instrument is authentic.

Notary Public

Schedule 1 TO
PREFERRED SHIP MORTGAGE

NAME:

OFFICIAL NUMBER:

EXHIBIT A TO PREFERRED SHIP MORTGAGE

Credit Agreement

[See attached.]

EXHIBIT B TO PREFERRED SHIP MORTGAGE

Guaranty and Collateral Agreement

[See attached.]

EXHIBIT 2.3
FORM OF BORROWING REQUEST

_____    , ____

JPMorgan Chase Bank, N.A., as Administrative Agent
10 S Dearborn St L2
Chicago, IL 60603
Attention: Muoy Lim
Telephone: 312-732-2024
Facsimile: 888-303-9732
Email: jpm.agency.servicing.1@jpmorgan.com

Re: Credit Agreement dated as of April 15, 2015 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among SEA-VISTA I LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent and Security Trustee, and others.

This Borrowing Request is delivered to you pursuant to Section 2.3 of the Credit Agreement.1 Capitalized terms used in this Borrowing Request that are defined in the Credit Agreement are used herein with the respective meanings specified for such capitalized terms in the Credit Agreement.

I.	NEW BORROWINGS

The Borrower hereby gives you notice pursuant to Section 2.3 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Type[2]

(B)	Date of Borrowing
(which must be a Business Day)

(C)	Funds are requested to be disbursed to the Borrower at:

1 Note that per Section 2.3(e) of the Credit Agreement, if an Event of Default has occurred and is continuing, the obligation of the Lenders to make, continue or convert Loans into Eurodollar Revolving Loans shall be suspended to the extent written notice of such suspension has been delivered by the Administrative Agent to the Borrowers.
2    Specify whether Eurodollar Borrowing or Base Rate Borrowing.

Bank Name:

Bank Address:

Account Number:

(D)	Principal Amount of Borrowing[3] _______________________________________________

(E)	Interest Period[4] _______________________________________________

II.	CONTINUATIONS AND CONVERSIONS OF BORROWINGS

The Borrower requests the following outstanding Borrowing comprised of Eurodollar Loans be continued or converted to Borrowing(s) comprised of Base Rate Loans, as follows:

(A)	Expiration date of current Interest Period _______________________________________________

(B)	Aggregate amount of outstanding Borrowing _______________________________________________

(C)	Aggregate amount
to be converted to Base Rate Loans5        _______________________________________________

(D)	Aggregate amount
to be continued as Eurodollar Loans6        _______________________________________________

(E)	Interest Period7 _______________________________________________

3
Not less than $1,000,000 (for Base Rate Borrowing) or $2,000,000 (for Eurodollar Borrowing), as the case may be, and in an integral multiple of $100,000 in excess thereof; provided, however, that if such Loans are Term A-2 Loans, each Borrowing of such Term A-2 Loans shall be in an amount of not less than $20,000,000.

4
Selected Interest Period shall be subject to Section 2.4 of the Credit Agreement and end not later than (1) with respect to Revolving Loans, the Revolving Commitment Termination Date, (2) with respect to Term A-1 Loans, the Maturity Date, or (3) with respect to Term A-2 Loans, the Maturity Date.

5    Not less than $1,000,000, and in an integral multiple of $100,000 in excess thereof.
6    Not less than $2,000,000, and in an integral multiple of $100,000 in excess thereof.

7
Selected Interest Period shall be subject to Section 2.4 of the Credit Agreement and end not later than (1) with respect to Revolving Loans, the Revolving Commitment Termination Date, (2) with respect to Term A-1 Loans, the Maturity Date, or (3) with respect to Term A-2 Loans, the Maturity Date.

The Borrower requests the following outstanding Borrowing comprised of Base Rate Loans be converted to a Borrowing comprised of Eurodollar Loans, as follows:

(A)	Date of Conversion _______________________________________________

(B)	Aggregate amount to be converted to
Eurodollar Loans8

(C)	Interest Period[9] _______________________________________________

The Borrower hereby represents and warrants to the Lenders that, as of the date of this Borrowing Request, no Default or Event of Default has occurred and is continuing or would occur as a result of any Borrowing requested under Section I hereof.

SEA-VISTA I LLC

By
Name: Title:

8    Not less than $2,000,000, and in an integral multiple of $100,000 in excess thereof.

9
Selected Interest Period shall be subject to Section 2.4 of the Credit Agreement and end not later than (1) with respect to Revolving Loans, the Revolving Commitment Termination Date, (2) with respect to Term A-1 Loans, the Maturity Date, or (3) with respect to Term A-2 Loans, the Maturity Date.

EXHIBIT 2.8A
FORM OF REVOLVING NOTE

$                                            ______________    , 20__

FOR VALUE RECEIVED, the undersigned, SEA-VISTA I LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”), promises to pay to the order of ______________________________________________ (the “Lender”) on the Revolving Commitment Termination Date the principal sum of _________________ AND _ /100 DOLLARS ($____________) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to that certain Credit Agreement, dated as of April 15, 2015 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and others. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Lender shall record all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments of principal thereof, and, prior to any transfer hereof, shall endorse such Revolving Loan and payments on the schedule annexed hereto and made a part hereof, or on any continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that delay or failure of the Lender to make any such endorsement or recordation shall not affect the obligations of the Borrower hereunder or under the Credit Agreement with respect to the Revolving Loans evidenced hereby.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

This Revolving Note evidences certain Indebtedness incurred under the Credit Agreement to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Revolving Note and on which such Indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS REVOLVING NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SEA-VISTA I LLC

By_______________________

Name:
Title:

REVOLVING LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Revolving Loan Made	Interest Period (if Applicable)	Amount of Principal Repaid	Unpaid Principal Balance	Total	Notation Made By

EXHIBIT 2.8B
FORM OF SWINGLINE NOTE

$______________                                    ____________, 20__

FOR VALUE RECEIVED, the undersigned, SEA-VISTA I LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”), promises to pay to the order of ____________________ (the “Swingline Lender”) on the Revolving Commitment Termination Date the principal sum of _________________ AND ___ /100 DOLLARS ($___________) or, if less, the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Lender to the Borrower pursuant to that certain Credit Agreement, dated as of April 15, 2015 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto, the Swingline Lender, JPMorgan Chase Bank, N.A., as Administrative Agent, and others. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Swingline Lender shall record all Swingline Loans made by the Swingline Lender to the Borrower pursuant to the Credit Agreement, and all payments of principal thereof, and, prior to any transfer hereof, shall endorse such Swingline Loan and payments on the schedule annexed hereto and made a part hereof, or on any continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that delay or failure of the Swingline Lender to make any such endorsement or recordation shall not affect the obligations of the Borrower hereunder or under the Credit Agreement with respect to the Swingline Loans evidenced hereby.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Credit Agreement.

This Swingline Note evidences certain Indebtedness incurred under the Credit Agreement to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Swingline Note and on which such Indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS SWINGLINE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SEA-VISTA I LLC

By __________________________
Name:
Title:

SWINGLINE LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Swingline Loan Made	Amount of Principal Repaid	Unpaid Principal Balance	Total	Notation Made By

EXHIBIT 2.8C
FORM OF TERM LOAN A-1 NOTE

$________________                                ____________, 20__

FOR VALUE RECEIVED, the undersigned, SEA-VISTA I LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”), promises to pay to the order of ____________________________(the “Lender”) on the Maturity Date the principal sum    of__________________________________AND __/100    DOLLARS ($____________) or, if less, the aggregate unpaid principal amount of Term A-1 Loans made by the Lender to the Borrower pursuant to that certain Credit Agreement, dated as of April 15, 2015 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, SEA-VISTA I LLC, a limited liability company incorporated under the laws of the State of Delaware, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and others. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Lender shall record all Term A-1 Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments of principal thereof, and, prior to any transfer hereof, shall endorse such Term A-1 Loan and payments on the schedule annexed hereto and made a part hereof, or on any continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that delay or failure of the Lender to make any such endorsement or recordation shall not affect the obligations of the Borrower hereunder or under the Credit Agreement with respect to the Term A-1 Loans evidenced hereby.

The Borrower also promises to pay (a) principal and (b) interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and in each case on the dates specified in the Credit Agreement.

This Term Loan A-1 Note evidences certain Indebtedness incurred under the Credit Agreement to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Term Loan A-1 Note and on which such Indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS TERM LOAN A-1 NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SEA-VISTA I LLC
By____________________
Name:
Title:

TERM A-1 LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Term A-1 Loan Made	Interest Period (if Applicable)	Amount of Principal Repaid	Unpaid Principal Balance	Total	Notation Made By

EXHIBIT 2.8D
FORM OF TERM LOAN A-2 NOTE

$__________________                                _______________, 20__

FOR VALUE RECEIVED, the undersigned, SEA-VISTA I LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”), promises to pay to the order of ___________________________(the “Lender”) on the Maturity Date the principal sum of_____________________________AND    ___/100    DOLLARS ($_______________    ) or, if less, the aggregate unpaid principal amount of all Term A-2 Loans made by the Lender to the Borrower pursuant to that certain Credit Agreement, dated as of April 15, 2015 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, SEA-VISTA I LLC, a limited liability company incorporated under the laws of the state of Delaware, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and others. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Lender shall record all Term A-2 Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and all payments of principal thereof, and, prior to any transfer hereof, shall endorse such Term A-2 Loan and payments on the schedule annexed hereto and made a part hereof, or on any continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that delay or failure of the Lender to make any such endorsement or recordation shall not affect the obligations of the Borrower hereunder or under the Credit Agreement with respect to the Term A-2 Loans evidenced hereby.

The Borrower also promises to pay (a) principal and (b) interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and in each case on the dates specified in the Credit Agreement.

This Term Loan A-2 Note evidences certain Indebtedness incurred under the Credit Agreement to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Indebtedness evidenced by this Term Loan A-2 Note and on which such Indebtedness may be declared to be immediately due and payable.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS TERM LOAN A-2 NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SEA-VISTA I LLC
By_____________________
Name:
Title:

TERM A-2 LOANS AND PRINCIPAL PAYMENTS

Date	Amount of Term A-2 Loan Made	Interest Period (if Applicable)	Amount of Principal Repaid	Unpaid Principal Balance	Total	Notation Made By

EXHIBIT 2.15
FORM OF SWINGLINE REQUEST

JPMorgan Chase Bank, N.A.,
as Administrative Agent and Swingline Lender 10 S Dearborn St L2
Chicago, IL 60603 Attention: Muoy Lim Telephone: 312-732-2024
Facsimile: 888-303-9732
Email: jpm.agency.servicing.1@jpmorgan.com

Re: Credit Agreement dated as of April 15, 2015 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among SEA-VISTA I LLC, a limited liability company duly formed and existing under the laws of the State of Delaware (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent and Security Trustee, and others.

This Swingline Request is delivered to you pursuant to Section 2.15(b) of the Credit Agreement. Capitalized terms used in this Swingline Request that are defined in the Credit Agreement are used herein with the respective meanings specified for such capitalized terms in the Credit Agreement. The undersigned Borrower hereby gives you notice pursuant to Section 2.15(b) of the Credit Agreement that it requests a Swingline Loan under the Credit Agreement, and in that connection sets forth below the terms on which such Swingline Loan is requested to be made:

(A)	Date of Borrowing
(which must be a Business Day)

(B)	Funds are requested to be
disbursed to the undersigned Borrower at: Bank Name:
Bank Address:
Account Number:

(C)	Principal Amount of Borrowing[10]

______________________
10.    Not less than $1,000,000 and in an integral multiple of $100,000 in excess thereof.

The Borrower hereby represents and warrants to the Lenders that, as of the date of this Swingline Request, no Default or Event of Default has occurred and is continuing or would occur as a result of the Swingline Loan being requested hereby.

SEA-VISTA I LLC

By:__________________
Name:
Title:

EXHIBIT 3.3A
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 15, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SEA-VISTA I LLC, a limited liability company duly formed and existing under the laws of the State of Delaware, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and others.

Pursuant to the provisions of Section 3.3(b)(i) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)), and the L/C Obligations in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:
Date:_____________, 20[ ]

EXHIBIT 3.3B
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 15, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SEA-VISTA I LLC, a limited liability company duly formed and existing under the laws of the State of Delaware, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and others.

Pursuant to the provisions of Section 3.3(b)(i) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:______________________________________
Name:
Title:
Date:_____________, 20[ ]

EXHIBIT 3.3C
FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 15, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SEA-VISTA I LLC, a limited liability company duly formed and existing under the laws of the State of Delaware, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and others.

Pursuant to the provisions of Section 3.3(b)(i) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members that is a beneficial owner of such participation is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is a beneficial owner of such participation is a “10- percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members that is a beneficial owner of such participation is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:______________________________________
Name:
Title:
Date:_____________, 20[ ]

EXHIBIT 3.3D
FORM OF U.S. TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of April 15, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SEA-VISTA I LLC, a limited liability company duly formed and existing under the laws of the State of Delaware, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and others.

Pursuant to the provisions of Section 3.3(b)(i) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)), and the L/C Obligations in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Commitment, such Loan(s) (as well as any Note(s) evidencing such Loan(s)), and such L/C Obligations (iii) with respect to the extension of credit pursuant to the Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members that is a beneficial owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)), or the L/C Obligations in respect of which it is providing this certificate is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members that is a beneficial owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)), or the L/C Obligations in respect of which it is providing this certificate is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members that is a beneficial owner of the Commitment, the Loan(s) (as well as any Note(s) evidencing such Loan(s)), or the L/C Obligations in respect of which it is providing this certificate is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:______________________________________
Name:
Title:
Date:_____________, 20[ ]

EXHIBIT 6.6
FORM OF COMPLIANCE CERTIFICATE

For the Fiscal [Quarter][Year] Ended_________, 20__ (the “Financial Statement Date”)

SEA-VISTA I LLC, a limited liability company duly formed and existing under the laws of the State of Delaware, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and others executed and delivered that certain Credit Agreement, dated as of April 15, 2015 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”).

Capitalized terms defined in the Credit Agreement and not otherwise defined in this Compliance Certificate (this “Compliance Certificate”) shall have the meanings assigned to them in the Credit Agreement. Section references herein relate to the Credit Agreement unless stated otherwise. In the event of any conflict between the calculations set forth in this Compliance Certificate and the manner of calculation required by the Credit Agreement, the terms of the Credit Agreement shall govern and control.

The undersigned, solely in such undersigned’s capacity as the chief financial officer or other financial officer of the Borrower hereby certifies to the Lenders that such undersigned has reviewed the Credit Documents and:

A.	Check either 1 or 2

[ ] 1. The unaudited quarterly financial statements required by Section 6.6(a)(i) of the Credit Agreement are attached hereto, and such financial statements fairly present in all material respects on a consolidated basis the financial condition of the Borrower and its Subsidiaries as of the date indicated and the results of their operations and changes in their cash flows for the periods indicated, and have been prepared in accordance with GAAP, subject to normal year-end audit adjustments for any such financial statements that are quarterly financial statements and other than information and note disclosures that have been condensed or omitted pursuant to the rules and regulations of the SEC.

[ ] 2. The audited annual financial statements required by Section 6.6(a)(ii) of the Credit Agreement are attached hereto.

B.
As of the date of the Financial Statement Date and with respect to the Borrower and its Subsidiaries on a consolidated basis, Annex 1 sets forth the calculation of the financial covenants specified therein.

C.	At all times, the Borrower and Ring-fenced Subsidiaries have been in compliance with the requirements of Section 7.11 of the Credit Agreement.

D.	Check either 1 or 2

[ ] 1. As of the date hereof, no Default or Event of Default has occurred and is continuing.
[ ] 2. As of the date hereof, no Default or Event of Default has occurred and is continuing except the following matters: [Describe all such Defaults or Events of Default, specifying the nature, duration and status thereof and what action the Borrower has taken or proposes to take with respect thereto].

[Remainder of page intentionally left blank]
THIS COMPLIANCE CERTIFICATE MADE AND DELIVERED THIS_______DAY OF
_________, 20__.

SEA-VISTA I LLC

By:___________________________
Name:
Title: [Chief Financial Officer or other financial officer]

Annex 1 to Compliance Certificate

FOR THE FISCAL [QUARTER][YEAR] ENDING [___________], 20[__].

1.Section 7.7(a) - Maximum Leverage Ratio. For the Fiscal Quarter ending as of the date set forth above, the Leverage Ratio is __________:1.00.

The Leverage Ratio was computed as follows:

1.	Consolidated Funded Debt: $[_____,____,____]

to

2.	Adjusted EBITDA[11]: $[_____,_____,_____]

[The maximum permitted Leverage Ratio under Section
7.7(a)(i) is 4.50 to 1.00. In compliance:]12                        [YES][NO]

[The maximum permitted Leverage Ratio under Section
7.7(a)(ii) is 4.00 to 1.00. In compliance:]13                        [YES][NO]

[The maximum permitted Leverage Ratio under Section
7.7(a)(iii) is 3.50 to 1.00. In compliance:]14                        [YES][NO]

2.    Section 7.7(b) - Minimum Debt Service Coverage Ratio. For the Fiscal Quarter ending as of the date set forth above, the Debt Service Coverage Ratio is    :1.00.

The Debt Service Coverage Ratio was computed as follows:

1.	Adjusted EBITDA[15]: $[_____,_____,_____]

to the sum of

2.	Interest Expense[16]: $[_____,_____,_____]

11 EBITDA calculated for the four (4) consecutive Fiscal Quarters ending on or immediately prior to the date of the Compliance Certificate for which financial statements have been delivered.
12 Use for any Fiscal Quarter commencing with [June 30], 2015 and ending with [December 31], 2016.
13 Use for any Fiscal Quarter commencing with [March 31], 2017 and ending with [December 31], 2017.
14 Use for any Fiscal Quarter commencing with [March 31], 2018.
15 EBITDA calculated for the four (4) consecutive Fiscal Quarters ending on or immediately prior to the date of the Compliance Certificate for which financial statements have been delivered.
16 Interest Expense calculated for the four (4) consecutive Fiscal Quarters ending on or immediately prior to the date of the Compliance Certificate for which financial statements have been delivered.

and

3.	Amortization Payment[17]: $[_____,_____,_____]

The minimum permitted Debt Service Coverage Ratio under
Section 7.7(b) is 1.25 to 1.00. In compliance:                        [YES][NO]

3.    Section 7.7(c) - Minimum Collateral Coverage Ratio. For the Fiscal Quarter ending as of the date set forth above, the Collateral Coverage Ratio is    :1.00.

The Collateral Coverage Ratio was computed as follows:

1.	Aggregate Collateral Vessel Value: $[_____,_____,_____]

to the sum of

2.	Consolidated Funded Debt: $[_____,_____,_____]

and

3.	Unused and Unexpired Commitments[18]: $[_____,_____,_____]

The minimum permitted Collateral Coverage Ratio under
Section 7.7(c) is 1.50 to 1.00. In compliance:                        [YES][NO]

4.    Section 7.7(d) - Minimum Liquidity. For the Fiscal Quarter ending as of the date set forth above, Liquidity is    .

Liquidity was computed as follows:

1.	Unused and Unexpired Commitments: $[_____,_____,_____]

plus

2.	Cash and Cash Equivalents [19]: $[_____,______,_____]

The minimum permitted Liquidity under Section 7.7(d) is the sum of (i) $[3,000,000] and (ii) the product of (1) the number of Vessels owned by a Vessel Owner that operate in the spot market and (2) $[250,000].
In compliance:                                        [YES][NO]

17 Only include the amoritization payment for the Fiscal Quarter being tested.
18 Aggregate in effect at such date.
19 Aggregate amount of cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as set forth on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries (it being understood that such amount shall exclude in any event any cash or Cash Equivalents identified on such balance sheet as “restricted” (including cash or Cash Equivalents subject to a control agreement in favor of any Person other the Administrative Agent, but excluding cash or Cash Equivalents restricted in favor of the Administrative Agent)).

EXHIBIT 11.10 FORM OF
ASSIGNMENT AGREEMENT

Reference is made to that certain Credit Agreement, dated as of April 15, 2015 (as may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among SEA-VISTA I LLC, a limited liability company duly formed and existing under the laws of the State of Delaware, the Lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), and others. Capitalized terms defined in the Credit Agreement are used herein with the same meanings, receipt of which is acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions contained in Annex 1 hereto and the terms and conditions of Section 11.10 of the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and every other Credit Document to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees and Swingline Loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Credit Document, or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b), collectively, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(1)	Legal Name of Assignor:
(2)	Legal Name of Assignee:
[and is [a Lender][an Affiliate of [identify Lender]] or [an Approved Fund]] 20

(3)	Assignee’s Address for Notices:_________________________

20 Select as applicable.

(4)	Borrower: Sea-Vista I LLC

(5)	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	PrincipalAmountof Commitment/Loans Assigned	PercentageAssignedof Commitment/Loans
$	$	%
$	$	%
$	$	%

Effective Date:, 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFORE.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:_______________________
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:_______________________
Name:
Title:

Accepted by:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:_______________________
Name:
Title:

[Consented to by:]21

JPMORGAN CHASE BANK, N.A., as the
Administrative Agent, the Swingline Lender and an [Issuing Bank]

By:_______________________
Name:
Title:

SEA-VISTA I LLC

By:_______________________
Name:
Title:

21 Insert only to the extent that the consent(s) of the Administrative Agent, Swingline Lender, Issuing Banks or the Borrowers are required under Section 11.10(b) of the Credit Agreement.

ANNEX 1 to Assignment Agreement STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AGREEMENT

1.Representations and Warranties.
1.1Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim created by such Assignor and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Assignment Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents, (iii) the financial condition of the Borrowers or any of their respective Subsidiaries or Affiliates, or any other Person obligated with respect to the Credit Agreement or any other Credit Document or the performance or observance by Borrowers or any of their respective Subsidiaries or Affiliates, or any other Person of any of their respective obligations under the Credit Agreement or any other Credit Document.
1.2Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements under the Credit Agreement with respect to the transactions contemplated hereby (subject to receipt of such consents as may be required under the Credit Agreement), (iii) subject to acceptance and recording hereof pursuant to Section 11.10 of the Credit Agreement, from and after the Effective Date, it shall be party to the Credit Agreement and to the other Credit Documents and be bound by the provisions of the Credit Agreement as a Lender thereunder and to the other Credit Documents and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements, Compliance Certificate and desktop appraisal reports delivered pursuant to Sections 6.6(a), (b) and (c) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender.
2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.
3.General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Lender Assignment Agreement.

SCHEDULE 5.15A
CLOSING DATE GUARANTORS

Lightship Tankers III LLC
Lightship Tankers IV LLC
Lightship Tankers V LLC
SEA-Vista Newbuild I LLC
SEA-Vista Newbuild II LLC
SEA-Vista Newbuild III LLC
Seabulk ChallengeLLC
Seabulk Energy Transport LLC

SCHEDULE 5.15B

CLOSING DATE COLLATERAL VESSELS

Vessel	Registered Owner	Official Number	Flag
Florida Voyager	Lightship Tankers III LLC	1072068	US
Seabulk Arctic	Lightship Tankers IV LLC	1072069	US
Mississippi Voyager	Lightship Tankers V LLC	1072067	US
Seabulk Challenge	Seabulk Challenge LLC	642151	US

SCHEDULE 5.17 SUBSIDIARIES

Name	Type of Org	Domestic Jurisdiction	Ownership
Borrower:
SEA-Vista I LLC	LLC	Delaware

Subsidiaries
Lightship Tankers I LLC	LLC	Delaware	100% SEA-Vista I LLC
Lightship Tankers II LLC	LLC	Delaware	100% SEA-Vista I LLC
Lightship Tankers III LLC	LLC	Delaware	100% SEA-Vista I LLC
Lightship Tankers IV LLC	LLC	Delaware	100% SEA-Vista I LLC
Lightship Tankers V LLC	LLC	Delaware	100% SEA-Vista I LLC
SEA-Access LLC	LLC	Delaware	50% SEA-Vista I LLC 50% Access Shipping Limited Partnership
Seabulk Challenge LLC	LLC	Delaware	100% SEA-Vista I LLC
Seabulk Energy Transport LLC	LLC	Delaware	100% SEA-Vista I LLC
SEA-Vista Newbuild I LLC	LLC	Delaware	100% SEA-Vista I LLC
SEA-Vista Newbuild II LLC	LLC	Delaware	100% SEA-Vista I LLC
SEA-Vista Newbuild III LLC	LLC	Delaware	100% SEA-Vista I LLC

SCHEDULE 6.2
APPROVED APPRAISERS

Jacq. Pierot Jr. & Sons, Inc.
MCA Associates, Inc.
Dufour, Laskay & Strouse, Inc.

SCHEDULE 7.2 EXISTING LIENS

1.
Trust Indenture between Lightship Tankers III LLC and the Indenture Trustee; United States Government Guaranteed Ship Financing Bonds, 1998 Series, 6.50% Sinking Fund Bonds due June 14, 2024, CUSIP No. 53226P AA 9; Promissory Note from Lightship Tankers III LLC to the United States of America; Guarantee Agreement in favor of the United States, between Lightship Tankers III LLC and the Secretary; Security Agreement, Contract No. MA-13458, between Lightship Tankers III LLC and the Secretary; First Preferred Fleet Mortgage, Contract No. MA-13460, dated as of October 1, 1998, as amended and supplemented by, among other instruments, Supplement No. 1 to First Preferred Fleet Mortgage, dated as of October 19, 1998, which added Lightship Tankers III LLC’s vessel (the Florida Voyager, Official No. 1072068); Title XI Reserve Fund and Financial Agreement, Contract No. MA-13461, as amended, by and between Lightship Tankers III LLC and the Secretary; and Depository Agreement, Contract No. MA-13459, by and among Lightship Tankers III LLC, Lightship Tankers I LLC (since released), Lightship Tankers II LLC (since released), Lightship Tankers IV LLC, Lightship Tankers V LLC, Indenture Trustee, and the Secretary.

2.
Trust Indenture between Lightship Tankers IV LLC and the Indenture Trustee; United States Government Guaranteed Ship Financing Bonds, 1998 Series, 6.50% Sinking Fund Bonds due June 14, 2024, CUSIP No. 532261 AA 2; Promissory Note from Lightship Tankers IV LLC to the United States of America; Guarantee Agreement in favor of the United States, between Lightship Tankers IV LLC and the Secretary; Security Agreement, Contract No. MA-13468, between Lightship Tankers IV LLC and the Secretary; First Preferred Fleet Mortgage, Contract No. MA-13460, dated as of October 1, 1998, which included Lightship Tankers IV LLC’s (the Seabulk Arctic, Official No. 1072069), as amended and supplemented; Title XI Reserve Fund and Financial Agreement, Contract No. MA-13464, dated as of September 30, 1998, as amended, by and between LS IV and the Secretary; and Depository Agreement, Contract No. MA- 13459, dated as of September 30, 1998, by and among the Lightship Tankers IV LLC, Lightship Tankers I LLC (since released), Lightship Tankers II LLC (since released), Lightship Tankers III LLC, Lightship Tankers V LLC, Indenture Trustee, and the Secretary.

3.
Trust Indenture between Lightship Tankers V LLC and the Indenture Trustee; United States Government Guaranteed Ship Financing Bonds, 1998 Series, 6.50% Sinking Fund Bonds due June 14, 2024, CUSIP No. 53226Q AA 7; Promissory Note from Lightship Tankers V LLC to the United States of America; Guarantee Agreement in favor of the United States, between Lightship Tankers V LLC and the Secretary; Security Agreement, Contract No. MA-13468, between Lightship Tankers V LLC and the Secretary; First Preferred Fleet Mortgage, Contract No. MA-13460, dated as of October 1, 1998, as amended and supplemented by, among other instruments, Supplement No. 2 to First Preferred Fleet Mortgage, dated as of November 9, 1998, which added Lightship Tankers V LLC’s vessel (the Mississippi Voyager, Official No. 1072067; Title XI Reserve Fund and Financial Agreement, Contract No. MA-13468, dated as of September 30, 1998, as amended, by and between LS V and the Secretary; and Depository Agreement, Contract No. MA-13459, dated as of September 30, 1998, by and among Lightship Tankers V LLC, Lightship Tankers I LLC (since released), Lightship Tankers II LLC (since released), Lightship Tankers III LLC, Lightship Tankers IV LLC, Indenture Trustee, and the Secretary.

4.	Time Charterparty agreement dated April 25, 2014, between Lightship Tankers IV LLC and Monroe Energy LLC in respect of the U.S. flag vessel SEABULK ARCTIC.

5.	Bareboat Charterparty agreement dated February 9, 2006, between Lightship Tankers V LLC and Chevron U.S.A. Inc. in respect of the U.S. flag vessel SEABULK MARINER (aka MISSISSIPPI VOYAGER).

6.	Bareboat Charterparty agreement dated November 20, 2009, between Lightship Tankers III LLC and Chevron U.S.A. Inc. in respect of the U.S. flag vessel SEABULK PRIDE (aka FLORIDA VOYAGER).

7.	Time Charterparty agreement dated October 29, 2012, between Seabulk Petroleum Transport, Inc. and Phillips 66 Company in respect of the U.S. flag vessel SEABULK CHALLENGE.

8.
Assignment of Chevron Charter dated as of November 19, 2010, by Lightship Tankers I LLC (the “Assignor”) to Banc of America Leasing & Capital LLC in respect of the Bareboat Charterparty dated February 9, 2006, between the Assignor and Chevron U.S.A. Inc. relating to the U.S. flag tanker OREGON VOYAGER, Official No. 1074965.

9.
Assignment of Chevron Charter dated as of October 18, 2010, by Lightship Tankers II LLC (the “Assignor”) to Banc of America Leasing & Capital LLC in respect of the Bareboat Charterparty dated February 9, 2006, between the Assignor and Chevron U.S.A. Inc. relating to the U.S. flag tanker CALIFORNIA VOYAGER, Official No. 1074964.

10.	Pledge Agreement dated November 19, 2010, between Lightship Tankers I LLC and Banc of America Leasing & Capital, LLC in respect of the Collateral described therein.

11.	Pledge Agreement dated October 18, 2010, between Lightship Tankers II LLC and Banc of America Leasing & Capital, LLC in respect of the Collateral described therein.

12.
Assignment of Earnings dated as of May 9, 2014, by Seabulk Energy Transport LLC (the “Assignor”) in favor of Wilmington Trust Company, not in its individual capacity but solely as trustee of the Seabulk Trader Trust 2014 in respect of the earnings and requisition compensation of the U.S. flag tanker SEABULK TRADER, Official No. 638899.

13.
First Preferred Fleet Mortgage dated as of October 1, 1998, made by Lightship Tankers IV LLC in favor of the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator (the “Administrator”), on the U.S. flag vessel SEABULK ARCTIC (ex HMI CAPE LOOKOUT SHOALS), Official No. 1072069 (the “SEABULK ARCTIC”), as supplemented by Supplement No. 1 to First Preferred Fleet Mortgage dated as of October 19, 1998, by Lightship Tankers III LLC and Lightship Tankers IV LLC to the Administrator on the U.S. flag vessels FLORIDA VOYAGER (ex HMI NANTUCKET SHOALS), Official No. 1072068 (the “FLORIDA VOYAGER”) and SEABULK ARCTIC, as further supplemented by Supplement No. 2 to First Preferred Fleet Mortgage dated as of November 9, 1998, by Lightship Tankers V LLC, Lightship Tankers III LLC and Lightship Tankers IV LLC to the Administrator on the U.S. flag vessels MISSISSIPPI VOYAGER (ex HMI DIAMOND SHOALS), Official No. 1072067 (“MISSISSIPPI VOYAGER”), FLORIDA VOYAGER and SEABULK ARCTIC, as further supplemented by Supplement No.3 to First Preferred Fleet Mortgage dated as of February 22, 1999, by Lightship Tankers I LLC (since released), Lightship

Tankers V LLC, Lightship Tankers III LLC and Lightship Tankers IV LLC to the Administrator on the U.S. flag vessels OREGON VOYAGER (ex HMI AMBROSE CHANNEL), Official No. 1074965 (“OREGON VOYAGER”), MISSISSIPPI VOYAGER, FLORIDA VOYAGER and SEABULK ARCTIC, as amended by Amendment No.1 to First Preferred Fleet Mortgage dated as of June 2, 1999, by Lightship Tankers I LLC (since released), Lightship Tankers V LLC, Lightship Tankers III LLC and Lightship Tankers IV LLC to the Administrator on the U.S. flag vessels OREGON VOYAGER, MISSISSIPPI VOYAGER, FLORIDA VOYAGER and SEABULK ARCTIC, as supplemented by Supplement No.4 to First Preferred Fleet Mortgage dated as of June 21, 1999, by Lightship Tankers II LLC (since released), Lightship Tankers I LLC (since released), Lightship Tankers V LLC, Lightship Tankers III LLC and Lightship Tankers IV LLC to the Administrator on the U.S. flag vessels CALIFORNIA VOYAGER (ex HMI BRENTON REEF), Official No. 1074964, OREGON VOYAGER, MISSISSIPPI VOYAGER, FLORIDA VOYAGER and SEABULK ARCTIC.

SCHEDULE 7.3
EXISTING INDEBTEDNESS
United States Government Guaranteed Ship Financing Bonds, 1998 Series, 6.50% Sinking Fund Bonds due June 14, 2024, issued by Lightship Tankers III LLC

Promissory Note from Lightship Tankers III LLC to the United States of America

Guarantee Agreement in favor of the United States, between the Lightship Tankers III LLC and the Secretary

United States Government Guaranteed Ship Financing Bonds, 1998 Series, 6.50% Sinking Fund Bonds due June 14, 2024, issued by Lightship Tankers IV LLC

Promissory Note from Lightship Tankers IV LLC to the United States of America

Guarantee Agreement in favor of the United States, between Lightship Tankers IV LLC and the Secretary

United States Government Guaranteed Ship Financing Bonds, 1998 Series, 6.50% Sinking Fund Bonds due June 14, 2024, issued by Lightship Tankers V LLC

Promissory Note from Lightship Tankers IV LLC to the United States of America

Guarantee Agreement in favor of the United States, between Lightship Tankers IV LLC and the Secretary

Bareboat Charter Party between Lightship Tankers II LLC and Banc of America Leasing & Capital, L.L.C dated October 18, 2010, in respect of the U.S. flag vessel CALIFORNIA VOYAGER

Bareboat Charter Party between Lightship Tankers I LLC and Banc of America Leasing & Capital, L.L.C dated November 19, 2010, in respect of the U.S. flag vessel OREGON VOYAGER

Bareboat Charter Agreement between Seabulk Energy Transport LLC and Wilmington Trust Company, not in its individual capacity but solely as trustee of the Seabulk Trader Trust 2014 dated May 9, 2014, in respect of the U.S. flag vessel SEABULK TRADER

SCHEDULE 7.4

EXISTING TRANSACTIONS WITH AFFILIATES

Management Agreements

CALIFORNIA VOYAGER:
Crew Management Agreement dated as of May 2, 2014, between Lightship Tankers II LLC and Seabulk Tankers, Inc.
Ship Management Agreement dated as of May 2, 2014, between Lightship Tankers II LLC and Seabulk Tankers, Inc.

FLORIDA VOYAGER:
Crew Management Agreement dated as of May 2, 2014, between Lightship Tankers III LLC and Seabulk Tankers, Inc.
Ship Management Agreement dated as of May 2, 2014, between Lightship Tankers III LLC and Seabulk Tankers, Inc.
Ship Management Agreement dated as of June 30, 2005, between Lightship Tankers III LLC and Seabulk Tankers, Inc.

FLORIDA VOYAGER - WRAP AROUND:
Crew Management Agreement dated as of May 2, 2014, between SEA-Vista I LLC and Seabulk Tankers, Inc.
Ship Management Agreement dated as of May 2, 2014, between SEA-Vista I LLC and Seabulk Tankers, Inc.

MISSISSIPPI VOYAGER:
Crew Management Agreement dated as of May 2, 2014, between Lightship Tankers V LLC and Seabulk Tankers, Inc.
Ship Management Agreement dated as of May 2, 2014, between Lightship Tankers V LLC and Seabulk Tankers, Inc.
Ship Management Agreement dated as of June 30, 2005, between Lightship Tankers V LLC and Seabulk Tankers, Inc.

MISSISSIPPI VOYAGER - WRAP AROUND:
Crew Management Agreement dated as of May 2, 2014, between SEA-Vista I LLC and Seabulk Tankers, Inc.
Ship Management Agreement dated as of May 2, 2014, between SEA-Vista I LLC and Seabulk Tankers, Inc.

NASSCO HULL 552:
Crew Management Agreement dated as of May 2, 2014, between SEA-Vista Newbuild I LLC and Eco-Tankers Crew Management LLC
Ship Management Agreement dated as of May 2, 2014, between SEA-Vista Newbuild I LLC and Seabulk Tankers, Inc.

NASSCO HULL556:
Crew Management Agreement dated as of May 2, 2014, between SEA-Vista Newbuild III LLC and Eco-Tankers Crew Management LLC

Ship Management Agreement dated as of May 2, 2014, between SEA-Vista Newbuild III LLC and Seabulk Tankers, Inc.

NASSCO HULL 557:
Crew Management Agreement dated as of May 2, 2014, between SEA-Vista Newbuild II LLC and Eco-Tankers Crew Management LLC
Ship Management Agreement dated as of May 2, 2014, between SEA-Vista Newbuild II LLC and Seabulk Tankers, Inc.

OREGON VOYAGER:
Crew Management Agreement dated as of May 2, 2014, between Lightship Tankers I LLC and Seabulk Tankers, Inc.
Ship Management Agreement dated as of May 2, 2014, between Lightship Tankers I LLC and Seabulk Tankers, Inc.

SEABULK ARCTIC:
Crew Management Agreement dated as of May 2, 2014, between Lightship Tankers IV LLC and Seabulk Tankers, Inc.
Ship Management Agreement dated as of May 2, 2014, between Lightship Tankers IV LLC and Seabulk Tankers, Inc.
Ship Management Agreement dated as of June 30, 2005, between Lightship Tankers IV LLC and Seabulk Tankers, Inc.

SEABULK ARCTIC WRAP AROUND:
Crew Management Agreement dated as of May 2, 2014, between SEA-Vista I LLC and Seabulk Tankers, Inc.
Ship Management Agreement dated as of May 2, 2014, between SEA-Vista I LLC and Seabulk Tankers, Inc.

SEABULK CHALLENGE:
Crew Management Agreement dated as of May 2, 2014, between Seabulk Challenge LLC and Seabulk Tankers, Inc.
Ship Management Agreement dated as of May 2, 2014, between Seabulk Challenge LLC and Seabulk Tankers, Inc.

SEABULK TRADER:
Crew Management Agreement dated as of May 2, 2014, between Seabulk Energy Transport LLC and Seabulk Tankers, Inc.
Ship Management Agreement dated as of May 2, 2014, between Seabulk Energy Transport LLC and Seabulk Tankers, Inc.

EAGLE FORD:
Ship Management Agreement dated as of April 8, 2015, between SEA-Vista I LLC and Seabulk Tankers, Inc.
Crew Management Agreement dated as of April 8, 2015, between SEA-Vista I LLC and Seabulk Tankers, Inc.

Other/Miscellaneous Agreements

Administrative and Accounting Services Agreement dated as of May 2, 2014, by and between SEA-Vista I LLC and Seabulk Tankers, Inc.

Administrative and Accounting Services Agreement dated as of May 2, 2014, by and between SEA-Vista II LLC and Seabulk Tankers, Inc.

Administrative and Accounting Services Agreement dated as of May 2, 2014, by and between SEA-Vista III LLC and Seabulk Tankers, Inc.

Advisory Services and Monitoring Agreement dated May 2, 2014, by and between SEA-Vista I, LLC and Avista Capital Holdings, L.P.

Guarantee Fee Agreement dated as of May 2, 2014, by and between SEA-Vista I LLC and SEACOR Holdings Inc.

Side Letter (Wrap-around Arrangement for Management and LLC Agreements) dated May 2, 2014, between ACP III Tankers LLC, Seabulk Tankers Inc, Lightship Tankers III LLC, Lightship Tankers IV LLC and Lightship Tankers V LLC

SEA-Access ship management agreement between SEA-Access LLC and Seabulk Tankers dated November 3, 2014.

SCHEDULE 7.5
EXISTING INVESTMENTS

Lightship Tankers III Title XI Reserve Fund
Lightship Tankers IV Title XI Reserve Fund
Lightship Tankers V Title XI Reserve Fund
Investment in SEA-Access LLC
Investment in Lightship Tankers I LLC
Investment in Lightship Tankers II LLC
Investment in Lightship Tankers III LLC
Investment in Lightship Tankers IV LLC
Investment in Lightship Tankers V LLC
Investment in Seabulk Energy Transport LLC
Investment in Seabulk Challenge LLC
Investment in SEA-Vista Newbuild I LLC
Investment in SEA-Vista Newbuild II LLC
Investment in SEA-Vista Newbuild III LLC